As filed with the Securities and Exchange Commission on July 19, 2011

Registration No. 333-174808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BSB Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Leonard Street

Belmont, Massachusetts 02478

(617) 484-6700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Robert M. Mahoney

President and Chief Executive Officer

2 Leonard Street

Belmont, Massachusetts 02478

(617) 484-6700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Gorman, Esq. Robert B. Pomerenk, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 780 Washington, D.C. 20015 (202) 274-2000	Victor L. Cangelosi, Esq. Lindsay B. Tingley, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, N.W. Suite 900 Washington, DC 20005 (202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	9,172,860	$10.00	$91,728,600(1)	$10,650(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

BSB BANCORP, INC.

(Proposed Holding Company for Belmont Savings Bank)

Up to Maximum 7,820,000 Shares of Common Stock

BSB Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of BSB Bancorp, MHC from the mutual to the stock form of organization. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “BLMT” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 7,820,000 shares of common stock for sale on a best efforts basis. We may sell up to 8,993,000 shares of common stock because of demand for the shares in excess of 7,820,000 shares or changes in market conditions that would increase our pro forma market value in excess of $79.8 million (7,820,000 shares sold multiplied by the $10.00 purchase price per share plus $1.6 million worth of stock that we intend to contribute to a charitable foundation) without resoliciting subscribers. We must sell a minimum of 5,780,000 shares in order to complete the offering. In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and contribute to it shares of our common stock equal to 2.0% of the shares sold in the offering, plus $200,000 in cash.

We are offering the shares of common stock in a “subscription offering.” Depositors of Belmont Savings Bank with aggregate account balances of at least $50 as of the close of business on May 31, 2010 will have first priority rights to buy our shares of common stock. Employees, officers, trustees, directors and corporators of Belmont Savings Bank, BSB Bancorp, Inc. and BSB Bancorp, MHC also have rights to purchase shares in the subscription offering, subject to the priority rights of depositors and Belmont Savings Bank’s employee stock ownership plan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not subscribed for in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock that you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account or by any person in the subscription offering is 30,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 60,000 shares in the offering. The subscription offering is expected to expire at 12:00 noon, Eastern time, on [expiration date]. We may extend the subscription offering and/or community offering without notice to you until [extension date], unless the Massachusetts Commissioner of Banks approves a later date, which may not be beyond June 2, 2013. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 8,993,000 shares or decreased to fewer than 5,780,000 shares. If the offering is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 8,993,000 shares or decreased to fewer than 5,780,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock will be returned promptly with interest. Funds received during the offering will be held in a segregated account at Belmont Savings Bank, and will earn interest at our passbook savings rate, which is currently         % per annum.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	5,780,000	6,800,000	7,820,000	8,993,000
Gross offering proceeds	$57,800,000	$68,000,000	$78,200,000	$89,930,000
Estimated offering expenses (excluding selling agent fees and expenses)	$1,108,000	$1,108,000	$1,108,000	$1,108,000
Estimated selling agent fees and expenses (1) (2)	$550,000	$550,000	$550,000	$550,000
Estimated net proceeds	$56,142,000	$66,342,000	$76,542,000	$88,272,000
Estimated net proceeds per share	$9.71	$9.76	$9.79	$9.82

(1)	The amounts shown assume that all shares are sold in the subscription and community offerings. If shares are sold in the syndicated community offering, compensation paid to Keefe, Bruyette & Woods, Inc. will be higher and net proceeds and net proceeds per share will be lower. See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.
(2)	If all shares of common stock are sold in the syndicated community offering, excluding shares purchased by the employees stock ownership plan and shares purchased by insiders of BSB Bancorp, Inc., for which no selling agent commissions would be paid, the selling agent commissions and expenses would be $3.1 million at the minimum, $4.3 million at the maximum and $4.9 million at the adjusted maximum. See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the event that shares are sold in a syndicated community offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at [SIC Phone].

KEEFE, BRUYETTE & WOODS

The date of this prospectus is             , 2011.

BELMONT
SAVINGS BANK

Lexington
Arlington
Belmont
Waltham
Cambridge
Malden
Boston
Newton
Brookline

Belmont
Watertown

Branch Locations

Main Office
2 Leonard Street
Belmont, MA 02478

277 Trapelo Road
Belmont, MA 02478

78 Trapelo Road
Belmont, MA 02478

53 Mount Auburn Street
Watertown, MA 02472

Belmont
Boston
Worcester
Springfield

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to BSB Bancorp, Inc. and Belmont Savings Bank unless the context indicates another meaning.

Belmont Savings Bank

Belmont Savings Bank is a Massachusetts chartered savings bank headquartered in Belmont, Massachusetts. We were organized in 1885, and reorganized into the mutual holding company structure in 2009. Belmont Savings Bank is currently the wholly owned subsidiary of BSB Bancorp, Inc., a Massachusetts corporation (“BSB Bancorp – Massachusetts”), which is the wholly owned subsidiary of BSB Bancorp, MHC, a Massachusetts mutual holding company. On a consolidated basis, as of March 31, 2011, BSB Bancorp, MHC had total assets of $529.3 million, total loans of $386.0 million, total deposits of $377.3 million and total equity of $47.2 million. We provide financial services to individuals, families and businesses through our four full-service branch offices located in Belmont and Watertown in Southeast Middlesex County, Massachusetts. Our primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts.

Belmont Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in residential and commercial mortgage loans, home equity lines of credit, consumer loans, primarily consisting of indirect automobile loans, commercial loans and construction loans. We also invest in investment securities, consisting of corporate debt securities, U.S. government and agency obligations, U.S. government sponsored mortgage-backed securities, and to a lesser extent, marketable equity securities. Belmont Savings Bank offers a variety of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts.

Belmont Savings Bank’s executive offices are located at 2 Leonard Street, Belmont Center, Belmont, MA 02478. Our telephone number at this address is 617-484-6700. Our website address is www.belmontsavings.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

BSB Bancorp, Inc.

BSB Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Belmont Savings Bank upon completion of the mutual-to-stock conversion of BSB Bancorp, MHC and the offering. BSB Bancorp, Inc. has not engaged in any business to date.

Our executive offices are located at 2 Leonard Street, Belmont Center, Belmont, MA 02478. Our telephone number at this address is 617-484-6700.

Our Organizational Structure

In 2009, Belmont Savings Bank’s mutual predecessor reorganized into the mutual holding company form of organization by forming BSB Bancorp, MHC, a Massachusetts mutual holding company. BSB Bancorp, MHC owns 100% of the outstanding shares of common stock of BSB Bancorp – Massachusetts. As a mutual holding company, BSB Bancorp, MHC has no stockholders. BSB Bancorp – Massachusetts owns 100% of the outstanding shares of common stock of Belmont Savings Bank. BSB Bancorp – Massachusetts has not issued shares of stock to the public.

Pursuant to the terms of BSB Bancorp, MHC’s plan of conversion, BSB Bancorp, MHC will convert from a mutual holding company to the stock holding company corporate structure. Upon the completion of the conversion, BSB Bancorp, MHC and BSB Bancorp – Massachusetts will cease to exist, and Belmont Savings Bank will be a wholly owned subsidiary of BSB Bancorp, Inc., a Maryland corporation.

The board of corporators of BSB Bancorp, MHC currently has the right to vote on certain matters such as the election of trustees and the conversion. A special meeting of corporators has been scheduled to vote to approve the plan of conversion and the establishment and funding of a charitable foundation.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of retail customers and small businesses in the communities that we serve. While we intend to continue our origination of one- to four-family residential mortgage loans, we intend to significantly increase our home equity lines of credit, commercial real estate loans, commercial loans and indirect automobile loans. Our operations and strategy will include:

•	continuing to build our retail customer base through new product and marketing-driven initiatives;

•

continuing to emphasize the origination of commercial and multi-family real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans, while maintaining high asset quality;

•	emphasizing lower-cost core deposits from new customers through our commercial real estate lending and small business initiatives;

•	expanding our branch network;

•	increasing our capital to support our future growth; and

•	continuing our community-oriented focus, including the establishment and funding of a new charitable foundation in connection with the conversion.

A full description of our products and services begins on page 76 of this prospectus under the heading “Business of Belmont Savings Bank.”

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to support future growth and profitability through, among other things, branch expansion and increased lending;

•	to compete more effectively in the financial services marketplace by diversifying products and services that we offer to customers;

•	to retain and attract qualified directors, management and employees by establishing stock-based benefit plans;

•	to increase our philanthropic endeavors in the communities that we serve through the establishment and funding of a charitable foundation; and

•	to offer our depositors, employees, management, trustees, directors and corporators an opportunity to purchase our stock.

We believe that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us. As of March 31, 2011, Belmont Savings Bank was considered “well capitalized” for regulatory purposes and is not subject to any directive or order from the Massachusetts Commissioner of Banks.

For further information about our reasons for the conversion and stock offering, please see “The Conversion; Plan of Distribution—Reasons for the Conversion.”

Terms of the Conversion and the Offering

Under BSB Bancorp, MHC’s plan of conversion, our organization will convert to a fully public stock holding company structure. In connection with the conversion, we are offering between 5,780,000 and 7,820,000 shares of common stock to eligible depositors of Belmont Savings Bank, to our employee stock ownership plan, to employees, officers, trustees, directors and corporators of Belmont Savings Bank, BSB Bancorp – Massachusetts and BSB Bancorp, MHC, and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 8,993,000 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered for sale is increased to more than 8,993,000 or decreased to less than 5,780,000, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be sold in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Belmont Savings Bank with aggregate account balances of at least $50 as of the close of business on May 31, 2010.

•

Second, to Belmont Savings Bank’s tax-qualified employee plans, including its employee stock ownership plan, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation). We expect our employee stock ownership plan to purchase 5% of the shares of common stock issued in the offering.

•	Third, to employees, officers, directors, trustees and corporators of Belmont Savings Bank, BSB Bancorp – Massachusetts and BSB Bancorp, MHC who do not have a higher priority to purchase stock.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons and trusts of natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts. The community offering may occur concurrently, during or promptly after the subscription offering. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a syndicated community offering managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at May 31, 2010. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. For a detailed description of the offering, including share allocation procedures, please see “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of BSB Bancorp, Inc., assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of May 13, 2011, the market value of the shares to be issued in the offering (including shares to be contributed to the charitable foundation) ranged from $59.0 million to $79.8 million, with a midpoint of $69.4 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 5,780,000 shares to 7,820,000 shares. If market conditions so warrant, the market value of the shares can be increased to a maximum, as adjusted, market value of $91.7 million and the number of shares offered for sale increased to a maximum, as adjusted, of 8,993,000 shares. The $10.00 per share offering price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial, LC. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC. selected a group of eleven comparable public companies for this analysis. RP Financial advised the Board of Directors that based on the recent stock market performance and pricing ratios of publicly-traded thrift institutions in general, as well as the appraisal peer group and recent mutual-to-stock conversions, the valuation conclusion took into consideration a slight downward valuation adjustment based on these factors.

RP Financial, LC. also considered that we intend to contribute to a charitable foundation shares of our common stock equal to 2.0% of the shares sold in the offering, plus $200,000 in cash. The intended contribution of shares of common stock to the charitable foundation has the effect of reducing our estimated pro forma valuation. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

The appraisal peer group consists of the companies listed in the table below. Asset sizes are as of March 31, 2011, except as noted.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Beacon Federal Bancorp	(BFED)	NASDAQ	East Syracuse, NY	$1,094
Cape Bancorp, Inc.	(CBNJ)	NASDAQ	Cape May Court House, NJ	1,062
Central Bancorp, Inc.	(CEBK)	NASDAQ	Somerville, MA	512	(1)
Chicopee Bancorp, Inc.	(CBNK)	NASDAQ	Chicopee, MA	582
ESSA Bancorp, Inc.	(ESSA)	NASDAQ	Stroudsburg, PA	1,094
Elmira Savings Bank	(ESBK)	NASDAQ	Elmira, NY	500	(1)
Hampden Bancorp, Inc.	(HBNK)	NASDAQ	Springfield, MA	575
Newport Bancorp, Inc.	(NFSB)	NASDAQ	Newport, RI	450
OBA Financial Services, Inc.	(OBAF)	NASDAQ	Germantown, MD	356
Ocean Shore Holding Company	(OSHC)	NASDAQ	Ocean City, NJ	861
TF Financial Corporation	(THRD)	NASDAQ	Newton, PA	684

(1)	As of December 31, 2010.

The following table presents a summary of selected pricing ratios for BSB Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Price-to-earnings multiples are shown on a “core” earnings basis, where earnings have been adjusted to omit non-recurring income and expense items. Price-to-book value multiples are shown for both reported book value and tangible book value, omitting intangible assets. All pricing ratios are based on earnings for the twelve months ended March 31, 2011 and book value as of March 31, 2011. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 21.5% on a price-to-book value basis, a discount of 24.7% on a price-to-tangible book value basis and a premium of 536.4% on a price-to-core earnings basis. Our Board of Directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
BSB Bancorp, Inc. (pro forma)
Maximum, as adjusted	128.00x	71.79%	71.79%
Maximum	110.80x	68.17%	68.17%
Midpoint	95.96x	64.39%	64.39%
Minimum	81.24x	59.95%	59.95%

Valuation of peer group companies using stock prices as of May 13, 2011
Averages	20.40x	89.33%	96.12%
Medians	17.41x	86.81%	90.51%

(1)	Based on core, or recurring, earnings calculated by RP Financial, LC. for the twelve months ended March 31, 2011. For purposes of RP Financial, LC.’s appraisal report, core earnings are generally defined as reported earnings adjusted for gains and losses from the sale or write-down of assets or liabilities on a tax-effected basis. In the calculation of BSB Bancorp Inc.’s core earnings, earnings adjustments to reported earnings of $2,455,000 consisted of elimination of gain on sale of loans equal to $365,000, gain on sale of securities equal to $2,954,000, net loss on trading securities of $302,000 and write-down of impaired securities equal to $204,000. Each of the adjustments were tax-effected, based on a combined federal and state tax rate of 40.0%.

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the Board of Directors draw any conclusions regarding how the historical data reflected above may affect BSB Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital BSB Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of BSB Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including information with respect to the peer group selected by RP Financial, LC., as well as a comparison of selected pro forma pricing ratios compared to pricing ratios of the peer group, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock in the subscription offering. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 60,000 shares ($600,000):

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to BSB Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of Belmont Savings Bank deposit accounts permitted on the stock order and certification form.

Belmont Savings Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Belmont Savings Bank line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your Belmont Savings Bank deposit accounts, so that it is received (not postmarked) before 12:00 noon, Eastern time, on [expiration date], which is the expiration of the subscription offering period. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to our Stock Information Center, located at [SIC Address]. We will not accept stock order forms at our branch offices.

You may be able to subscribe for shares of common stock using funds in your individual retirement account (IRA). If you wish to use some or all of the funds in your Belmont Savings Bank IRA to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of IRA fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] expiration of the offering period, for assistance with purchases using funds from your Belmont Savings Bank IRA or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Deadline for Orders of Common Stock

The deadline for purchasing shares of common stock in the offering is 12:00 noon, Eastern time, on [expiration date]. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by 12:00 noon, Eastern time on [expiration date].

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Eastern time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the order form. We expect stock certificates to be sent to purchasers by first-class mail on or about the day the stock offering closes, and expect trading in the stock typically to begin the business day following the closing of the stock offering. The stock offering is expected to close as soon as practicable following satisfaction of the conditions described in “The Conversion; Plan of Distribution—Conditions to Completion of the Conversion and the Offering.” It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm, as you are generally required to deliver stock certificates within three business days of selling the underlying securities.

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2010 and May 13, 2011. The group of companies for which price information is provided below is not the same peer group of eleven comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2010 and May 13, 2011

	Conversion Date	Exchange	Percentage Price Appreciation From Initial Trading Date
Company Name and Ticker Symbol			One Day	One Week	One Month	Through May 13, 2011

Franklin Financial Corporation (FRNK)	04/28/11	NASDAQ	19.7%	17.7%	NA %	18.0%
Anchor Bancorp (ANCB)	01/26/11	NASDAQ	0.0	0.3	4.5	(4.4)
Wolverine Bancorp, Inc. (WBKC)	01/20/11	NASDAQ	24.5	22.4	35.0	49.0
SP Bancorp, Inc. (SPBC)	11/01/10	NASDAQ	(6.0)	(6.6)	(8.0)	18.6
Standard Financial Corp. (STND)	10/07/10	NASDAQ	19.0	18.9	29.5	54.0
Peoples Federal Bancshares, Inc. (PEOP)	07/07/10	NASDAQ	4.0	6.9	4.2	42.4
OBA Financial Services, Inc. (OBAF)	01/22/10	NASDAQ	3.9	1.1	3.0	48.0
OmniAmerican Bancorp, Inc. (OABC)	01/21/10	NASDAQ	18.5	13.2	9.9	46.2
Athens Bancshares Corporation (AFCB)	01/07/10	NASDAQ	16.0	13.9	10.6	35.5
Sunshine Financial, Inc. (SSNF)	04/06/11	OTC	12.5	11.0	14.0	14.0
Fraternity Community Bancorp, Inc. (FRTR)	04/01/11	OTC	10.0	11.7	10.0	4.0
Madison Bancorp, Inc. (MDSN)	10/07/10	OTC	25.0	25.0	25.0	5.0
Century Next Financial Corporation (CTUY)	10/01/10	OTC	25.0	15.0	10.0	60.0
United-American Savings Bank (UASB)	08/06/10	OTC	0.0	(5.0)	5.0	30.5
Fairmount Bancorp, Inc. (FMTB)	06/03/10	OTC	10.0	20.0	10.0	65.0
Harvard Illinois Bancorp, Inc. (HARI)	04/09/10	OTC	0.0	0.0	(1.0)	(10.0)
Versailles Financial Corporation (VERF)	01/13/10	OTC	0.0	0.0	0.0	30.0

Average			10.7%	9.7%	10.1%	29.8%
Median			10.0%	11.7%	10.0%	30.5%

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. None of the companies listed in the table above are exactly the same as BSB Bancorp, Inc., the pricing ratios for their stock offerings were in some cases different from the pricing ratios for BSB Bancorp, Inc.’s common stock and the market conditions in which these offerings were completed were, in most cases, different from current market conditions. The performance of these stocks may not be indicative of how our stock will perform.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 5,780,000 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take the following steps to sell the minimum number of shares of common stock in the offering range:

•	increase the maximum purchase limitations; and/or

•

seek the approval of the Massachusetts Commissioner of Banks and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to extend the offering beyond [extension date], provided that any such extension beyond [extension date] will require that we resolicit subscriptions that we have previously received in the offering.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 8,993,000 shares in the offering without further notice to you. If our pro forma market value at that time (which is the pro forma market value of the shares to be issued in the offering including the shares to be contributed to the charitable foundation) is either below $59.0 million or above $91.7 million, then, after consulting with the Massachusetts Commissioner of Banks and the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds with interest at our passbook savings rate;

•	set a new offering range; or

•	take such other actions as may be permitted by the Massachusetts Commissioner of Banks, the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will be required to resolicit subscribers and we will promptly return your subscription funds, with interest at our passbook savings rate, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of corporators of BSB Bancorp, MHC that is being called to vote upon the conversion, and at any time after such corporator approval with the approval of the Massachusetts Commissioner of Banks. If we terminate the offering, we will promptly return your funds with interest at our passbook savings rate, which is currently             % per annum, and we will cancel any deposit account withdrawal authorizations.

How We Intend to Use the Proceeds from the Offering

We intend to invest 50% of the net proceeds from the offering in Belmont Savings Bank, to use approximately 5.2% of the net proceeds at the maximum of the offering range to fund the loan to our employee stock ownership plan to finance its purchase of our shares of common stock, to use $200,000 of the net proceeds as a cash contribution to the charitable foundation, and retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 7,820,000 shares of common stock in the stock offering, and we have net proceeds of $76.5 million, we intend to invest $38.3 million in Belmont Savings Bank, loan (or have a subsidiary that we capitalize loan) $4.0 million to our employee stock ownership plan to fund its purchase of our shares of common stock, contribute $200,000 in cash to the charitable foundation and retain the remaining $34.1 million of the net proceeds.

We may use the funds we retain to invest in securities permitted under our investment policy, to pay cash dividends, to provide funding to Belmont Savings Bank, to repurchase shares of common stock and for other general corporate purposes. We may also use the net proceeds to expand our banking franchise by establishing new branches or acquiring other financial institutions or their assets, although we have no current plans or arrangements regarding such acquisitions. We currently intend to open or acquire at least three branch offices over the next four years with a focus on communities located contiguous to the communities that we currently serve, although we have no specific plans regarding any branch or location.

Belmont Savings Bank may use the net proceeds it receives from us to support increased lending and other products and services, and to repay and/or refinance short-term borrowings, including the prepayment of outstanding Federal Home Loan Bank advances. It is expected that a substantial portion of the funds received by Belmont Savings Bank will initially be invested in short-term U.S. Government agency securities and mortgage backed securities until Belmont Savings Bank can redeploy these funds into higher-yielding assets, including loans. See “How We Intend to Use the Proceeds from the Offering” on page 37 of this prospectus.

Our Contribution of Shares of Common Stock and Cash to Belmont Savings Bank Foundation

To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion and stock offering. The establishment and funding of the charitable foundation has been approved by the Board of Trustees of BSB Bancorp, MHC, and the Boards of Directors of BSB Bancorp – Massachusetts, BSB Bancorp, Inc. and Belmont Savings Bank. In addition, the establishment and funding of the charitable foundation is subject to the approval of the corporators of BSB Bancorp, MHC. Assuming we receive final approval from the corporators, the Massachusetts Commissioner of Banks and the Federal Reserve Board to establish and fund the charitable foundation, we intend to contribute to the foundation shares of our common stock equal to 2.0% of the shares sold in the offering and $200,000 in cash. At the adjusted maximum of the offering range, the contribution to the charitable foundation will have a total value of $2.0 million based on the $10.00 per share offering price of our common stock. As a result of the contribution, assuming we sell 8,993,000 shares in the offering, we expect to record an after-tax expense of approximately $1.2 million during the quarter in which the stock offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•

result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the Belmont Savings Bank Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2011,” “Risk Factors—Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Belmont Savings Bank Foundation.”

You May Not Sell or Transfer Your Subscription Rights

Massachusetts banking regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Purchases by Officers and Directors

We expect our trustees, directors and executive officers, together with their associates, to subscribe for 330,200 shares ($3,302,000) of common stock in the offering, or 4.9% of the shares to be sold at the midpoint of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Trustees, Directors and Executive Officers” for more information on the proposed purchases of our shares of common stock by our trustees, directors and executive officers.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our eligible employees, to purchase 5% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation). If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 5% of the total number of shares of common stock issued in the offering (including shares contributed to our charitable foundation). This would reduce the number of shares available for allocation to eligible account holders. Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares has been sold in the offering. If the employee stock ownership plan is not able to fill its order in the offering, the employee stock ownership plan may purchase shares of common stock in the open market following the completion of the conversion and the offering in order to fund all or a portion of the plan.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable banking regulations. If they are adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the offering (including shares contributed to our charitable foundation), for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation) for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 14% of the shares of common stock that were issued in the offering. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion, and we have not yet determined the number of shares that would be reserved for issuance under these plans.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares issued in the offering (including shares contributed to our charitable foundation) for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all eligible employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum of Offering Range	At Adjusted Maximum of Offering Range
					(Dollars in thousands)

Employee stock ownership plan	294,780	458,643	5.00%	0.00%	$2,948	$4,586
Stock awards	235,824	366,914	4.00	3.85%	2,358	3,669
Stock options	589,560	917,286	10.00	9.09%	2,111	3,284

Total	1,120,164	1,742,843	19.00%	12.28%	$7,417	$11,539

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.58 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

In addition to the stock-based benefit plans that we may adopt, we have entered into severance agreements with our President and Chief Executive Officer and four other executive officers. See “Management of BSB Bancorp, Inc.—Executive Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements. In addition, for further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management of BSB Bancorp, Inc.—Benefits to be Considered Following Completion of the Stock Offering.”

Market for Common Stock

We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “BLMT.” Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors.

For further information, see “Our Policy Regarding Dividends.”

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to BSB Bancorp, MHC, BSB Bancorp – Massachusetts, Belmont Savings Bank, BSB Bancorp, Inc., or persons eligible to subscribe in the subscription offering. See “Taxation” for additional information.

Conditions to Completion of the Conversion and the Offering

The Board of Trustees of BSB Bancorp, MHC and the Boards of Directors of BSB Bancorp, Inc. and Belmont Savings Bank have approved the plan of conversion and the establishment and funding of the charitable foundation. In addition, the Federal Reserve Board has issued the approval required in connection with the conversion. We have filed an application with respect to the conversion with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has issued its preliminary approval. The final approval of the Massachusetts Commissioner of Banks is required before we can consummate the conversion and issue shares of common stock. However, any approval by the Massachusetts Commissioner of Banks and the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

To complete the conversion, the corporators of BSB Bancorp, MHC, including a majority of the “independent” corporators, must approve the plan of conversion. We must also receive and accept orders for at least the minimum number of shares of common stock offered for sale.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center at [SIC Phone], Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time, or visit the Stock Information Center located at 2 Leonard Street, Belmont Center, Belmont, Massachusetts, Monday between 12:00 p.m. and 5:00 p.m., Tuesday through Thursday between 8:30 a.m. and 5:00 p.m., and Friday between 8:30 a.m. and 12:00 p.m. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [Expiration Date] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [Expiration Date].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Our business strategy, which includes significant asset and liability growth, was recently adopted and implemented and has not yet had the time to be proven successful. If we fail to grow or fail to manage our growth effectively, our financial condition and results of operations could be negatively affected.

In 2010, the Board of Directors of Belmont Savings Bank approved a strategic plan that contemplates significant growth in assets and liabilities over the next several years. Specifically, we intend to increase our commercial real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans, while attracting favorably priced deposits. Depending on market conditions, we also intend to expand our branch network by at least two de novo or acquired branch offices over the next four years. We have incurred substantial additional expenses due to the implementation of our strategic plan, including salaries and occupancy expense related to new lending officers and related support staff, as well as marketing expenses. Many of these increased expenses are considered fixed expenses. Unless we can successfully implement our strategic plan, our financial condition and results of operations will continue to be negatively affected by these increased costs.

The successful implementation of our strategic plan will require, among other things, that we increase our market share by attracting new customers that currently bank at other financial institutions in our market area. In addition, our ability to successfully grow will depend on several factors, including continued favorable market conditions, the competitive responses from other financial institutions in our market area, and our ability to maintain high asset quality as we increase our commercial real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans. While we believe we have the management resources and internal systems in place to successfully manage our future growth, growth opportunities may not be available and we may not be successful in implementing our business strategy. Further, it will take time to implement our business strategy, especially for our lenders to originate enough loans and for our branches to attract enough favorably priced deposits to generate the revenue needed to offset the associated expenses. In addition, our new strategic plan, even if successfully implemented, may not ultimately produce positive results.

Our branch network expansion strategy may negatively affect our financial performance.

Depending on market conditions, we intend to expand our branch office network by at least two de novo or acquired branch offices over the next four years. This strategy may not generate earnings, or may not generate earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel, and an effective marketing strategy. Additionally, it takes time for a new branch to originate sufficient loans and generate sufficient deposits to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are considered fixed costs.

Our loan portfolio has greater risk than those of many savings banks due to the substantial number of indirect automobile loans in our portfolio. We intend to continue increasing the amount of indirect automobile loans in our portfolio.

We have a diversified loan portfolio with a substantial number of loans secured by collateral other than owner-occupied one- to four-family residential real estate. Our loan portfolio includes a substantial number of indirect automobile loans, which are automobile loans assigned to us by participating automobile dealerships upon our review and approval of such loans. At March 31, 2011, our indirect automobile loans totaled $30.4 million, or 7.89% of our total loan portfolio, an increase from $3.7 million, or 1.10% of our total loan portfolio, at December 31, 2010. Automobile loans generally have greater risk of loss or default than one- to four-family residential mortgage loans due to the rapid depreciation of automobiles securing the loans. We face the risk that the collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit our ability to recover on such loans.

Because of our extensive expertise and focus on prime borrowers, we intend to continue to increase the amount of indirect automobile loans in our portfolio. However, it is difficult to assess the future performance of this part of our loan portfolio due to the recent origination of these loans. These loans may have delinquency or charge-off levels above our estimates, which would adversely affect our future performance. In addition, if our losses on these loans increase, it may become necessary to increase our provision for loan losses, which would also adversely impact our future earnings.

See “Business of Belmont Savings Bank—Lending Activities—Indirect Automobile and Other Consumer Loans.”

Because we intend to continue to emphasize our commercial real estate and multi-family loan originations, our credit risk will increase, and continued downturns in the local real estate market or economy could adversely affect our earnings.

We intend to continue originating commercial real estate and multi-family loans. At March 31, 2011, $113.1 million, or 29.4%, of our total loan portfolio consisted of multi-family loans and commercial real estate loans. Commercial real estate and multi-family loans generally have more risk than the one- to four-family residential real estate loans that we originate. Because the repayment of commercial real estate and multi-family loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and multi-family loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate and multi-family loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

A portion of our one-to four-family residential mortgage loans is comprised of non-owner occupied properties, which increases the credit risk on this portion of our loan portfolio.

A significant portion of the housing stock in our primary lending market area is comprised of two-, three- and four-unit properties. At March 31, 2011, of the $174.7 million of one- to four-family residential mortgage loans in our portfolio, $4.7 million, or 2.7% of this amount, were comprised of non-owner occupied properties. There is a greater credit risk inherent in two-, three- and four-unit properties and especially in investor-owner and non-owner occupied properties, than in owner-occupied one-unit properties since, similar to commercial real estate and multi-family loans, the repayment of these loans may depend, in part, on the successful management of the property and/or the borrower’s ability to lease the units of the property. A downturn in the real estate market or the local economy could adversely affect the value of properties securing these loans or the revenues derived from these properties, which could affect the borrower’s ability to repay the loan.

Our home equity line of credit initiative exposes us to a risk of loss due to a decline in property values.

At March 31, 2011, $33.7 million, or 8.8%, of our total loan portfolio consisted of home equity lines of credit. As part of our strategic business plan, we intend to increase our home equity lines of credit over the next several years. We generally originate home equity lines of credit with loan-to-value ratios of up to 80% when combined with the principal balance of the existing first mortgage loan, although loan-to-value ratios may exceed 80% on a case-by-case basis. Declines in real estate values in our market area could cause some of our home equity loans to be inadequately collateralized, which would expose us to a greater risk of loss in the event that we seek to recover on defaulted loans by selling the real estate collateral.

We make and hold in our portfolio construction loans, including speculative construction loans, which are considered to have greater credit risk than other types of residential loans made by financial institutions.

We originate construction loans for one- to four-family residential properties, multi-family properties and commercial properties, including commercial “mixed-use” buildings and homes built by developers on speculative, undeveloped property. At March 31, 2011, $14.8 million, or 3.8% of our total loan portfolio, consisted of construction loans, $3.0 million of which were secured by one- to four-family owner-occupied residential real estate, $8.8 million of which were secured by one- to four-family residential real estate projects on speculation, $1.8 million of which were secured by multi-family residential real estate projects on speculation, and $1.2 million of which were secured by commercial real estate. Construction loans are considered more risky than other types of residential mortgage loans. The primary credit risks associated with construction lending are underwriting, project risks and market risks. Project risks include cost overruns, borrower credit risk, project completion risk, general contractor credit risk, and environmental and other hazard risks. Market risks are risks associated with the sale of the completed residential units. They include affordability risk, which means the risk of affordability of financing by borrowers, product design risk, and risks posed by competing projects. While we believe we have established adequate allowances in our financial statements to cover the credit risk of our construction loan portfolio, there can be no assurance that losses will not exceed our allowances, which could adversely impact our future earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

A provision of the Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits effective July 21, 2011, thus allowing businesses to have interest-bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse effect on our interest expense.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Future changes in interest rates could reduce our profits.

Our ability to make a profit largely depends on our net interest and dividend income, which could be negatively affected by changes in interest rates. Net interest and dividend income is the difference between:

•	the interest and dividend income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

A significant portion of our loans are fixed-rate one- to four-family residential mortgage loans, and like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or shorter contractual maturities, results in our liabilities having a shorter duration than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these funds at lower interest rates. At March 31, 2011, our interest rate risk analysis indicated that our net interest income would decrease by 4.2% if there was an instantaneous 300 basis point increase in market interest rates. For additional discussion of how changes in current interest rates could impact our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Changes in interest rates also create reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining interest rate environment.

Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. At December 31, 2010, $134.9 million, or 73.5% of our $183.6 million total one- to four-family residential mortgage loans at such date had adjustable rates of interest. If interest rates increase, the rates on these loans will, in turn, increase, thereby increasing the risk that borrowers will not be able to repay these loans.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates.

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

Our success depends primarily on general economic conditions in our market area in Eastern Massachusetts. Nearly all of our loans are to customers in this market. Accordingly, the local economic conditions in this market have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation of the weakness in real estate values in this market would also lower the value of the collateral securing loans on properties in our market. In addition, a continued weakening in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

Loss of key personnel could adversely impact results.

Our success has been and will continue to be greatly influenced by our ability to retain the services of our existing senior management. The unexpected loss of the services of any of the key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse impact on our business and financial results.

Our earnings have been negatively affected by the reduction in dividends paid by the Federal Home Loan Bank of Boston. In addition, any restrictions placed on the operations of the Federal Home Loan Bank of Boston could hinder our ability to use it as a liquidity source.

The Federal Home Loan Bank (“FHLB”) of Boston did not pay any dividends during the years 2009 and 2010. Although the FHLB Boston began paying a dividend again in the first quarter of 2011, the dividend paid was equal to an annualized rate of 30 basis points per share, far below the dividend paid by the FHLB of Boston prior to 2009. The failure of the FHLB of Boston to pay full dividends for any quarter will reduce our earnings during that quarter. In addition, the FHLB of Boston is an important source of liquidity for us, and any restrictions on their operations may hinder our ability to use it as a liquidity source. At March 31, 2011, the carrying value of our FHLB of Boston stock, was $8.0 million.

Strong competition for deposits and lending opportunities within our market areas, as well as competition from non-depository investment alternatives, may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and to be profitable on a long-term basis. Our profitability depends upon our ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

In addition, checking and savings account balances and other forms of deposits can decrease when our deposit customers perceive alternative investments, such as the stock market or other non-depository investments, as providing superior expected returns, or if our customers seek to spread their deposits over several banks to maximize FDIC insurance coverage. Furthermore, technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments, including products offered by other financial institutions or non-bank service providers. Additional increases in short-term interest rates could increase transfers of deposits to higher yielding deposits. Efforts and initiatives we undertake to retain and increase deposits, including deposit pricing, can increase our costs. When bank customers move money out of bank deposits in favor of alternative investments or into higher yielding deposits, or spread their accounts over several banks, we can lose a relatively inexpensive source of funds, thus increasing our funding costs and reducing our profitability.

Technological advances impact our business.

The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Many competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or successfully market such products and services to our customers.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption, or breach in security or operational integrity of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, we cannot assure you that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Risks Related to this Stock Offering

The future price of the shares of common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The aggregate purchase price of the shares of common stock sold in the offering is determined by an independent, third-party appraisal, pursuant to Massachusetts and federal banking regulations. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Following the completion of the stock offering, our aggregate pro forma market value will be based on the market trading price of the shares, and not the final, approved independent appraisal, which may result in our stock trading below the initial offering price of $10.00 per share.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the conversion, we expect our consolidated equity to be between $98.4 million at the minimum of the offering range and $127.8 million at the adjusted maximum of the offering range. Based upon our net income for the year ended December 31, 2010, and these pro forma equity levels, our return on equity would be 1.9% and 1.4% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest and dividend income using proceeds of the stock offering, our return on equity will be negatively affected by our increased capital resulting from the proceeds from the offering as well as higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest and dividend income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2011.

We intend to establish and fund a charitable foundation in connection with the conversion and stock offering. We will contribute cash and shares of our common stock equal to 2.0% of the shares sold in the offering and $200,000 of cash to the charitable foundation. The contribution of shares of common stock and cash will total $1.4 million at the minimum of the offering range, up to a contribution of $2.0 million at the maximum, as adjusted, of the offering range. The aggregate contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in fiscal 2011 by approximately $0.9 million at the midpoint of the offering range. We had net income of $1.8 million for the year ended December 31, 2010. Persons purchasing shares in the stock offering will have their ownership and voting interests in BSB Bancorp, Inc. diluted by up to 1.96% due to the issuance of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before federal income taxes and charitable contributions) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Based on $1.6 million of normalized taxable income before income tax expense in the year ended December 31, 2010, and assuming that our taxable income before income tax expense remained at that level in future years following our conversion and stock offering, we estimate that we would be able to deduct for federal income tax purposes only $1.0 million of the contribution to the charitable foundation. This would result in after-tax expense of $1.6 million, and not $1.2 million based on full deductibility of the $2.0 million contribution, at the maximum, as adjusted, of the offering range.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.

Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 5% of the total shares of common stock issued in the stock offering (including shares contributed to the charitable foundation) with funds borrowed from BSB Bancorp, Inc. or a subsidiary. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. Assuming the employee stock ownership plan purchases 458,643 shares in the offering at the adjusted maximum of the offering range, we will recognize additional pre-tax compensation expense of $4.6 million over a 30-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 30-year period. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total shares issued in the offering including shares contributed to the charitable foundation, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $3.58 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $657,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $734,000 at the adjusted maximum of the offering range. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by BSB Bancorp, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $2.4 million at the minimum of the offering range and $3.7 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases. If we do not repurchase shares of common stock to fund these plans, then stockholders would experience a reduction in their ownership interest, which would total 12.3% in the event newly issued shares are used to fund stock options and awards of shares of common stock under these plans in an amount equal to 10% or 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the completion of the stock offering. The implementation of the stock-based benefit plan will be subject to stockholder approval.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would further increase our costs.

If we adopt stock-based benefit plans more than one year following the completion of the stock offering, then grants of shares of common stock or stock options under our stock-based benefit plans may exceed 4% and 10%, respectively, of the total shares issued in the offering, including shares contributed to our charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors.

We have entered into severance agreements with certain of our officers which may increase our compensation costs or increase the cost of acquiring us.

We have entered into severance agreements with our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our Executive Vice President and Chief Operating Officer, our Executive Vice President—Consumer Lending and Auto Finance of Belmont Savings Bank, and our Senior Vice President—Commercial Real Estate of Belmont Savings Bank. In the event of certain types of termination following a change in control, as set forth in the severance agreements, and assuming the agreements were in effect as of December 31, 2010, the severance agreements provide for cash severance benefits that would cost up to approximately $4.9 million in the aggregate based on information as of December 31, 2010. For additional information see “Management of BSB Bancorp, Inc.—Executive Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance (or to capitalize a subsidiary that will finance) the purchase of shares of common stock in the stock offering by the employee stock ownership plan, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Belmont Savings Bank, acquire other financial services companies or branch offices or for other general corporate purposes. Belmont Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings (including prepayment of outstanding Federal Home Loan Bank advances), or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by Massachusetts and federal regulations that restrict takeovers.

For three years following the stock offering, applicable regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Massachusetts Commissioner of Banks and federal regulators. See “Restrictions on Acquisition of BSB Bancorp, Inc.” for a discussion of applicable regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws, Belmont Savings Bank’s articles of organization and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our Board of Directors and may impede takeovers of the company.

Provisions in our Articles of Incorporation and bylaws, as well as the articles of organization of Belmont Savings Bank, may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of BSB Bancorp, Inc. more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our Articles of Incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. Belmont Savings Bank’s articles of organization will contain a provision that for a period of three years from the closing of the conversion, no person other than BSB Bancorp, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Belmont Savings Bank. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the Bank’s charter. In addition, our Articles of Incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations restrict us from repurchasing our shares of common stock during the first year following the conversion unless extraordinary circumstances exist. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the conversion may negatively affect our stock price.

We have never issued common stock and there is no guarantee that a liquid market will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “BLMT,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community. Such actions may reduce the net proceeds from the stock offering or concentrate ownership in fewer stockholders.

If we do not sell enough shares to reach the minimum of the offering range through the subscription and community offerings, shares may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. The fee to be paid in connection with such a syndicated community offering would be higher than the fee paid in the subscription and community offerings, which would increase the expenses associated with the stock offering and reduce the net proceeds. Specifically, Keefe, Bruyette & Woods, Inc. will receive a success fee of $400,000 for common stock sold in the subscription offering and the community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee not to exceed 6% of the aggregate dollar amount of the common stock sold in the syndicated community offering, which would be in addition to the fee earned by Keefe, Bruyette & Woods, Inc. in the subscription and community offerings. In addition, we can increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations. This could result in a small number of stockholders owning a larger percentage of our stock, which could provide these stockholders with greater influence over management or our Board of Directors in a manner that other stockholders may not agree is in their best interests.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

We changed our fiscal year end from September 30 to December 31, effective December 31, 2009. The following tables set forth selected consolidated historical financial and other data of BSB Bancorp, MHC and its subsidiary for the years and at the dates indicated. The information at December 31, 2010 and 2009, and for the fiscal years ended December 31, 2010, and September 30, 2009 and 2008, and for the three months ended December 31, 2009 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of BSB Bancorp, MHC beginning at page F-1 of this prospectus. The information at September 30, 2007 and 2006 and for the fiscal years ended September 30, 2007 and 2006 is derived in part from audited consolidated financial statements that are not included in this prospectus.

The information at and for the three months ended March 31, 2011 and 2010, for the year ended December 31, 2009 and for the three months ended December 31, 2008 is unaudited. However, in the opinion of management of BSB Bancorp, MHC, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2011, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2011 or for future periods. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At March 31, 2011	At December 31,		At September 30,
		2010	2009	2009	2008	2007	2006
	(unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$529,274	$500,287	$504,944	$500,254	$482,847	$449,885	$461,341
Cash and cash equivalents	35,898	20,988	16,398	16,390	8,600	14,101	9,293
Investment Securities – trading	—	—	11,455	10,576	12,010	—	—
Investment Securities – available-for-sale	1	14,274	—	—	—	14,675	—
Investment Securities – held-to-maturity	78,996	93,899	91,704	82,470	72,906	74,308	97,915
Loans receivable, net (1)	383,014	336,936	351,753	359,195	358,415	321,039	328,772
Federal Home Loan Bank stock	8,038	8,038	8,038	8,038	7,838	5,333	5,464
Bank-owned life insurance	12,075	11,954	13,621	14,133	13,583	12,901	12,271
Deposits	377,320	346,899	312,694	300,120	270,144	300,889	320,307
Federal Home Loan Bank advances	93,800	92,800	129,700	137,450	151,750	86,750	78,250
Securities sold under agreements to repurchase	3,086	2,654	3,672	4,533	3,481	3,696	5,059
Other borrowed funds	1,590	5,199	5,750	6,025	7,520	8,701	9,548
Total equity capital	47,183	46,927	43,825	42,909	41,492	42,508	41,504

	For the Three Months Ended March 31,		For the Years Ended December 31,		For the Three Months Ended December 31,		For the Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008	2007	2006
	(unaudited)			(unaudited)		(unaudited)
	(In thousands)
Selected Operating Data:

Interest and dividend income	$5,094	$5,571	$21,201	$23,094	$5,641	$6,088	$23,539	$23,032	$23,090	$21,707
Interest expense	1,545	2,118	7,568	10,371	2,314	3,092	11,148	13,294	14,006	11,933

Net interest and dividend income	3,549	3,453	13,633	12,723	3,327	2,996	12,391	9,738	9,084	9,774
Provision for loan losses	476	284	438	366	152	383	597	375	100	334

Net interest and dividend income after provision for loan losses	3,073	3,169	13,195	12,357	3,175	2,613	11,794	9,363	8,984	9,440
Noninterest income (charges)	3,086	972	1,721	4,280	1,073	(1,995)	1,214	(1,204)	1,164	1,012
Noninterest expense	3,722	2,680	12,869	10,462	2,743	2,448	10,167	9,300	9,261	10,121

Income (loss) before income tax expense (benefit)	2,437	1,461	2,047	6,175	1,505	(1,830)	2,841	(1,141)	887	331
Income tax expense (benefit)	908	560	220	2,742	589	(730)	1,424	(705)	102	(17)

Net income (loss)	$1,529	$901	$1,827	$3,433	$916	$(1,100)	$1,417	$(436)	$785	$348

(1)	Excludes loans held for sale.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,		At or For the Three Months Ended December 31,		At or For the Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008	2007	2006

Selected Financial Ratios and Other Data (unaudited):

Performance Ratios:
Return on average assets (1)	1.23%	0.72%	0.36%	0.69%	0.72%	(0.90)%	0.29%	(0.10)%	0.18%	0.08%
Return on average equity (1)	13.17%	8.22%	4.04%	8.11%	8.28%	(10.49)%	3.39%	(1.02)%	1.87%	0.85%
Interest rate spread (1)(2)	2.81%	2.70%	2.65%	2.44%	2.53%	2.28%	2.38%	1.94%	1.80%	2.06%
Net interest margin (1)(3)	2.99%	2.91%	2.86%	2.67%	2.76%	2.55%	2.62%	2.25%	2.14%	2.32%
Efficiency ratio (4)	56.10%	60.56%	83.82%	61.53%	62.34%	244.56%	74.73%	108.98%	90.37%	93.83%
Noninterest expense to average total assets (1)	2.99%	2.15%	2.57%	2.10%	2.17%	2.00%	2.06%	2.04%	2.08%	2.28%
Average interest-earning assets to average interest-bearing liabilities	114.11%	111.70%	112.86%	110.73%	111.78%	110.03%	110.28%	109.86%	110.18%	109.17%
Average equity to average total assets	9.33%	8.78%	9.02%	8.52%	8.75%	8.55%	8.47%	9.37%	9.43%	9.21%

Asset Quality Ratios:
Non-performing assets to total assets	0.42%	0.45%	0.34%	0.38%	0.38%	0.23%	0.50%	0.31%	0.16%	0.02%
Non-performing loans to total loans	0.58%	0.65%	0.50%	0.54%	0.54%	0.31%	0.69%	0.42%	0.22%	0.03%
Allowance for loan losses to non-performing loans	149.85%	120.39%	169.24%	129.21%	129.21%	184.70%	93.03%	116.86%	200.71%	1,516.09%
Allowance for loan losses to total loans	0.86%	0.78%	0.85%	0.70%	0.70%	0.57%	0.64%	0.49%	0.44%	0.40%

Capital Ratios:
Total capital to risk-weighted assets	13.80%	13.85%	14.76%	13.76%	13.76%	13.31%	13.79%	14.00%	15.39%	16.46%
Tier 1 capital to risk-weighted assets	12.88%	13.05%	13.61%	13.02%	13.02%	12.65%	13.08%	13.43%	14.83%	15.94%
Tier 1 capital to total average assets	9.35%	8.83%	9.25%	8.73%	8.73%	8.38%	8.58%	8.80%	9.59%	9.11%

Other Data:
Number of full service offices	4	4	4	4	4	4	4	4	4	4
Full time equivalent employees	83	71	86	73	73	72	75	72	75	82

(1)	Ratios for the three-month periods ended March 31, 2011 and 2010 and December 31, 2009 and 2008 are annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest and dividend income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest and dividend income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of BSB Bancorp, MHC and its subsidiary for the periods and at the dates indicated. The information at December 31, 2010 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of BSB Bancorp, MHC beginning at page F-1 of this prospectus. The information at June 30, 2011 and for the three and six months ended June 30, 2011 and 2010 is unaudited, but reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All of these adjustments are normal and recurring. The results of operations for the three and six months ended June 30, 2011 are not necessarily indicative of the results to be achieved for the remainder of fiscal year 2011.

	At June 30, 2011	At December 31, 2010
	(unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$549,751	$500,287
Cash and cash equivalents	17,258	20,988
Investment Securities – available-for-sale	1	14,274
Investment Securities – held-to-maturity	86,872	93,899
Loans receivable, net (1)	412,933	336,936
Federal Home Loan Bank stock	8,038	8,038
Bank-owned life insurance	12,181	11,954
Deposits	395,677	346,899
Federal Home Loan Bank advances	90,500	92,800
Securities sold under agreements to repurchase	2,830	2,654
Other borrowed funds	1,577	5,199
Total equity capital	46,994	46,927

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Selected Operating Data (unaudited):

Interest and dividend income	$5,347	$5,436	$10,441	$11,007
Interest expense	1,517	1,974	3,062	4,092

Net interest and dividend income	3,830	3,462	7,379	6,915
Provision (benefit) for loan losses	742	(4)	1,218	280

Net interest and dividend income after provision (benefit) for loan losses	3,088	3,466	6,161	6,635
Noninterest income (charges)	432	(986)	3,518	(14)
Noninterest expense	3,918	2,871	7,640	5,551

Income (loss) before income tax expense (benefit)	(398)	(391)	2,039	1,070
Income tax expense (benefit)	(210)	(233)	698	327

Net income (loss)	$(188)	$(158)	$1,341	$743

(1)	Excludes loans held for sale.

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2011	2010	2011	2010
Selected Financial Ratios and Other Data (unaudited):

Performance Ratios:
Return on average assets (1)	(0.14%)	(0.13%)	0.52%	0.30%
Return on average equity (1)	(1.59%)	(1.41%)	5.73%	3.35%
Interest rate spread (1)(2)	2.81%	2.69%	2.81%	2.71%
Net interest margin (1)(3)	2.98%	2.89%	2.99%	2.91%
Efficiency ratio (4)	91.93%	115.95%	70.11%	80.44%
Noninterest expense to average total assets (1)	2.93%	2.27%	2.96%	2.21%
Average interest-earning assets to average interest-bearing liabilities	115.42%	112.24%	114.79%	111.84%
Average equity to average total assets	8.82%	8.90%	9.07%	8.84%

Asset Quality Ratios:
Non-performing assets to total assets	0.66%	0.39%	0.66%	0.39%
Non-performing loans to total loans	0.87%	0.58%	0.87%	0.58%
Allowance for loan losses to non-performing loans	103.61%	137.58%	103.61%	137.58%
Allowance for loan losses to total loans	0.90%	0.80%	0.90%	0.80%

Capital Ratios:
Total capital to risk-weighted assets	12.95%	14.66%	12.95%	14.66%
Tier 1 capital to risk-weighted assets	11.99%	13.81%	11.99%	13.81%
Tier 1 capital to total average assets	8.77%	8.79%	9.03%	8.79%

Other Data:
Number of full service offices	4	4	4	4
Full time equivalent employees	87	68	87	68

(1)	Annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest and dividend income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest and dividend income and noninterest income.

Comparison of Financial Condition at June 30, 2011 and December 31, 2010

Total Assets. Total assets increased $49.5 million to $549.8 million at June 30, 2011, from $500.3 million at December 31, 2010. The increase was primarily the result of a $76.0 million, or 22.6%, increase in net loans, partially offset by a $14.3 million decrease in securities available for sale, a $7.0 million, or 7.5%, decrease in securities held to maturity, and a $3.7 million, or 17.8%, decrease in cash and cash equivalents.

Loans. Net loans increased by $76.0 million to $412.9 million at June 30, 2011 from $336.9 million at December 31, 2010. The increase in net loans was primarily due to increases of $47.2 million in indirect automobile loans, $25.8 million, or 28.2%, in commercial real estate loans, $8.6 million, or 27.9%, in home equity lines of credit, $5.4 million, or 38.2%, in commercial business loans, and $2.0 million, or 14.5%, in construction loans, partially offset by a $13.0 million, or 7.1%, decrease in one- to four-family residential loans. The increase in commercial real estate loans, home equity lines of credit and commercial business loans also reflected our continued emphasis on originating these types of loans according to our strategic plan.

Investment Securities. Total investment securities decreased $21.3 million to $86.9 million at June 30, 2011, from $108.2 million at December 31, 2010, reflecting our funding of higher-yielding loans during the six month period ended June 30, 2011. During the six months ended June 30, 2011, we sold our entire $12.9 million portfolio of marketable equity securities for $15.7 million in proceeds and a net realized gain of $2.8 million. The remainder of the decrease in investment securities resulted from decreases of $16.8 million, or 71.8%, in U.S. government and federal agency obligations and $4.1 million, or 7.8%, in corporate debt securities, partially offset by a $13.8 million, or 74.5%, increase in U.S. government and agency-sponsored mortgage-backed securities.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $3.7 million to $17.3 million at June 30, 2011, from $21.0 million at December 31, 2010. The decrease reflected our funding of loans during the six-month period ended June 30, 2011.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides noninterest income that is nontaxable. At June 30, 2011, our investment in bank-owned life insurance was $12.2 million, an increase of $227,000 from $12.0 million at December 31, 2010, reflecting an increase in cash value.

Deposits. Deposits increased $48.8 million, or 14.1%, to $395.7 million at June 30, 2011 from $346.9 million at December 31, 2010. The increase in deposits was primarily due to an increase of $39.6 million, or 12.5%, in interest bearing accounts, reflecting our promotion of our PlatinumBlue high yield savings accounts, which has enabled us to build broader deposit relationships with our customers. The increase in deposits was also due to an increase of $9.2 million, or 30.5%, in non-interest bearing accounts, reflecting our success in expanding services to small business customers, including business online banking and remote deposit capture. We also attribute the increase to customers seeking the safety of insured deposits given the volatility of alternative investments.

Borrowings. At June 30, 2011, borrowings consisted of advances from the Federal Home Loan Bank of Boston, securities sold to customers under agreements to repurchase, or “repurchase agreements”, and other borrowed funds consisting of the balance of loans that we sold with recourse to another financial institution in March 2006. For additional discussion of other borrowed funds, see Note 8 to the Notes to Consolidated Financial Statements beginning on page F-1.

Total borrowings decreased $5.7 million, or 5.7%, to $94.9 million at June 30, 2011, from $100.7 million at December 31, 2010. Advances from the Federal Home Loan Bank of Boston decreased $2.3 million to $90.5 million at June 30, 2011, from $92.8 million at December 31, 2010, and repurchase agreements increased $176,000 to $2.8 million at June 30, 2011, from $2.7 million at December 31, 2010. Other borrowed funds decreased $3.6 million to $1.6 million at June 30, 2011, from $5.2 million at December 31, 2010.

Equity. Total equity capital increased $67,000 to $47.0 million at June 30, 2011, from $46.9 million at December 31, 2010. The increase was attributable to $1.3 million of net income, partially offset by a $1.3 million decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income resulted primarily from the after-tax effect of changes in unrealized gains on securities available for sale related to the sale during the six months ended June 30, 2011 of our entire portfolio of marketable equity securities.

Comparison of Operating Results for the Three Months Ended June 30, 2011 and 2010

General. Net loss for the three months ended June 30, 2011 was $188,000, compared to a net loss of $158,000 for the three months ended June 30, 2010. The change in operating results for the three months ended June 30, 2011 compared to the 2010 period resulted from an increase of $1.0 million in noninterest expense and a $746,000 increase in provision for loan losses, partially offset by increases of $1.4 million in noninterest income and $368,000 in net interest and dividend income.

Net Interest and Dividend Income. Net interest and dividend income increased $368,000 to $3.8 million for the three months ended June 30, 2011, compared to $3.5 million for the three months ended June 30, 2010. The increase in net interest and dividend income was primarily due to an increase in our net interest earning assets, and the cost of our interest-bearing liabilities decreasing faster than the yields on our interest-earning assets in a period of declining market interest rates. Net interest-earning assets increased to $68.8 million for the three months ended June 30, 2011 from $52.3 million for the three months ended June 30, 2010. Our net interest margin increased 9 basis points to 2.98% for the three months ended June 30, 2011, compared to 2.89% for the three months ended June 30, 2010, and our net interest rate spread increased 12 basis points to 2.81% for the three months ended June 30, 2011, compared to 2.69% for the three months ended June 30, 2010.

Interest and Dividend Income. Interest and dividend income decreased $89,000 to $5.3 million for the three months ended June 30, 2011, from $5.4 million for the three months ended June 30, 2010. The decrease in interest and dividend income was primarily due to a $264,000 decrease in interest and dividend income on securities and a $169,000 increase in interest income on loans. The decrease in interest income on loans resulted from a 60 basis point decrease in the average yield on loans to 4.71% from 5.31%, primarily due to lower market interest rates during the period. The decrease in yield on loans was partially offset by an increase in the average balance of loans of $58.1 million to $405.0 million for the three months ended June 30, 2011, from $346.9 million for the three months ended June 30, 2010. The decrease in interest and dividend income on securities was primarily due to a 5 basis point decrease in the average yield on securities other than Federal Home Loan Bank Stock to 3.01% from 3.06%, and a $33.8 million decrease in the average balance of such securities to $76.2 million for the three months ended June 30, 2011. The decrease in the average yield on securities other than Federal Home Loan Bank Stock was primarily due to lower market interest rates during the period. Dividends on Federal Home Loan Bank Stock increased to $6,000 for the three months ended June 30, 2011, from no dividend paid for the three months ended June 30, 2010.

Interest Expense. Interest expense decreased $457,000 to $1.5 million for the three months ended June 30, 2011, from $2.0 million for the three months ended June 30, 2010. The decrease resulted from a 49 basis point decrease in the cost of interest-bearing liabilities, partially offset by an $18.6 million, or 4.3%, increase in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits decreased by $12,000 to $966,000 for the three months ended June 30, 2011, from $978,000 for the three months ended June 30, 2010. This decrease was primarily due to a 21 basis point decrease in the average cost of interest-bearing deposits to 1.10% for the three months ended June 30, 2011, from 1.31% for the three months ended June 30, 2010. We experienced decreases in the average cost across all categories of interest-bearing deposits for the three months ended June 30, 2011, reflecting lower market interest rates compared to the prior period. The decrease in average cost was partially offset by a $53.8 million increase in the average balance of interest-bearing deposits to $353.8 million for the three months ended June 30, 2011, from $300.0 million for the three months ended June 30, 2010.

Interest expense on borrowings decreased $445,000 to $551,000 for the three months ended June 30, 2011, from $996,000 for the three months ended June 30, 2010. This decrease was primarily due to a $30.8 million decrease in the average balance of Federal Home Loan Bank advances to $87.3 million for the three months ended June 30, 2011, from $118.1 million for the three months ended June 30, 2010, and a 69 basis point decrease in the average cost of such advances to 2.46% for the three months ended June 30, 2011, from 3.15% for the three months ended June 30, 2010.

Provision for Loan Losses. Based on our methodology for establishing our allowance for loan losses and provisions for loan losses discussed under “Management’s Discussion and Analysis of

Financial Condition and Results of Operations—Critical Accounting Policies—Allowance for Loan Losses,” we recorded a provision for loan losses of $742,000 for the three months ended June 30, 2011, compared to a benefit of $4,000 for the three months ended June 30, 2010. The allowance for loan losses was $3.7 million, or 0.9% of total loans, at June 30, 2011, compared to $2.7 million, or 0.8% of total loans, at June 30, 2010. The increase in the provision reflected management’s assessment of the risk in the portfolio resulting from increases in our commercial real estate loans, commercial business loans, home equity lines of credit and consumer loans.

Noninterest Income. Noninterest income improved by $1.4 million to $432,000 for the three months ended June 30, 2011, from a charge of $986,000 for the three months ended June 30, 2010. The improvement was primarily due to a $1.3 million net loss on trading securities that occurred in the three-month period ended June 30, 2010, compared to no such losses in the 2011 period. In addition, net gain on sale of loans increased $104,000 to $147,000 for the three months ended June 30, 2011, from $43,000 for the three months ended June 30, 2010. The net loss on trading securities during the three months ended June 30, 2010 was due to market volatility and general economic factors. The net gain on sale of loans was primarily due to $98,000 from the sale of indirect automobile loans in the 2011 period, compared to $0 from the sale of such loans in 2010.

Noninterest Expense. Noninterest expense increased $1.0 million to $3.9 million for the three months ended June 30, 2011, from $2.9 million for the three months ended June 30, 2010. The largest components of this increase were salaries and employee benefits, which increased $821,000, or 51.0%, marketing (in support of our new business initiatives), which increased $138,000, or 113.1%, and other noninterest expense, which increased $113,000, or 51.4%. Increased staffing, normal salary increases and increases in payroll taxes primarily accounted for the increase in compensation and benefits expense.

Income Tax Expense. We recorded an income tax benefit of $210,000 for the three months ended June 30, 2011, compared to an income tax benefit of $233,000 for the three months ended June 30, 2010. The reduction in the tax benefit was due to higher tax exempt income in the 2010 period.

Comparison of Operating Results for the Six Months Ended June 30, 2011 and 2010

General. Net income increased $598,000, or 80.5%, to $1.3 million for the six months ended June 30, 2011, from $743,000 for the six months ended June 30, 2010. The increase was primarily due to a $3.5 million increase in noninterest income and a $464,000 increase in net interest and dividend income, partially offset by a $2.1 million increase in noninterest expense and a $938,000 increase in the provision for loan losses.

Net Interest and Dividend Income. Net interest and dividend income increased by $464,000 to $7.4 million for the six months ended June 30, 2011, from $6.9 million for the six months ended June 30, 2010. The increase in net interest and dividend income was primarily due to an increase in our net interest earning assets, and the cost of our interest-bearing liabilities decreasing faster than the yields on our interest-earning assets in a period of declining market interest rates. Net interest-earning assets increased to $64.1 million for the six months ended June 30, 2011 from $50.8 million for the six months ended June 30, 2010. Our net interest margin increased 8 basis points to 2.99% for the six months ended June 30, 2011, compared to 2.91% for the six months ended June 30, 2010, and our net interest rate spread increased 10 basis points to 2.81% for the six months ended June 30, 2011, compared to 2.71% for the six months ended June 30, 2010.

Interest and Dividend Income. Interest and dividend income decreased $566,000 to $10.4 million for the six months ended June 30, 2011, from $11.0 million for the six months ended June 30, 2010. The decrease in interest and dividend income was primarily due to a $430,000 decrease in interest and dividend income on securities and a $142,000 decrease in interest income on loans. The decrease in interest income on loans resulted from a 53 basis point decrease in the average yield on loans to 4.84% from 5.37%, primarily due to lower market interest rates during the period. The decrease in yield on loans was partially offset by an increase in the average balance of loans of $32.3 million to $382.0 million for the six months ended June 30, 2011, from $349.7 million for the six months ended June 30, 2010. The decrease in interest and dividend income on securities was primarily due to a 32 basis point decrease in the average yield on securities other than Federal Home Loan Bank Stock to 2.86% from 3.18%, and an $18.9 million decrease in the average balance of such securities to $88.1 million for the six months ended June 30, 2011. The decrease in the average yield on securities other than Federal Home Loan Bank Stock was primarily due to lower market interest rates during the period. Dividends on Federal Home Loan Bank Stock increased to $12,000 for the six months ended June 30, 2011, from no dividend paid for the six months ended June 30, 2010.

Interest Expense. Interest expense decreased $1.0 million to $3.1 million for the six months ended June 30, 2011, from $4.1 million for the six months ended June 30, 2010. The decrease resulted from a 50 basis point decrease in the cost of interest-bearing liabilities, partially offset by a $4.9 million increase in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits decreased by $135,000 to $1.9 million for the six months ended June 30, 2011, from $2.0 million for the six months ended June 30, 2010. This decrease was primarily due to a 25 basis point decrease in the average cost of interest-bearing deposits to 1.10% for the six months ended June 30, 2011, from 1.35% for the six months ended June 30, 2010. We experienced decreases in the average cost across all categories of interest-bearing deposits for the six months ended June 30, 2011, reflecting lower market interest rates compared to the prior period. The decrease in average cost was partially offset by a $42.4 million increase in the average balance of interest-bearing deposits to $339.5 million for the six months ended June 30, 2011, from $297.1 million for the six months ended June 30, 2010.

Interest expense on borrowings decreased $895,000 to $1.2 million for the six months ended June 30, 2011, from $2.1 million for the six months ended June 30, 2010. This decrease was primarily due to a $34.4 million decrease in the average balance of Federal Home Loan Bank advances to $88.2 million for the six months ended June 30, 2011, from $122.6 million for the six months ended June 30, 2010, and a 62 basis point decrease in the average cost of such advances to 2.61% for the six months ended June 30, 2011, from 3.23% for the six months ended June 30, 2010.

Provision for Loan Losses. We recorded a provision for loan losses of $1.2 million for the six months ended June 30, 2011, compared to a provision for loan losses of $280,000 for the six months ended June 30, 2010. The allowance for loan losses was $3.7 million, or 0.9% of total loans, at June 30, 2011, compared to $2.7 million, or 0.8% of total loans, at June 30, 2010. The increase in the provision reflected management’s assessment of the risk in the portfolio resulting from increases in our commercial real estate loans, commercial business loans, home equity lines of credit and consumer loans.

Noninterest Income. Noninterest income improved to $3.5 million for the six months ended June 30, 2011, from a charge of $14,000 for the six months ended June 30, 2010. The improvement was primarily due to an increase of $2.8 million in net realized gain on sales and calls of securities, a $643,000 loss on trading securities for the 2010 period compared to no loss in 2011, and a $129,000 increase in gain on sales of loans. The increase in net realized gain on sales and calls of securities resulted from the sale of our entire portfolio of marketable equity securities during the 2011 period. The net gain on sale of loans was primarily due to $106,000 from the sale of indirect automobile loans in the 2011 period, compared to $0 from the sale of such loans in 2010.

Noninterest Expense. Noninterest expense increased $2.0 million to $7.6 million for the six months ended June 30, 2011, from $5.6 million for the six months ended June 30, 2010. The largest components of this increase were salaries and employee benefits, which increased $1.6 million, or 48.3%, marketing (in support of our new business initiatives), which increased $307,000, or 175.4%, and other noninterest expense, which increased $208,000, or 50.0%. Increased staffing, normal salary increases and increases in payroll taxes primarily accounted for the increase in compensation and benefits expense.

Income Tax Expense. As a result of higher pre-tax income, we recorded a provision for income taxes of $698,000 for the six months ended June 30, 2011, compared to a provision for income taxes of $327,000 for the six months ended June 30, 2010, reflecting effective tax rates of 34.2% and 30.6%, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We do not undertake any obligation to update any forward-looking statements after the date of this prospectus, except as required by law.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to successfully implement our new business strategy, which includes significant asset and liability growth;

•	our ability to increase our market share in our market areas and capitalize on growth opportunities;

•	our ability to successfully implement our branch network expansion strategy;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $56.1 million and $76.5 million, or $88.3 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	Minimum 5,780,000 Shares		Midpoint 6,800,000 Shares		Maximum 7,820,000 Shares		Maximum as adjusted 8,993,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Stock offering proceeds	$57,800		$68,000		$78,200		$89,930
Less offering expenses	1,658		1,658		1,658		1,658

Net offering proceeds (2)	$56,142	100.0%	$66,342	100.0%	$76,542	100.0%	$88,272	100.0%

Use of net proceeds:
To Belmont Savings Bank	$28,071	50.0%	$33,171	50.0%	$38,271	50.0%	$44,136	50.0%
To fund loan to employee stock ownership plan	$2,948	5.2	$3,468	5.2	$3,988	5.2	$4,586	5.2
Contributed to Foundation	200	0.4	200	0.3	200	0.3	200	0.2
Retained by BSB Bancorp, Inc.	$24,923	44.4%	$29,503	44.5%	$34,083	44.5%	$39,350	44.6%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes all shares of common stock are sold in the subscription offering and/or the community offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Belmont Savings Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

BSB Bancorp, Inc. may use the proceeds it retains from the stock offering:

•	to invest in mortgage-backed securities and debt securities issued by the United States Government and United States Government-sponsored agencies or entities;

•

to finance the acquisition of financial institutions or other financial service companies or the deposits and assets of other institutions (although we currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies); and

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock, subject to regulatory restrictions; and

•	for other general corporate purposes, including depositing such funds with, or making additional capital contributions to, Belmont Savings Bank.

With the exception of the funding of the loan to the employee stock ownership plan (or funding a subsidiary which will make this loan), BSB Bancorp, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term corporate debt securities, U.S. government and agency obligations, and mortgage-backed securities issued or guaranteed by U.S. government-sponsored enterprises.

Under applicable banking regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans or except when extraordinary circumstances exist and with prior regulatory approval.

Belmont Savings Bank may use the proceeds it receives from the stock offering:

•	to fund new loans;

•	to invest in securities permitted by our investment policy;

•

to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions, or the deposits and assets of other institutions, including in FDIC-assisted transactions of failed institutions, or other financial services companies (although we currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies). Depending on market conditions, we intend to expand our branch office network by at least two de novo or acquired branch offices over the next four years;

•	to prepay outstanding Federal Home Loan Bank advances; and

•	for other general corporate purposes.

Belmont Savings Bank has not quantified its plans or determined specific amounts for use of the offering proceeds for each of the foregoing purposes. We expect that a substantial portion of the proceeds will initially be invested in short-term investments, U.S. Government Agency securities and mortgage-backed securities. The use of proceeds outlined above are based on many factors including but not limited to changes in market interest rates, our relative position in the financial services industry in our market and the attractiveness of potential acquisition of other financial institutions or their assets. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies. There can be no assurance that we would be able to consummate any acquisition.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Belmont Savings Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. We currently have no plans to issue shares of preferred stock. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Initially, dividends we can declare and pay will depend upon the proceeds retained from the stock offering and the earnings received from the investment of those proceeds. In the future, dividends will depend in large part upon receipt of dividends from Belmont Savings Bank, because we expect to have limited sources of income other than dividends from Belmont Savings Bank and interest payments received in connection with the loan to the employee stock ownership plan (which we expect will be funded through a subsidiary formed solely for the purpose of making the loan to the employee stock ownership plan).

Massachusetts banking law and Federal Deposit Insurance Corporation regulations impose limitations on capital distributions by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Belmont Savings Bank to us that would be deemed to be drawn out of Belmont Savings Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Belmont Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Belmont Savings Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “BLMT,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2011, Belmont Savings Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Belmont Savings Bank at March 31, 2011, and the pro forma regulatory capital of Belmont Savings Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Belmont Savings Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Belmont Savings Bank		Pro Forma at March 31, 2011, Based Upon the Sale in the Offering of (6)
	Historical at March 31, 2011		Minimum 5,780,000 Shares		Midpoint 6,800,000 Shares		Maximum 7,820,000 Shares		Maximum as adjusted 8,993,000 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)

Equity (2)	$47,167	8.92%	$69,932	12.56%	$74,096	13.19%	$78,259	13.80%	$83,048	14.50%

Tier 1 leverage (4)(5)	$47,165	9.35%	$69,930	13.13%	$74,094	13.78%	$78,257	14.42%	$83,046	15.14%
Tier 1 leverage requirement (3)	20,174	4.00	21,296	4.00	21,500	4.00	21,704	4.00	21,939	4.00

Excess	$26,991	5.35%	$48,634	9.13%	$52,594	9.78%	$56,553	10.42%	$61,107	11.14%

Tier 1 risk-based capital	$47,165	12.88%	$69,930	18.81%	$74,094	19.87%	$78,257	20.93%	$83,046	22.14%
Risk-based requirement	14,651	4.00	14,874	4.00	14,915	4.00	14,955	4.00	15,002	4.00

Excess	$32,514	8.88%	$55,056	14.81%	$59,179	15.87%	$63,302	16.93%	$68,044	18.14%

Total risk-based capital (4)	$50,528	13.80%	$73,293	19.71%	$77,457	20.77%	$81,620	21.83%	$86,409	23.04%
Risk-based requirement	29,301	8.00	29,748	8.00	29,829	8.00	29,911	8.00	30,005	8.00

Excess	$21,227	5.80%	$43,545	11.71%	$47,628	12.77%	$51,709	13.83%	$56,404	15.04%

Reconciliation of capital infused into Belmont Savings Bank:
Net proceeds			$28,071		$33,171		$38,271		$44,136
Less: Common stock acquired by employee stock ownership plan			(2,948)		(3,468)		(3,988)		(4,586)
Less: Common stock awarded under stock-based benefit plans			(2,358)		(2,774)		(3,191)		(3,669)

Pro forma increase			$22,765		$26,929		$31,092		$35,881

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The historical equity capital of Belmont Savings Bank shown is lower than the historical consolidated equity capital of BSB Bancorp, MHC and the pro forma consolidated equity capital of BSB Bancorp, Inc. due to $16,000 of cash retained by BSB Bancorp, MHC and BSB Bancorp, Inc.
(3)	The current leverage capital requirement for financial institutions is 3% of total average assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% Tier 1 capital ratio requirement for all other financial institutions.
(4)	Tier 1 capital is shown as a percentage of adjusted average assets of $504.3 million. Risk-based capital is shown as a percentage of risk-based weighted assets of $366.2 million.
(5)	Pro forma capital levels assume that the employee stock ownership plan purchases 5% of the shares of common stock to be outstanding immediately following the stock offering (including shares contributed to the charitable foundation) with funds borrowed from BSB Bancorp, Inc. or a subsidiary. Pro forma generally accepted accounting principles (“GAAP”) capital and regulatory capital have been reduced by the amount required to fund this plan. See “Management of BSB Bancorp, Inc.” for a discussion of the employee stock ownership plan.
(6)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of BSB Bancorp, MHC at March 31, 2011 and the pro forma consolidated capitalization of BSB Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

		BSB Bancorp, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
	BSB Bancorp, MHC Historical at March 31, 2011	Minimum 5,780,000 Shares	Midpoint 6,800,000 Shares	Maximum 7,820,000 Shares	Maximum as adjusted 8,993,000 Shares (1)
	(Dollars in thousands)

Deposits (2)	$377,320	$377,320	$377,320	$377,320	$377,320
Borrowings	98,476	98,476	98,476	98,476	98,476

Total deposits and borrowed funds	$475,796	$475,796	$475,796	$475,796	$475,796

Stockholders’ equity:
Preferred stock $0.01 par value, 50 million shares authorized; none issued or outstanding
Common stock $0.01 par value, 100 million shares authorized; assuming shares outstanding as shown (3)(4)	$—	$59	$69	$80	$92
Additional paid-in capital (4)	—	57,239	67,633	78,026	89,979
Retained earnings (5)	47,181	47,181	47,181	47,181	47,181

Plus:
Tax benefit of contribution to the charitable foundation	—	542	624	706	799
Accumulated other comprehensive income	2	2	2	2	2
Less:
Expense of the Foundation	—	(1,356)	(1,560)	(1,764)	(1,999)
Common stock to be acquired by employee stock ownership plan (6)	—	(2,948)	(3,468)	(3,988)	(4,586)
Common stock to be acquired by stock-based benefit plans (7)	—	(2,358)	(2,774)	(3,191)	(3,669)

Total stockholders’ equity	$47,183	$98,361	$107,707	$117,052	$127,799

Pro forma shares outstanding:

Shares issued to the Foundation	NA	115,600	136,000	156,400	179,860
Shares offered for sale in offering	NA	5,780,000	6,800,000	7,820,000	8,993,000

Total shares outstanding	NA	5,895,600	6,936,000	7,976,400	9,172,860

Total stockholders’ equity as a percentage of total assets (2)	8.91%	16.95%	18.26%	19.54%	20.95%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of BSB Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of BSB Bancorp, Inc. common stock issued in the offering, including shares contributed to the charitable foundation, will be reserved for issuance upon the exercise of stock options and for issuance of restricted stock awards, respectively. See “Management of BSB Bancorp, Inc.”
(4)	Pro forma common stock and additional paid-in capital have been revised to reflect the number of shares of BSB Bancorp, Inc. common stock that will be outstanding after the conversion, including shares issued to the charitable foundation.
(5)	The retained earnings of Belmont Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(6)	Assumes that 5% of the shares issued in the offering, including shares contributed to the charitable foundation, will be acquired by the employee stock ownership plan financed by a loan from BSB Bancorp, Inc. or a subsidiary. The loan will be repaid principally from Belmont Savings Bank’s contributions to the employee stock ownership plan. Since BSB Bancorp, Inc. or a subsidiary will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on BSB Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the offering, including shares contributed to the charitable foundation, will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As BSB Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by BSB Bancorp, Inc. Assuming stockholder approval of the stock-based benefit plans, and that shares of common stock equal to 4% of the shares to be issued in the offering (including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

PRO FORMA DATA

The following tables summarize historical data of BSB Bancorp, MHC and pro forma data of BSB Bancorp, Inc. at and for the three months ended March 31, 2011 and at and for the fiscal year ended December 31, 2010. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

We are offering up to a maximum, as adjusted, of 8,993,000 shares of common stock for sale on a best efforts basis. We must sell a minimum of 5,780,000 shares in order to complete the offering. The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and/or community offerings;

•

our employee stock ownership plan will purchase 5% of the shares of common stock issued in the stock offering including shares contributed to the charitable foundation with a loan from BSB Bancorp, Inc. (or a subsidiary) that will adjust with the prime interest rate. The loan will be repaid in substantially equal payments of principal and interest over a period of 30 years, and interest income that BSB Bancorp, Inc. will earn on the loan will offset the interest paid on the loan by Belmont Savings Bank;

•	Keefe, Bruyette & Woods, Inc. will receive a success fee equal to $400,000 upon completion of the offering; and

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., will be $1.1 million.

We calculated pro forma consolidated net income for the three months ended March 31, 2011 and for the fiscal year ended December 31, 2010 as if the offering had been completed at the beginning of each period, and the net proceeds we received had been invested at an assumed interest rate of 2.24% (1.34% on an after-tax basis) during each period. This assumed interest rate represents the five-year United States Treasury Note as of March 31, 2011, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations. Pro forma stockholders’ equity amounts for December 31, 2010 and March 31, 2011 have been calculated as if the conversion and offering had been completed on December 31, 2010 and March 31, 2011, respectively.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. The stock-based benefit plans will require stockholder approval, which may or may not be received. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards, either directly from BSB Bancorp, Inc. or through open market purchases, a number of shares of common stock equal to 4% of our outstanding shares of common stock upon completion of the stock offering (including shares contributed to the charitable foundation) at the same price for which they were sold in the stock offering. It is possible that the purchase price of shares acquired for restricted stock awards will be higher or lower than the price of shares sold in the offering, or that restricted stock awards granted under the stock-based benefit plans will be awarded through the use of authorized but unissued shares of common stock. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock upon completion of the stock offering, including shares contributed to the charitable foundation. In preparing the pro forma tables, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.58 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 16.46% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 3.47%. Because there is currently no market for our shares of common stock, the assumed expected volatility is based on the SNL Securities index for all publicly-traded thrift institutions and their holding companies. It is possible that the exercise price of stock options issued under the stock-based benefit plans will be higher or lower than $10.00 per share, or that the Black-Scholes option pricing model assumptions used at the time options are granted will be different than those relied upon in preparing the pro forma tables.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares, including shares contributed to the charitable foundation, if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Belmont Savings Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering. Funds withdrawn to purchase common stock in the offering will not result in the receipt of new funds for investment. The pro forma tables also do not give effect to our results of operations after the stock offering, or changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Three Months Ended March 31, 2011 Based Upon the Sale at $10.00 Per Share of
	Minimum 5,780,000 Shares	Midpoint 6,800,000 Shares	Maximum 7,820,000 Shares	Maximum as adjusted 8,993,000 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$57,800	$68,000	$78,200	$89,930
Plus: Market value of shares issued to the Foundation	1,156	1,360	1,564	1,799

Pro form market capitalization	58,956	69,360	79,764	91,729
Gross proceeds of offering	57,800	68,000	78,200	89,930
Less: expenses	1,658	1,658	1,658	1,658

Estimated net proceeds	56,142	66,342	76,542	88,272
Less: Common stock purchased by ESOP (2)	(2,948)	(3,468)	(3,988)	(4,586)
Less: Cash contributions to charitable foundation	(200)	(200)	(200)	(200)
Less: Common stock purchased for stock awards (3)	(2,358)	(2,774)	(3,191)	(3,669)

Estimated net cash proceeds	$50,636	$59,900	$69,163	$79,817

For the three months ended March 31, 2011
Consolidated net income:
Historical	$1,529	$1,529	$1,529	$1,529
Pro forma income on net proceeds	170	201	232	267
Pro forma ESOP adjustment (2)	(15)	(17)	(20)	(23)
Pro forma stock award adjustment (3)	(71)	(83)	(96)	(110)
Pro forma stock option adjustment (4)	(95)	(112)	(129)	(148)

Pro forma net income	$1,518	$1,518	$1,516	$1,515

Per share net income (reflects ASC 718-40):
Historical	$0.27	$0.23	$0.20	$0.18
Pro forma income on net proceeds	0.03	0.03	0.03	0.03
Pro forma ESOP adjustment (2)	—	—	—	—
Pro forma stock award adjustment (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option adjustment (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share (5)	$0.27	$0.23	$0.20	$0.18

Offering price as a multiple of pro forma net income per share	9.26	10.87	12.50	13.89
Number of shares outstanding for pro forma net income per share calculations (5)	5,603,276	6,592,090	7,580,903	8,718,039

At March 31, 2011
Stockholders’ equity:
Historical	$47,183	$47,183	$47,183	$47,183
Estimated net proceeds	56,142	66,342	76,542	88,272
Plus: Shares issued to Foundation	1,156	1,360	1,564	1,799
Less: Expense of the contribution to the Foundation	(1,356)	(1,560)	(1,764)	(1,999)
Plus: Tax benefit of the contribution to the Foundation	542	624	706	799
Less: Common stock acquired by ESOP (2)	(2,948)	(3,468)	(3,988)	(4,586)
Less: Common stock awarded under stock-based benefit plans (3)(4)	(2,358)	(2,774)	(3,191)	(3,669)

Pro forma stockholders’ equity	$98,361	$107,707	$117,052	$127,799

Stockholders’ equity per share:
Historical	$8.00	$6.80	$5.91	$5.14
Estimated net proceeds	9.52	9.56	9.59	9.62
Plus: Shares issued to Foundation	0.20	0.20	0.20	0.20
Less: Expense of the contribution to the Foundation	(0.23)	(0.22)	(0.22)	(0.22)
Plus: Tax benefit of the contribution to the Foundation	0.09	0.09	0.09	0.09
Less: Common stock acquired by ESOP (2)	(0.50)	(0.50)	(0.50)	(0.50)
Less: Common stock awarded under stock-based benefit plans (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$16.68	$15.53	$14.67	$13.93

Offering price as percentage of pro forma stockholders’ equity per share	59.95%	64.39%	68.17%	71.79%
Number of shares outstanding for pro forma book value per share calculations	5,895,600	6,936,000	7,976,400	9,172,860

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 5% of shares of common stock issued in the offering (including shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from BSB Bancorp, Inc. or a subsidiary. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. Belmont Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Belmont Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. ASC 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Belmont Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 2,456, 2,890, 3,323 and 3,822 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by BSB Bancorp, Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from BSB Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by BSB Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the stock-based benefit plans is amortized as an expense during the period and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 40%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the offering (including shares contributed to the charitable foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by BSB Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.58 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options and 25% of the option expense is tax deductible. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares issued in the offering (including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	Income per share computations are determined by taking the number of shares assumed to be issued in the offering (including shares contributed to the charitable foundation) and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.
(6)	The retained earnings of Belmont Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

	At or for the Fiscal Year Ended December 31, 2010 Based Upon the Sale at $10.00 Per Share of
	Minimum 5,780,000 Shares	Midpoint 6,800,000 Shares	Maximum 7,820,000 Shares	Maximum as adjusted 8,993,000 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$57,800	$68,000	$78,200	$89,930
Plus: Market value of shares issued to the Foundation	1,156	1,360	1,564	1,799

Pro form market capitalization	58,956	69,360	79,764	91,729
Gross proceeds of offering	57,800	68,000	78,200	89,930
Less: expenses	1,658	1,658	1,658	1,658

Estimated net proceeds	56,142	66,342	76,542	88,272
Less: Common stock purchased by ESOP (2)	(2,948)	(3,468)	(3,988)	(4,586)
Less: Cash contributions to charitable foundation	(200)	(200)	(200)	(200)
Less: Common stock purchased for stock awards (3)	(2,358)	(2,774)	(3,191)	(3,669)

Estimated net cash proceeds	$50,636	$59,900	$69,163	$79,817

For the fiscal year ended December 31, 2010
Consolidated net income:
Historical	$1,827	$1,827	$1,827	$1,827
Pro forma income on net proceeds	679	803	927	1,070
Pro forma ESOP adjustment (2)	(59)	(69)	(80)	(92)
Pro forma stock award adjustment (3)	(283)	(333)	(383)	(440)
Pro forma stock option adjustment (4)	(380)	(447)	(514)	(591)

Pro forma net income	$1,784	$1,781	$1,777	$1,774

Per share net income (reflects ASC 718-40):
Historical	$0.33	$0.28	$0.24	$0.21
Pro forma income on net proceeds	0.12	0.12	0.12	0.12
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income per share (5)	$0.32	$0.27	$0.23	$0.20

Offering price as a multiple of pro forma net income per share	31.25	37.04	43.48	50.00
Number of shares outstanding for pro forma net income per share calculations (5)	5,610,646	6,600,760	7,590,874	8,729,505

At December 31, 2010
Stockholders’ equity:
Historical	$46,927	$46,927	$46,927	$46,927
Estimated net proceeds	56,142	66,342	76,542	88,272
Plus: Shares issued to Foundation	1,156	1,360	1,564	1,799
Less: Expense of the contribution to the Foundation	(1,356)	(1,560)	(1,764)	(1,999)
Plus: Tax benefit of the contribution to the Foundation	542	624	706	799
Less: Common stock acquired by ESOP (2)	(2,948)	(3,468)	(3,988)	(4,586)
Less: Common stock awarded under stock-based benefit plans (3)(4)	(2,358)	(2,774)	(3,191)	(3,669)

Pro forma stockholders’ equity	$98,105	$107,451	$116,796	$127,543

Stockholders’ equity per share:
Historical	$7.96	$6.77	$5.88	$5.12
Estimated net proceeds	9.52	9.56	9.60	9.62
Plus: Shares issued to Foundation	0.20	0.20	0.20	0.20
Less: Expense of the contribution to the Foundation	(0.23)	(0.22)	(0.22)	(0.22)
Plus: Tax benefit of the contribution to the Foundation	0.09	0.09	0.09	0.09
Less: Common stock acquired by ESOP (2)	(0.50)	(0.50)	(0.50)	(0.50)
Less: Common stock awarded under stock-based benefit plans (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$16.64	$15.50	$14.65	$13.91

Offering price as percentage of pro forma stockholders’ equity per share	60.10%	64.52%	68.26%	71.89%
Number of shares outstanding for pro forma book value per share calculations	5,895,600	6,936,000	7,976,400	9,172,860

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 5% of shares of common stock issued in the offering (including shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from BSB Bancorp, Inc. or a subsidiary. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. Belmont Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Belmont Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. ASC 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Belmont Savings Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 9,826, 11,560, 13,294 and 15,288 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by BSB Bancorp, Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from BSB Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by BSB Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the period and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 40%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued sold in the offering (including shares contributed to the charitable foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by BSB Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the offering (including shares contributed to the charitable foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.58 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options and 25% of the option expense is tax deductible. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares issued in the offering (including shares contributed to the charitable foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	Income per share computations are determined by taking the number of shares assumed to be issued in the offering (including shares contributed to the charitable foundation) and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.
(6)	The retained earnings of Belmont Savings Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $59.0 million, $69.4 million, $79.8 million and $91.7 million with the charitable foundation, as compared to $60.4 million, $71.0 million, $81.7 million and $93.9 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the three months ended March 31, 2011 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the three-month period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)

Estimated stock offering amount	$57,800		$60,350		$68,000		$71,000		$78,200		$81,650		$89,930		$93,898
Estimated full value	58,956		60,350		69,360		71,000		79,764		81,650		91,729		93,898
Total assets	580,452		582,535		589,798		592,226		599,143		601,918		609,890		613,063
Total liabilities	482,091		482,091		482,091		482,091		482,091		482,091		482,091		482,091
Pro forma stockholders’ equity	98,361		100,444		107,707		110,135		117,052		119,827		127,799		130,972
Pro forma net income (1)	1,518		1,523		1,518		1,523		1,516		1,523		1,515		1,523
Pro forma stockholders’ equity per share	16.68		16.64		15.53		15.51		14.67		14.68		13.93		13.95
Pro forma net income per share	0.27		0.27		0.23		0.23		0.20		0.20		0.18		0.17
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	59.95%		60.10%		64.39%		64.47%		68.17%		68.12%		71.79%		71.68%
Offering price to pro forma net income per share	9.26	x	9.26	x	10.87	x	10.87	x	12.50	x	12.50	x	13.89	x	14.71	x
Offering price to assets	10.16%		10.36%		11.76%		11.99%		13.31%		13.57%		15.04%		15.32%
Pro forma financial ratios:
Return on assets (annualized)	1.05%		1.05%		1.03%		1.03%		1.01%		1.01%		0.99%		0.99%
Return on equity (annualized)	6.17%		6.07%		5.64%		5.53%		5.18%		5.08%		4.74%		4.65%
Equity to assets	16.95%		17.24%		18.26%		18.60%		19.54%		19.91%		20.95%		21.36%

Total shares issued	5,895,600		6,035,000		6,936,000		7,100,000		7,976,400		8,165,000		9,172,860		9,389,750

(Footnote on following page)

(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the three months ended March 31, 2011.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)

After-tax expense of contribution to foundation	$814		$936		$1,058		$1,200
Pro forma net income	$704		$582		$458		$315
Pro forma net income per share	$0.13		$0.09		$0.06		$0.04
Offering price to pro forma net income per share	19.23	x	27.78	x	41.67	x	62.50	x
Pro forma return on assets (annualized)	0.49%		0.39%		0.31%		0.21%
Pro forma return on equity (annualized)	2.86%		2.16%		1.57%		0.99%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition and our results of operations. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. BSB Bancorp, Inc. was incorporated on June 2, 2011, and had not engaged in any activities at March 31, 2011; therefore, the information reflected in this section reflects the financial performance of BSB Bancorp, MHC and its subsidiary.

Overview

Our results of operations depend primarily on our net interest and dividend income. Net interest and dividend income is the difference between the interest and dividend income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including corporate bonds, U.S. government and U.S. government agency bonds, and mortgage-backed securities guaranteed or issued by U.S. government-sponsored enterprises) and other interest-earning assets, primarily interest-earning deposits at other financial institutions, and the interest we pay on our interest-bearing liabilities, consisting primarily of money market accounts, savings accounts, certificates of deposit, and Federal Home Loan Bank of Boston advances. Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of service charges on deposit accounts, income derived from bank owned life insurance, loan servicing fees and other income and gains or losses on the sale of loans and on the sale of available-for-sale securities. Noninterest expense currently consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing, legal, accounting and exam fees, FDIC insurance premiums, trustee fees and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

We have historically operated as a traditional thrift institution. In the past, a significant majority of our assets have consisted of long-term, fixed-rate and adjustable rate one- to four-family residential mortgage loans, which we have funded primarily with retail deposit accounts and Federal Home Loan Bank of Boston advances. In recent years, in an effort to improve our earnings and to decrease our exposure to interest rate risk, we generally have sold fixed-rate, conforming one- to four-family residential mortgage loans and we have shifted our focus to originating loans that have adjustable rates or higher yields, including commercial real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans. Such loans generally have shorter maturities than one- to four-family residential mortgage loans. See “Management of Market Risk” for a discussion of actions we take to manage interest rate risk.

In 2009, in order to provide the flexibility to make potential acquisitions, among other things, Belmont Savings Bank reorganized into the mutual holding company structure. Further, following a comprehensive strategic review of the bank’s management and operations, the Board of Directors of the bank approved a new strategic plan designed to increase the growth and profitability of the bank. The strategic plan contemplates significant growth in assets and liabilities over the next several years with the intent of making Belmont Savings Bank the leader in market share in Belmont, the “Bank of Choice” for small businesses in its market area, and the trusted lending partner for area real estate developers. The strategic plan includes a small business lending and deposit initiative, a home equity lending initiative, an auto finance initiative, and a commercial real estate lending initiative. We have recently increased the amount of commercial real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans in our loan portfolio, and we intend to continue to increase our origination of such loans.

In conjunction with the new strategic plan, our Board of Directors has made several key additions to Belmont Savings Bank’s senior management team, including the appointment of Robert M. Mahoney as President and Chief Executive Officer in May, 2010. Mr. Mahoney was formerly Executive Vice Chairman of Citizens Financial Group, Inc. until his retirement in 2008. Our Board of Directors believes that the substantial senior management experience of these new executives will position Belmont Savings Bank to successfully execute its strategic plan. For additional discussion of Belmont Savings Bank’s strategic plan, including its new senior management team and four new strategic initiatives, see “Business of Belmont Savings Bank—General.”

Our emphasis on conservative loan underwriting has resulted in relatively low levels of non-performing assets at a time when many financial institutions are experiencing significant asset quality issues. Our non-performing assets totaled $2.2 million, or 0.42% of total assets, at March 31, 2011, compared to $1.7 million, or 0.34% of total assets at December 31, 2010, and $1.9 million, or 0.38% of total assets, at December 31, 2009. Total loan delinquencies of 60 days or more as of March 31, 2011 were $3.9 million. Our provision for loan losses was $476,000, $438,000 and $366,000 for the three months ended March 31, 2011, and for the years ended December 31, 2010 and 2009, respectively.

We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his or her loan, resulting in an increased principal balance during the life of the loan. We generally do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments and bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (generally defined as loans having less than full documentation).

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of retail customers and small businesses in the communities that we serve. We have sought to accomplish this objective with a strategy designed to increase profitability while maintaining a strong capital position and high asset quality. Highlights of our business strategy are as follows:

•

Continuing to build our retail customer base through new product and marketing- driven initiatives. Retail customer and deposit growth is at the core of our strategy. Recognizing we must allow consumers to bank when, where and how they want, we have created customer-centric products and services that promote profitable, multi-product bank relationships. Our PlatinumBlue checking account offers “best in class” services such as free ATM usage worldwide, state-of-the-art online banking, free paper statements and checks for customers who actively use the account. In addition, PlatinumBlue checking is the gateway to the very competitively priced PlatinumBlue family of products (High Yield Savings, Rising Rate CD, Home Equity). These product offerings are then supported by strong marketing investment in advertising, promotion and most importantly, local community event participation.

•

Continuing to emphasize the origination of commercial and multi-family real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans, while maintaining high asset quality. Between December 31, 2009 and March 31,

2011, our commercial real estate loans (including multi-family real estate loans), home equity lines of credit, commercial business loans and indirect automobile loans, on a combined basis, increased from 34.0% of total loans to 50.3% of total loans. We intend to continue to increase our origination of such loans, which generally are either higher-yielding or have shorter repricing characteristics than one- to four-family residential mortgage loans. Many of these loans also have adjustable rates of interest, which help in our interest rate risk management. See “Business of Belmont Savings Bank—General,” for a discussion of our strategic initiatives to increase commercial real estate loans, small business loans, home equity lines of credit and indirect automobile loans.

•

Emphasizing lower-cost core deposits from new customers through our commercial real estate lending and small business initiatives. Our small business initiative is designed to encourage relationship banking and increase core deposits, including non-interest bearing transaction accounts. In particular, our small business initiative targets deposit-rich industries such as law firms, property management firms, and technology and life sciences enterprises, while our commercial real estate lending initiative is focused on creating full banking relationships with professional commercial real estate investors, developers and managers in Eastern Massachusetts.

•

Expanding our branch network. We currently operate from four banking offices. We evaluate branch expansion opportunities as such opportunities arise, and will continue to do so after the conversion. Depending on market conditions, we intend to expand our branch office network by at least two de novo or acquired branch offices over the next four years with a focus on communities located contiguous to the communities that we currently serve.

•

Increasing our capital to support our future growth. The capital we raise in the conversion and stock offering will better position us to execute our strategic plan, which contemplates significant growth through increased lending and the expansion of our branch network. The additional capital will also position us to take advantage of acquisition opportunities (although we currently have no understandings or agreements to acquire other banks, thrifts, branches thereof or other financial services companies).

•

Continuing our community-oriented focus. As a community banking organization, we intend to play an increasingly significant role in the communities that we serve. We are uniquely positioned to understand the financial needs of our local customers, and we offer a broad range of financial products and services specifically designed to meet those needs. In addition, our newly established charitable foundation will strengthen our commitment to the communities that we serve.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by BSB Bancorp, Inc.’s stockholders.

Assuming that the adjusted maximum number of shares are issued in the offering (and shares are contributed to the charitable foundation), 9,172,860 shares will be outstanding and:

•

our employee stock ownership plan would acquire 458,643 shares of common stock with a $4.6 million loan that is expected to be repaid over 30 years, resulting in an annual pre-tax expense of approximately $153,000 (assuming that the common stock maintains a value of $10.00 per share);

•

our stock-based benefit plans would award a number of shares equal to 4% of the shares issued in the offering (including shares contributed to our charitable foundation), or 366,914 shares at the maximum, as adjusted, of the offering range, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $734,000; and

•

our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering (including shares contributed to our charitable foundation), or 917,286 shares at the maximum, as adjusted, of the offering range, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all stock options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is 0%; the risk free interest rate is 3.47%; and the volatility rate on the common stock is 16.46%, the estimated grant-date fair value of the stock options utilizing a Black-Scholes option pricing analysis is $3.58 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $657,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are allocated to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 4% and 10%, respectively, of our shares sold in the stock offering (including shares contributed to our charitable foundation) if our stock-based benefit plans are adopted more than one year following the stock offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are the following:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable and reasonably estimable credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. The determination of the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

The allowance for loan losses has been determined in accordance with GAAP. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that allowance for loan losses is an appropriate estimate of the inherent probable losses within our loan portfolio.

The estimate of our credit losses is applied to two general categories of loans:

•	loans that we evaluate individually for impairment under ASC 310-10, “Receivables;” and

•	groups of loans with similar risk characteristics that we evaluate collectively for impairment under ASC 450-20, “Loss Contingencies.”

The allowance for loan losses is evaluated on a regular basis by management and reflects consideration of all significant factors that affect the collectability of the loan portfolio. The factors used to evaluate the collectability of the loan portfolio include, but are not limited to, current economic conditions, our historical loss experience, the nature and volume of the loan portfolio, the financial strength of the borrower, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results. See also “Business of Belmont Savings Bank—Allowance for Loan Losses.”

Securities Valuation and Impairment. Our available-for-sale securities portfolio historically has consisted of corporate bonds, U.S. government and U.S. government agency bonds, and mortgage-backed securities guaranteed or issued by the U.S. government or a U.S. government sponsored enterprise. Our available-for-sale securities portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in equity. Our trading securities portfolio is reported at fair value. Our held-to-maturity securities portfolio, consisting of U.S. government and U.S. government agency bonds, mortgage-backed securities and debt securities for which we have the positive intent and ability to hold to maturity, is carried at amortized cost. We conduct a quarterly review and evaluation of the available-for-sale and held-to-maturity securities portfolios to determine if the fair value of any security has declined below its amortized cost, and whether such decline is other-than-temporary. If the amortized cost basis of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, the probability of a near-term recovery in value and our intent to sell the security and whether it is more likely than not that we will be required to sell the security before full recovery of our investment or maturity. If such a decline is deemed other-than-temporary for equity securities, an impairment charge is recorded through current earnings based upon the estimated fair value of the security at the time of impairment and a new cost basis in the investment is established. For any debt security with a fair value less than its amortized cost basis, we will determine whether we have the intent to sell the debt security or whether it is more likely than not we will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, we will recognize the full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.

Determining if a security’s decline in estimated fair value is other-than-temporary is inherently subjective. In performing our evaluation of securities in an unrealized loss position, we consider among other things, the severity, and duration of time that the security has been in an unrealized loss position and the credit quality of the issuer. This evaluation is inherently subjective as it requires estimates of future events, many of which are difficult to predict. Actual results could be significantly different than our estimates and could have a material effect on our financial results.

Categorization of Investment Securities. We periodically review the level of trading activity within our investment portfolio categorized as trading and categorized as available-for-sale to determine if the investment securities held within those categories are properly classified. We consider a security to meet the definition of a trading security if the intent is to sell the security within hours or days after being acquired. During the year ended December 31, 2010, we reviewed the level of trading activity within our trading portfolio. Our external money manager, with our approval, adopted a more long-term buy and hold strategy related to most of the securities within the trading portfolio during the year ended December 31, 2010. As a result of this change in strategy, the level of trading activity was greatly reduced. Based on the reduced level of trades within the trading portfolio, we determined that the securities within this category no longer met the definition of a trading security and, effective July 31, 2010, we transferred our trading portfolio to the available-for-sale category. The fair value of the securities on the transfer date was $12.4 million.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If it is determined that it is more likely than not that the deferred tax assets will not be realized, a valuation allowance is established. We consider the determination of this valuation allowance to be a critical accounting policy because of the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed quarterly as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carrybacks decline, or if we project lower levels of future taxable income. Such a valuation allowance would be established and any subsequent changes to such allowance would require an adjustment to income tax expense that could adversely affect our operating results.

Comparison of Financial Condition at March 31, 2011 and December 31, 2010

Total Assets. Total assets increased $29.0 million to $529.3 million at March 31, 2011 from $500.3 million at December 31, 2010. The increase was primarily the result of a $46.1 million, or 13.7%, increase in net loans, and a $14.9 million, or 71.0%, increase in cash and cash equivalents, partially offset by a $14.3 million decrease in securities available for sale and a $14.9 million, or 15.9%, decrease in securities held to maturity. The increase in net loans was largely due to the $26.7 million increase in our indirect automobile loan portfolio, which increased to $30.4 million at March 31, 2011 from $3.7 million at December 31, 2010.

Loans. Net loans increased by $46.1 million to $383.0 million at March 31, 2011 from $336.9 million at December 31, 2010. The increase in loans was primarily due to increases of $26.7 million in indirect automobile loans, $21.8 million, or 23.9%, in commercial real estate loans, $2.8 million, or 9.0%, in home equity lines of credit and $2.5 million, or 17.7%, in commercial business loans, partially offset by an $8.9 million, or 4.8%, decrease in one- to four-family residential loans. We intend to continue to expand our indirect automobile lending program, which we initiated during the fourth quarter of 2010. The increase in commercial real estate loans, home equity lines of credit and commercial business loans also reflected our continued emphasis on originating these types of loans according to our strategic plan.

Investment Securities. Total investment securities decreased $29.2 million to $79.0 million at March 31, 2011 from $108.2 million at December 31, 2010, reflecting our funding of higher-yielding loans during the quarter ended March 31, 2011. During the three months ended March 31, 2011, we sold our entire $12.9 million portfolio of marketable equity securities for $15.7 million in proceeds and a net realized gain of $2.8 million. The remainder of the decrease in investment securities resulted from decreases of $5.0 million in corporate debt securities, $7.8 million in U.S. government and federal agency obligations and $2.1 million of U.S. government and agency-sponsored mortgage-backed securities.

Cash and Cash Equivalents. Cash and cash equivalents increased by $14.9 million to $35.9 million at March 31, 2011 from $21.0 million at December 31, 2010. The increase reflected higher liquidity levels in anticipation of funding loan originations.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides noninterest income that is nontaxable. At March 31, 2011, our investment in bank-owned life insurance was $12.1 million, an increase of $121,000 from $12.0 million at December 31, 2010, reflecting an increase in cash value. Federal regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital.

Deposits. Deposits increased $30.4 million to $377.3 million at March 31, 2011 from $346.9 million at December 31, 2010. The increase in deposits was due to an increase of $3.2 million, or 10.5%, in non-interest bearing accounts, reflecting our success in expanding services to small business customers, including business online banking and remote deposit capture. The increase in deposits also was due to an increase of $27.2 million, or 8.6%, in interest bearing accounts, reflecting our promotion of PlatinumBlue high yield savings accounts, which has enabled us to build broader deposit relationships with our borrower customers. The increase also reflected customers seeking the safety of insured deposits given the volatility of alternative investments.

Borrowings. At March 31, 2011, borrowings consisted of advances from the Federal Home Loan Bank of Boston, securities sold to securities dealers under agreements to repurchase, or “repurchase agreements”, and other borrowed funds consisting of the balance of loans that we sold with recourse to another financial institution in March 2006. For additional discussion of other borrowed funds, see Note 8 to the Notes to Consolidated Financial Statements beginning on page F-1.

Total borrowings decreased $2.2 million to $98.5 million at March 31, 2011, from $100.7 million at December 31, 2010. Advances from the Federal Home Loan Bank of Boston increased $1.0 million to $93.8 million at March 31, 2011, from $92.8 million at December 31, 2010, and repurchase agreements increased $432,000 to $3.1 million at March 31, 2011, from $2.7 million at December 31, 2010. Other borrowed funds decreased $3.6 million to $1.6 million at March 31, 2011, from $5.2 million at December 31, 2010.

Equity. Total equity increased $256,000 to $47.2 million at March 31, 2011 from $46.9 million at December 31, 2010. The increase was attributable to $1.5 million of net income, partially offset by a $1.3 million decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income resulted primarily from the after-tax effect of changes in unrealized gains on securities available for sale related to the sale during the three months ended March 31, 2011 of our entire portfolio of marketable equity securities.

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

Total Assets. Total assets decreased $4.6 million to $500.3 million at December 31, 2010, from $504.9 million at December 31, 2009. The decrease was primarily due to decreases of $14.8 million, or 4.2%, in net loans, $1.7 million, or 12.2%, in bank-owned life insurance and $1.5 million, or 33.2%, in deferred tax asset, net, partially offset by increases of $5.0 million, or 4.9%, in investment securities, $4.6 million, or 28.0%, in cash and cash equivalents and $3.5 million in loans held-for-sale.

Loans. Net loans decreased by $14.9 million to $336.9 million at December 31, 2010 from $351.8 million at December 31, 2009. The decrease in net loans was primarily due to decreases of $29.2 million in one- to four-family loans and $5.2 million in construction loans, partially offset by increases of $10.4 million in commercial real estate loans, $5.1 million in commercial loans, and $3.7 million in indirect automobile loans. The increase in commercial real estate loans, home equity lines of credit and commercial business loans reflected our continued emphasis on originating these types of loans according to our strategic plan.

Investment Securities. Total investment securities increased $5.0 million to $108.2 million at December 31, 2010, from $103.2 million at December 31, 2009. The increase was primarily due to increases of $6.8 million in U.S. government and federal agency obligations, $4.7 million in corporate debt securities and $2.8 million in fair value of marketable equity securities, partially offset by a decrease of $9.3 million in U.S. government and agency sponsored mortgage-backed securities.

Cash and Cash Equivalents. Cash and equivalents increased by $4.6 million, or 28.0%, to $21.0 million at December 31, 2010 from $16.4 million at December 31, 2009. This increase reflected growth in deposits.

Bank-Owned Life Insurance. During the year ended December 31, 2010, our investment in bank-owned life insurance decreased $1.6 million to $12.0 million at December 31, 2010 from $13.6 million at December 31, 2009. The decrease was primarily due to the distribution of a split-dollar life insurance policy to two retiring executive officers in connection with their supplemental executive retirement plan benefits.

Deposits. Deposits increased $34.2 million to $346.9 million at December 31, 2010 from $312.7 million at December 31, 2009. The increase in deposits was primarily due to an increase of $26.0 million, or 8.9%, in interest bearing accounts, reflecting our promotion of PlatinumBlue high yield savings accounts, which has enabled us to build broader deposit relationships with our borrower customers. The increase in deposits also was due to an increase of $8.2 million, or 37.6%, in non-interest bearing accounts, which we attribute to our success in expanding services to small business customers, including business online banking and remote deposit capture. The increase also reflected customers seeking the safety of insured deposits given the volatility of alternative investments.

Borrowings. Total borrowings decreased $38.4 million, or 27.6%, to $100.7 million at December 31, 2010, from $139.1 million at December 31, 2009. Advances from the Federal Home Loan Bank of Boston decreased $36.9 million, or 28.5%, to $92.8 million at December 31, 2010, from $129.7 million at December 31, 2009. The decrease in advances during the year ended December 31, 2010 was primarily due to our success in shifting our funding mix to lower-cost deposits, including non-interest bearing transaction accounts of small business customers. Repurchase agreements decreased $1.0 million, or 27.0%, to $2.7 million at December 31, 2010, from $3.7 million at December 31, 2009, and other borrowed funds decreased $551,000, or 9.6%, to $5.2 million at December 31, 2010, from $5.8 million at December 31, 2009.

Equity. Total equity increased $3.1 million, or 7.1%, to $46.9 million at December 31, 2010 from $43.8 million at December 31, 2009. The increase was attributable to $1.8 million of net income and a $1.3 million increase in accumulated other comprehensive income reflecting unrealized gains in our investment portfolio.

Comparison of Operating Results for the Three Months Ended March 31, 2011 and 2010

General. Net income increased $628,000, or 69.7%, to $1.5 million for the three months ended March 31, 2011 from $901,000 for the three months ended March 31, 2010. The increase was primarily due to a $2.2 million increase in gain on securities, partially offset by a $1.0 million increase in noninterest expense.

Net Interest and Dividend Income. Net interest and dividend income increased by $96,000, or 2.8%, to $3.5 million for the three months ended March 31, 2011 from $3.4 million for the three months ended March 31, 2010. The increase was due to a $573,000 decrease in interest expense, partially offset by a decrease of $477,000 in interest and dividend income. The increase in net interest and dividend income was primarily the result of the cost of our interest-bearing liabilities decreasing faster than the yields on our interest-earning assets in a period of declining market interest rates. As a result, our net interest margin increased 8 basis points to 2.99% for the three months ended March 31, 2011 compared to 2.91% for the three months ended March 31, 2010, and our net interest rate spread increased 11 basis points to 2.81% for the three months ended March 31, 2011 compared to 2.70% for the three months ended March 31, 2010. In addition, our net interest-earning assets increased to $59.4 million for the three months ended March 31, 2011 from $50.3 million for the three months ended March 31, 2010.

Interest and Dividend Income. Interest and dividend income decreased $477,000 to $5.1 million for the three months ended March 31, 2011 from $5.6 million for the three months ended March 31, 2010. The decrease in interest and dividend income was primarily due to a $311,000 decrease in interest income on loans and a $166,000 decrease in interest and dividend income on securities. The decrease in interest income on loans resulted from a 45 basis point decrease in the average yield on loans to 4.98% from 5.43% primarily due to lower market interest rates during the period. The decrease in yield on loans was partially offset by an increase in the average balance of loans of $6.3 million to $358.8 million for the three months ended March 31, 2011 from $352.5 million for the three months ended March 31, 2010. The decrease in interest and dividend income on securities resulted from a 57 basis point decrease in the average yield on securities to 2.75% from 3.32%, and a $3.8 million decrease in the average balance of securities to $100.2 million for the three months ended March 31, 2011. The decrease in the average yield on securities was primarily due to lower market interest rates during the period.

Interest Expense. Interest expense decreased $573,000 to $1.5 million for the three months ended March 31, 2011 from $2.1 million for the three months ended March 31, 2010. The decrease resulted from a 51 basis point decrease in the cost of interest-bearing liabilities and a $9.0 million decrease in the average balance of interest-bearing liabilities during the period.

Interest expense on interest-bearing deposits decreased by $123,000 to $890,000 for the three months ended March 31, 2011 from $1.0 million for the three months ended March 31, 2010. This decrease was primarily due to a 29 basis point decrease in the average cost of interest-bearing deposits to 1.11% for the three months ended March 31, 2011 from 1.40% for the three months ended March 31, 2010. We experienced decreases in the average cost across all categories of interest-bearing deposits for the three months ended March 31, 2011, reflecting lower market interest rates compared to the prior period. The decrease in average cost was partially offset by a $30.9 million increase in the average balance of interest-bearing deposits to $325.0 million for the three months ended March 31, 2011 from $294.1 million for the three months ended March 31, 2010.

Interest expense on borrowings decreased $450,000 to $655,000 for the three months ended March 31, 2011 from $1.1 million for the three months ended March 31, 2010. This decrease was primarily due to a $38.0 million decrease in the average balance of Federal Home Loan Bank advances to $89.1 million for the three months ended March 31, 2011 from $127.1 million for the three months ended March 31, 2010, and a 56 basis point decrease in the average cost of such advances to 2.75% for the three months ended March 31, 2011 from 3.31% for the three months ended March 31, 2010.

Provision for Loan Losses. We establish provisions for loan losses that are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb probable credit losses inherent in the loan portfolio. Our methodology for establishing our allowance for loan losses and provisions for loan losses is discussed under “—Critical Accounting Policies—Allowance for Loan Losses.” Based on the methodology described therein, we recorded a provision for loan losses of $476,000 for the three months ended March 31, 2011, compared to a provision for loan losses of $284,000 for the three months ended March 31, 2010. The allowance for loan losses was $3.3 million, or 0.9% of total loans, at March 31, 2011, compared to $2.8 million, or 0.8% of total loans, at March 31, 2010. The increase in the provision reflected management’s assessment of the risk in the portfolio resulting from increases in our commercial real estate loans, commercial business loans, home equity lines of credit and consumer loans. These types of loans generally bear higher risk than our one- to-four family mortgage loans. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the three months ended March 31, 2011 and 2010.

Noninterest Income. Noninterest income increased $2.1 million to $3.1 million for the three months ended March 31, 2011, from $972,000 for the three months ended March 31, 2010. The increase was primarily due to an increase of $2.8 million in net realized gain on sales and calls of securities, partially offset by a decrease of $624,000 in net gain on trading securities. The increase in net realized gain on sales and calls of securities resulted from the sale of our entire portfolio of marketable equity securities during the 2011 period.

Noninterest Expense. Noninterest expense increased $1.0 million, or 37.0%, to $3.7 million for the three months ended March 31, 2011 from $2.7 million for the three months ended March 31, 2010. The largest components of this increase were salaries and employee benefits, which increased $751,000, or 45.7%, marketing (in support of our new business initiatives), which increased $169,000, or 318.9%, and other noninterest expense, which increased $95,000, or 48.5%. Increased staffing, normal salary increases and increases in payroll taxes primarily accounted for the increase in compensation and benefits expense.

Income Tax Expense. We recorded a provision for income taxes of $908,000 for the three months ended March 31, 2011, compared to a provision for income taxes of $560,000 for the three months ended March 31, 2010, reflecting effective tax rates of 37.3% and 38.3%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

General. Net income decreased $1.6 million to $1.8 million for the year ended December 31, 2010 from $3.4 million for the year ended December 31, 2009. The primary reasons for the decrease were a $2.4 million increase in noninterest expense and a $2.6 million decrease in noninterest income, partially offset by a $910,000 increase in net interest and dividend income and a $2.5 million decrease in tax expense.

Net Interest and Dividend Income. Net interest and dividend income increased by $910,000 to $13.6 million for the year ended December 31, 2010 from $12.7 million for the year ended December 31, 2009. The increase primarily resulted from a decrease of $2.8 million in interest expense partially offset by a decrease of $1.9 million in interest and dividend income. These decreases were primarily driven by declining market interest rates during the year ended December 31, 2010. Our deposit and borrowing rates declined faster than the average yield on our interest-earning assets. In addition, our average balance of interest-bearing liabilities was $6.9 million lower for the 2010 period. As a result, our net interest margin increased 19 basis points to 2.86% for the year ended December 31, 2010 from 2.67% for the year ended December 31, 2009, and our net interest rate spread increased 21 basis points to 2.65% for the year ended December 31, 2010 from 2.44% for the year ended December 31, 2009. In addition, our net interest-earning assets increased to $54.3 million for the year ended December 31, 2010 from $46.1 million for the year ended December 31, 2009.

Interest and Dividend Income. Interest and dividend income decreased $1.9 million to $21.2 million for the year ended December 31, 2010 from $23.1 million for the year ended December 31, 2009. The decrease primarily resulted from a $1.7 million decrease in interest income on loans and a $138,000 decrease in interest and dividend income on securities.

Interest income on loans decreased $1.7 million to $18.0 million for the year ended December 31, 2010 from $19.7 million for the year ended December 31, 2009. This decrease resulted from an 18 basis point decrease in the average yield to 5.23% for the year ended December 31, 2010 from 5.41% for the year ended December 31, 2009, and a $20.7 million decrease in the average balance of loans for the 2010 period. The decrease in the average balance of loans reflected refinancing of our adjustable-rate mortgages into fixed-rate mortgage loans, which were generally sold by us into the secondary mortgage market. The decreased yield reflected the impact of decreases in market interest rates during 2010 on our adjustable-rate loan products, as well as decreased rates on newly originated loans.

Interest and dividend income on securities decreased by $138,000 to $3.2 million for the year ended December 31, 2010 from $3.4 million for the year ended December 31, 2009. The decrease in interest and dividend income on securities was due to a 72 basis point decrease in the average yield to 2.94% for the year ended December 31, 2010 from 3.66% for the year ended December 31, 2009, partially offset by a $17.8 million increase in the average balance of securities to $109.2 million for the year ended December 31, 2010 from $91.4 million for the year ended December 31, 2009. The decrease in the average yield on securities was due to the declining interest rate environment.

Interest Expense. Interest expense decreased $2.8 million to $7.6 million for the year ended December 31, 2010 from $10.4 million for the year ended December 31, 2009.

Interest expense on interest-bearing deposits decreased by $768,000 to $3.8 million for the year ended December 31, 2010 from $4.6 million for the year ended December 31, 2009. The decrease in interest expense on interest-bearing deposits was due to a decrease of 40 basis points in the average rate paid on interest-bearing deposits to 1.27% for the year ended December 31, 2010 from 1.67% for the year ended December 31, 2009. The average rate decreased across all categories of interest-bearing deposits for the year ended December 31, 2010, reflecting lower market interest rates. This was partially offset by a $28.0 million, or 10.2%, increase in the average balance of interest-bearing deposits to $303.4 million for the year ended December 31, 2010 from $275.4 million for the year ended December 31, 2009.

Interest expense on borrowings, including Federal Home Loan Bank advances, securities sold under repurchase agreements and other borrowed funds, decreased $2.1 million to $3.7 million for the year ended December 31, 2010 from $5.8 million for the year ended December 31, 2009, primarily due to a $1.9 million decrease in expense for Federal Home Loan Bank advances. The decrease in expense for Federal Home Loan Bank advances was due to a 62 basis point decrease in the average cost of such advances to 3.14% for the year ended December 31, 2010 from 3.76% for the year ended December 31, 2009, and a $33.3 million decrease in the average balance of advances.

Provision for Loan Losses. We recorded a provision for loan losses of $438,000 for the year ended December 31, 2010 and a provision for loan losses of $366,000 for the year ended December 31, 2009. The allowance for loan losses was $2.9 million, or 0.9% of total loans, at December 31, 2010, compared to $2.5 million, or 0.7% of total loans, at December 31, 2009. The increased provision reflected management’s assessment of the risks inherent in our loan portfolio. During 2010, our commercial real estate loans, commercial business loans, home equity lines of credit and consumer loans, which bear higher risk than our one- to-four family mortgage loans, each increased as a percentage of total loans. Total nonperforming loans were $1.7 million at December 31, 2010 and $1.9 million at December 31, 2009. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the year ended December 31, 2010 and 2009.

Noninterest Income. Noninterest income decreased $2.6 million to $1.7 million for the year ended December 31, 2010 compared to $4.3 million for the year ended December 31, 2009. The decrease was primarily due to a $2.3 million decrease in net gain on trading securities, a $204,000 increase in writedowns of impaired securities, and a $162,000 decrease in income from bank-owned life insurance, partially offset by an increase of $166,000 in net gain on sales and calls of securities. The decrease in net gain on trading securities was due to the transfer of the trading securities portfolio to available-for-sale in 2010. For additional discussion regarding the transfer of the trading securities portfolio to available-for-sale in 2010, see “—Critical Accounting Policies—Categorization of Investment Securities.”

Noninterest Expense. Noninterest expense increased $2.4 million to $12.9 million for the year ended December 31, 2010 from $10.5 million for the year ended December 31, 2009. The largest component of this increase was a $1.6 million, or 25.2%, increase in salaries and employee benefits due largely to expenses related to the retirement of our former chief executive officer during 2010. In 2010 we also recorded increases of $337,000, or 60.3%, in data processing fees, $336,000, or 108.7%, in professional fees, $245,000, or 85.1%, in marketing fees and $133,000, or 15.0%, in other expenses, partially offset by a decrease of $255,000, or 33.9%, in FDIC assessments.

Income Tax Expense. We recorded $220,000 and $2.7 million of income tax expense, respectively, for the years ended December 31, 2010 and 2009, reflecting effective tax rates of 10.7% and 44.4%, respectively. The decrease in the effective tax rate for 2010 was due to the elimination of the deferred tax valuation allowance related to the capital loss carry forward pertaining to our investment in equity securities.

Comparison of Operating Results for the Three Months Ended December 31, 2009 and 2008

General. Net income increased $2.0 million to $916,000 for the three months ended December 31, 2009, from a loss of $1.1 million for the three months ended December 31, 2008. The increase was primarily due to an increase of $3.1 million in noninterest income resulting from a $580,000 gain on the sale of securities in 2009, compared to a $2.6 million loss on the sale of securities in 2008.

Net Interest and Dividend Income. Net interest and dividend income increased by $331,000 to $3.3 million for the three months ended December 31, 2009 from $3.0 million for the three months ended December 31, 2008. The increase was due to a $778,000 decrease in interest expense, partially offset by a decrease of $447,000 in interest and dividend income. The increase in net interest and dividend income was primarily the result of the cost of our interest-bearing liabilities decreasing faster than the yields on our interest-earning assets in a period of declining market interest rates. As a result, our net interest margin increased 21 basis points to 2.76% for the three months ended December 31, 2009 compared to 2.55% for the three months ended December 31, 2008, and our net interest rate spread increased 25 basis points to 2.53% for the three months ended December 31, 2009 compared to 2.28% for the three months ended December 31, 2008. In addition, our net interest-earning assets increased to $50.4 million for the three months ended December 31, 2009 from $42.6 million for the three months ended December 31, 2008.

Interest and Dividend Income. Interest and dividend income decreased $447,000 to $5.6 million for the three months ended December 31, 2009 from $6.1 million for the three months ended December 31, 2008. The decrease in interest and dividend income was primarily due to a $358,000 decrease in interest income on loans and an $87,000 decrease in interest and dividend income on securities. The decrease in interest income on loans resulted from a 27 basis point decrease in the average yield on loans to 5.31% for the three months ended December 31, 2008 from 5.58% for the three months ended December 31, 2009, and an $8.6 million decrease in the average balance of loans to $358.4 million for the three months ended December 31, 2009 from $367.0 million for the three months ended December 31, 2008. The decrease in the average yield on loans was primarily due to lower market interest rates during the period.

The decrease in interest and dividend income on securities resulted from a 79 basis point decrease in the average yield on securities to 3.42% for the three months ended December 31, 2009 from 4.21% for the three months ended December 31, 2008, partially offset by a $14.4 million increase in the average balance of securities to $97.2 million for the three months ended December 31, 2009, from $82.8 million for the three months ended December 31, 2008. The decrease in the average yield on securities was primarily due to lower market interest rates during the period. The increase in the average balance of securities was due largely to the deployment of cash flows from increased deposits that exceeded loan demand for the period.

Interest Expense. Interest expense decreased $778,000 to $2.3 million for the three months ended December 31, 2009 from $3.1 million for the three months ended December 31, 2008. The decrease resulted from a 74 basis point decrease in the cost of interest-bearing liabilities to 2.15% for the three months ended December 31, 2009 from 2.89% for the three months ended December 31, 2008, partially offset by a $3.4 million increase in the average balance of interest-bearing liabilities for the 2009 period.

Interest expense on interest-bearing deposits decreased by $307,000 to $1.1 million for the three months ended December 31, 2009 from $1.4 million for the three months ended December 31, 2008. The decrease was primarily due to a 63 basis point decrease in the average cost of interest-bearing deposits to 1.48% for the three months ended December 31, 2009 from 2.11% for the three months ended December 31, 2008. The average cost decreased across all categories of interest-bearing deposits for the three months ended December 31, 2009, reflecting lower market interest rates as compared to the 2008 period. The decrease in average cost was partially offset by a $26.1 million increase in the average balance of interest-bearing deposits to $284.6 million for the three months ended December 31, 2009 from $258.5 million for the three months ended December 31, 2008.

Interest expense on total borrowings decreased $471,000 to $1.2 million for the three months ended December 31, 2009 from $1.7 million for the three months ended December 31, 2008. This decrease was primarily due to a $21.2 million decrease in the average balance of Federal Home Loan Bank advances to $132.9 million for the three months ended December 31, 2009 from $154.2 million for the three months ended December 31, 2008, and a 61 basis point decrease in the average cost of such advances to 3.51% for the three months ended December 31, 2009 from 4.12% for the three months ended December 31, 2008.

Provision for Loan Losses. We recorded a provision for loan losses of $152,000 for the three months ended December 31, 2009 and a provision for loan losses of $383,000 for the three months ended December 31, 2008. The allowance for loan losses was $2.5 million, or 0.7% of total loans, at December 31, 2009, compared to $2.1 million, or 0.6% of total loans, at December 31, 2008. The increase in the allowance was due to the increased balance of commercial real estate loans and increased specific provisions at December 31, 2009. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the three months ended December 31, 2009 and 2008.

Noninterest Income. Noninterest income increased $3.1 million to $1.1 million for the three months ended December 31, 2009, compared to a $2.0 million charge for the three months ended December 31, 2008. The increase in noninterest income resulted primarily from a gain of $580,000 on the sale of securities in the 2009 period, compared to a loss of $2.6 million on the sale of securities in the 2008 period. The loss on the sale of securities in the 2008 period resulted from adverse market conditions for equity securities.

Noninterest Expense. Noninterest expense increased $295,000 to $2.7 million for the three months ended December 31, 2009 from $2.4 million for the three months ended December 31, 2008. The largest components of this increase were other noninterest expense, which increased $141,000, or 79.0%, FDIC assessments, which increased $74,000, or 189.8%, and salaries and employee benefits, which increased $52,000, or 3.4%.

Income Tax Expense. We recorded a provision for income taxes of $589,000 for the three months ended December 31, 2009, compared to an income tax benefit of $730,000 for the three months ended December 31, 2008, reflecting effective tax rates of 39.1% and (39.9)%, respectively. The increased rate for 2009 was due to the increase in net income for the 2009 period.

Comparison of Operating Results for the Years Ended September 30, 2009 and 2008

General. Net income increased $1.9 million to $1.4 million for the year ended September 30, 2009 from a loss of $436,000 for the year ended September 30, 2008. The primary reasons for the increase were a $2.7 million increase in net interest and dividend income and a $2.4 million increase in noninterest income, partially offset by increases of $867,000 in noninterest expense and $222,000 in the provision for loan losses.

Net Interest and Dividend Income. Net interest and dividend income increased by $2.7 million to $12.4 million for the year ended September 30, 2009 from $9.7 million for the year ended September 30, 2008. The increase primarily resulted from a decrease of $2.2 million in interest expense to $11.1 million for the year ended September 30, 2009 from $13.3 million for the year ended September 30, 2008, and an increase of $507,000 in interest and dividend income to $23.5 million for the year ended September 30, 2009 from $23.0 million for the year ended September 30, 2008. The increase in net interest and dividend income was primarily due to the cost of our interest-bearing liabilities decreasing faster than the yields on our interest-earning assets in a period of declining market interest rates. As a result, our net interest margin increased 37 basis points to 2.62% for the year ended September 30, 2009 from 2.25% for the year ended September 30, 2008, and our net interest rate spread increased 44 basis points to 2.38% for the year ended September 30, 2009 from 1.94% for the year ended September 30, 2008. In addition, our net interest-earning assets increased to $44.1 million for the year ended September 30, 2009 from $38.9 million for the year ended September 30, 2008.

Interest and Dividend Income. Interest and dividend income increased $507,000 to $23.5 million for the year ended September 30, 2009 from $23.0 million for the year ended September 30, 2008. The increase primarily resulted from a $1.1 million increase in interest income on loans partially offset by a $495,000 decrease in interest and dividend income on securities.

Interest income on loans increased $1.1 million to $20.1 million for the year ended September 30, 2009 from $19.0 million for the year ended September 30, 2008. This increase resulted from a $30.1 million increase in the average balance of loans to $366.6 million for the year ended September 30, 2009 from $336.5 million for the year ended September 30, 2008, partially offset by a 17 basis point decrease in the average yield to 5.48% for the year ended September 30, 2009 from 5.65% for the year ended September 30, 2008, reflecting decreases in market interest rates.

Interest and dividend income on securities decreased by $307,000 to $3.4 million for the year ended September 30, 2009 from $3.9 million for the year ended September 30, 2008. The decrease in interest and dividend income on securities was due to a decrease in the average yield on securities of 44 basis points to 3.86% for the year ended September 30, 2009 from 4.30% for the year ended September 30, 2008, partially offset by a $1.7 million increase in the average balance of securities to $87.8 million for the year ended September 30, 2009 from $86.1 million for the year ended September 30, 2008. The decrease in the average yield on securities was due to the declining interest rate environment.

Interest Expense. Interest expense decreased $2.2 million to $11.1 million for the year ended September 30, 2009 from $13.3 million for the year ended September 30, 2008. Interest expense on interest-bearing deposits decreased by $2.6 million to $4.9 million for the year ended September 30, 2009 from $7.5 million for the year ended September 30, 2008. The decrease in interest expense on interest-bearing deposits was due to a decrease of 96 basis points in the average rate paid on interest-bearing deposits to 1.83% for the year ended September 30, 2009 from 2.79% for the year ended September 30, 2008. We experienced decreases in the average rate across all categories of interest-bearing deposits for the year ended September 30, 2009, reflecting lower market interest rates. The average balance of interest-bearing deposits increased $85,000, or 0.03%, to $268.8 million for the year ended September 30, 2009.

Interest expense on total borrowings increased $434,000 to $6.2 million for the year ended September 30, 2009 from $5.8 million for the year ended September 30, 2008. The increase was primarily due to a $34.5 million increase in the average balance of Federal Home Loan Bank advances to $148.9 million for the year ended September 30, 2009 from $114.4 million for the year ended September 30, 2008, partially offset by a 71 basis point decrease in the average cost of such borrowings to 3.91% for the year ended September 30, 2009 from 4.62% for the year ended September 30, 2008.

Provision for Loan Losses. We recorded a provision for loan losses of $597,000 for the year ended September 30, 2009 and a provision for loan losses of $375,000 for the year ended September 30, 2008. The allowance for loan losses was $2.3 million, or 0.6% of total loans, at September 30, 2009, compared to $1.7 million, or 0.5% of total loans, at September 30, 2008. The increased provision reflected management’s assessment of the risks inherent in the loan portfolio combined with a weakened economy. To the best of our knowledge, we have recorded all losses that are both probable and reasonably estimable for the years ended September 30, 2009 and 2008.

Noninterest Income. Noninterest income increased $2.4 million to $1.2 million for the year ended September 30, 2009, compared to a charge of $1.2 million for the year ended September 30, 2008. The increase in noninterest income resulted largely from a $1.8 million decrease in net loss on trading securities from a loss of $2.3 million for the year ended September 30, 2008 to a loss of $511,000 for the year ended September 30, 2009. Other items contributing to the increase in noninterest income were $193,000 of income from bank-owned life insurance in 2009 compared to no such income in 2008, $323,000 in losses on sales of securities in 2008 compared to no such losses in 2009, and $239,000 in writedowns of impaired securities in 2008 compared to no such writedowns in 2009, partially offset by a decrease of $343,000 in other income for 2009.

Noninterest Expense. Noninterest expense increased $867,000 to $10.2 million for the year ended September 30, 2009 from $9.3 million for the year ended September 30, 2008. The largest components of this increase were FDIC assessments, which increased $619,000, or 1,031.2%, and salaries and employee benefits, which increased $339,000, or 5.7%. Normal salary increases and increases in payroll taxes primarily accounted for the increase in expense for salaries and employee benefits.

Income Tax Expense. We recorded $1.4 million of income tax expense for the year ended September 30, 2009, compared to a $705,000 income tax benefit for the year ended September 2008, reflecting effective tax rates of 50.1% and (61.8)%, respectively.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At March 31,	For the Three Months Ended March 31,
	2011	2011			2010
	Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Total loans	4.91%	$358,826	$4,407	4.98%	$352,501	$4,718	5.43%
Securities	4.32	100,158	679	2.75	103,994	851	3.32
FHLB Stock	—	8,038	6	0.30	8,038	—	—
Other	0.25	13,598	2	0.06	15,995	2	0.05

Total interest-earning assets	4.57	480,620	5,094	4.30	480,528	5,571	4.70
Non-interest-earning assets		23,931			25,898

Total assets		$504,551			$506,426

Interest-bearing liabilities:
Regular savings accounts	0.74%	$162,272	$280	0.70%	$125,104	$286	0.93%
Checking accounts	0.17	23,518	7	0.12	28,276	11	0.16
Money market accounts	0.31	13,416	10	0.30	13,374	24	0.73
Certificates of deposit	1.95	125,808	593	1.91	127,303	692	2.20

Total interest-bearing deposits	1.10	325,014	890	1.11	294,057	1,013	1.40
Federal Home Loan Bank advances	2.49	89,094	605	2.75	127,122	1,037	3.31
Securities sold under agreements to repurchase	0.65	2,863	5	0.71	3,345	8	0.97
Other borrowed funds	3.00	4,225	45	4.32	5,662	60	4.30

Total interest-bearing liabilities	1.40	421,196	1,545	1.49	430,186	2,118	2.00
Non-interest-bearing liabilities		36,265			31,776

Total liabilities		457,461			461,962
Equity		47,090			44,464

Total liabilities and equity		$504,551			$506,426

Net interest and dividend income			$3,549			$3,453

Net interest rate spread (2)				2.81%			2.70%
Net interest-earning assets (3)		$59,424			$50,342

Net interest margin (4)				2.99%			2.91%
Average interest-earning assets to interest-bearing liabilities		114.11%			111.70%

	For the Years Ended December 31,
	2010			2009
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Total loans	$343,774	$17,980	5.23%	$364,509	$19,728	5.41%
Securities	109,221	3,212	2.94	91,444	3,350	3.66
FHLB Stock	8,038	—	—	8,038	—	—
Other	15,994	9	0.06	11,710	16	0.14

Total interest-earning assets	477,027	21,201	4.44	475,701	23,094	4.85
Non-interest-earning assets	24,338			21,308

Total assets	$501,365			$497,009

Interest-bearing liabilities:
Regular savings accounts	$135,033	$1,094	0.81%	$105,155	$1,091	1.04%
Checking accounts	27,728	41	0.15	30,404	62	0.20
Money market accounts	14,129	82	0.58	12,369	104	0.84
Certificates of deposit	126,474	2,625	2.08	127,439	3,353	2.63

Total interest-bearing deposits	303,364	3,842	1.27	275,367	4,610	1.67
Federal Home Loan Bank advances	110,268	3,457	3.14	143,596	5,402	3.76
Securities sold under agreements to repurchase	3,655	33	0.90	3,954	42	1.06
Other borrowed funds	5,402	236	4.37	6,697	317	4.73

Total interest-bearing liabilities	422,689	7,568	1.79	429,614	10,371	2.41
Non-interest-bearing liabilities	33,475			25,069

Total liabilities	456,164			454,683
Equity	45,201			42,326

Total liabilities and equity	$501,365			$497,009

Net interest and dividend income		$13,633			$12,723

Net interest rate spread (2)			2.65%			2.44%
Net interest-earning assets (3)	$54,338			$46,087

Net interest margin (4)			2.86%			2.67%
Average interest-earning assets to interest-bearing liabilities	112.86%			110.73%

(footnotes on following page)

	For the Three Months Ended December 31,						For the Years Ended September 30,
	2009			2008			2009			2008
	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Total loans	$358,441	$4,800	5.31%	$367,035	$5,158	5.58%	$366,625	$20,085	5.48%	$336,518	$19,010	5.65%
Securities	97,235	837	3.42	82,830	878	4.21	87,813	3,390	3.86	86,058	3,697	4.30
FHLB Stock	8,038	—	—	8,017	46	2.28	8,033	46	0.57	6,237	234	3.75
Other	14,321	4	0.11	8,987	6	0.26	10,365	18	0.17	4,854	91	1.87

Total interest-earning assets	478,035	5,641	4.68	466,869	6,088	5.17	472,836	23,539	4.98	433,667	23,032	5.31
Non-interest-earning assets	23,732			19,353			20,241			23,285

Total assets	$501,767			$486,222			$493,077			$456,952

Interest-bearing liabilities:
Regular savings accounts	$116,028	$291	1.00%	$96,016	$320	1.32%	$100,111	$1,120	1.12%	$98,603	$1,795	1.82%
Checking accounts	30,320	12	0.16	27,840	38	0.54	29,779	88	0.30	30,302	247	0.82
Money market accounts	12,623	23	0.72	11,767	39	1.31	12,153	120	0.99	12,344	191	1.55
Certificates of deposit	125,614	739	2.33	122,845	975	3.15	126,741	3,588	2.83	127,450	5,263	4.13

Total interest-bearing deposits	284,585	1,065	1.48	258,468	1,372	2.11	268,784	4,916	1.83	268,699	7,496	2.79
Federal Home Loan Bank advances	132,915	1,175	3.51	154,152	1,601	4.12	148,949	5,829	3.91	114,350	5,280	4.62
Securities sold under agreements to repurchase	4,305	11	1.01	4,263	19	1.77	3,943	50	1.27	3,513	73	2.08
Other borrowed funds	5,866	63	4.26	7,420	100	5.35	7,089	353	4.98	8,180	445	5.44

Total interest-bearing liabilities	427,671	2,314	2.15	424,303	3,092	2.89	428,765	11,148	2.60	394,742	13,294	3.37
Non-interest-bearing liabilities	30,205			20,333			22,568			19,406

Total liabilities	457,876			444,636			451,333			414,148
Equity	43,891			41,586			41,744			42,804

Total liabilities and equity	$501,767			$486,222			$493,077			$456,952

Net interest and dividend income		$3,327			$2,996			$12,391			$9,738

Net interest rate spread (2)			2.53%			2.28%			2.38%			1.94%
Net interest-earning assets (3)	$50,364			$42,566			$44,071			$38,925

Net interest margin (4)			2.76%			2.55%			2.62%			2.25%
Average interest-earning assets to interest-bearing liabilities	111.78%			110.03%			110.28%			109.86%

(1)	Yields and rates for the three-month periods ended March 31, 2011 and 2010 and December 31, 2009 and 2008 are annualized.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest and dividend income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest and dividend income for the fiscal years and periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2011 vs. 2010			Years Ended December 31, 2010 vs. 2009			Three Months Ended December 31, 2009 vs. 2008			Years Ended September 30, 2009 vs. 2008
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$78	$(389)	$(311)	$(1,077)	$(671)	$(1,748)	$(109)	$(249)	$(358)	$1,672	$(597)	$1,075
Securities	(30)	(136)	(166)	544	(682)	(138)	133	(220)	(87)	147	(642)	(495)
Other	—	—	—	12	(19)	(7)	(100)	98	(2)	(364)	291	(73)

Total interest-earning assets	$48	$(525)	$(477)	$(521)	$(1,372)	$(1,893)	$(76)	$(371)	$(447)	$1,455	$(948)	$507

Interest-bearing liabilities:
Regular savings accounts	$(34)	$28	$(6)	$13	$(10)	$3	$155	$(184)	$(29)	$28	$(703)	$(675)
Checking accounts	(2)	(2)	(4)	(5)	(16)	(21)	4	(30)	(26)	(4)	(155)	(159)
Money market accounts	—	(14)	(14)	19	(41)	(22)	3	(19)	(16)	(3)	(68)	(71)
Certificates of deposit	(8)	(91)	(99)	(25)	(703)	(728)	23	(259)	(236)	(29)	(1,646)	(1,675)

Total interest-bearing deposits	(44)	(79)	(123)	2	(770)	(768)	185	(492)	(307)	(8)	(2,572)	(2,580)
Federal Home Loan Bank advances	(192)	(240)	(432)	(513)	(1,432)	(1,945)	(630)	204	(426)	1,436	(887)	549
Securities sold under agreements to repurchase	(2)	(1)	(3)	(4)	(5)	(9)	—	(8)	(8)	8	(31)	(23)
Other borrowed funds	(15)	—	(15)	(53)	(28)	(81)	120	(157)	(37)	(46)	(46)	(92)

Total interest-bearing liabilities	(253)	(320)	(573)	(568)	(2,235)	(2,803)	(325)	(453)	(778)	1,390	(3,536)	(2,146)

Change in net interest and dividend income	$301	$(205)	$96	$47	$863	$910	$249	$82	$331	$65	$2,588	$2,653

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our Board of Directors.

Historically, we have operated as a traditional thrift institution. A significant portion of our assets consist of longer-term, fixed- and adjustable-rate residential mortgage loans and securities, which we have funded primarily with checking and savings accounts and short-term borrowings. In recent years, in an effort to improve our earnings and to decrease our exposure to interest rate risk, we generally have sold fixed-rate, conforming one- to four-family residential mortgage loans and we have shifted our focus to originating loans that have adjustable rates or higher yields, including commercial real estate loans, home equity lines of credit, commercial business loans and indirect automobile loans. Such loans generally have shorter maturities than one- to four-family residential mortgage loans. To manage our interest rate risk, we also invest in shorter maturity investment securities and mortgage-related securities, and seek to obtain general financing through lower cost deposits and wholesale funding and repurchase agreements. We have not conducted hedging activities, such as engaging in futures, options or swap transactions.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. We also estimate the impact over a five year time horizon. The following table shows the estimated impact on net interest income (“NII”) for the one-year period beginning March 31, 2011 resulting from potential changes in interest rates. These estimates require us to make certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Change in Interest Rates (basis points) (1)	NII Change Year One (% Change From Year One Base)
Shock +300	-4.2%
+200	-3.6%
- 100	0.5%

(1)	The calculated change for -100 bp and +200bp, assume a gradual parallel shift across the yield curve over a one-year period. The calculated change for “Shock +300” assumes that market rates experience an instantaneous and sustained increase of 300bp.

The table above indicates that at March 31, 2011, in the event of a 200 basis point increase in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, we would experience a 3.6% decrease in net interest income. At the same date, in the event of a

100 basis point decrease in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, we would experience a 0.5% increase in net interest income.

Economic Value of Equity Analysis. We also analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model. This analysis measures the difference between predicted changes in the present value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. Our economic value of equity analysis as of March 31, 2011 estimated that, in the event of an instantaneous 200 basis point increase in interest rates, we would experience a 6.1% decrease in the economic value of our equity. At the same date, our analysis estimated that, in the event of an instantaneous 100 basis point decrease in interest rates, we would experience a 4.9% decrease in the economic value of our equity. The estimates of changes in the economic value of our equity require us to make certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on the economic value of our equity. Although our economic value of equity analysis provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the economic value of our equity and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Boston, principal repayments and loan sales and the sale of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we had enough sources of liquidity at March 31, 2011, to satisfy our short- and long-term liquidity needs as of that date.

We regularly monitor and adjust our investments in liquid assets based on our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows and borrowing maturities;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities and may also used to pay off short-term borrowings.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2011, cash and cash equivalents totaled $35.9 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At March 31, 2011, we had $21.8 million in loan commitments outstanding. In addition to commitments to originate loans, we had $52.1 million in unused lines of credit to borrowers. Certificates of deposit due within one year of March 31, 2011 totaled $76.0 million, or 20.1%, of total deposits. If these deposits do not remain with us, we may be required to seek other sources of funds, including loan sales, brokered deposits, repurchase agreements and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2012, or on our money market accounts. We believe, however, based on historical experience and current market interest rates, that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of March 31, 2011.

Our primary investing activity is originating loans. During the quarter ended March 31, 2011 and the years ended December 31, 2010 and 2009, we originated $77.6 million, $118.8 million and $122.8 million of loans, respectively.

Financing activities consist primarily of activity in deposit accounts, Federal Home Loan Bank advances and, to a lesser extent, brokered deposits. We experienced net increases in deposits of $30.4 million and $34.2 million for the three months ended March 31, 2011 and for the year ended December 31, 2010, respectively. At March 31, 2011 and December 31, 2010, the level of brokered deposits were $15.2 million and $2.0 million, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Boston, which provide an additional source of funds. At March 31, 2011, we had $93.8 million of Federal Home Loan Bank advances. At that date we had the ability to borrow up to an additional $35.2 million from the Federal Home Loan Bank of Boston.

Belmont Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2011, Belmont Savings Bank exceeded all regulatory capital requirements. Belmont Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 15 of the Notes to our Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest and dividend income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, from time to time we enter into commitments to sell mortgage loans that we originate. For additional information, see Note 12 of the Notes to our Consolidated Financial Statements.

Contractual Obligations. We are obligated to make future payments according to various contracts. The following table presents the expected future payments of the contractual obligations aggregated by obligation type at December 31, 2010.

	Payments Due
Contractual Obligations	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
	(In thousands)

Long-term debt	$56,300	$35,500	$1,000	$—	$92,800
Operating leases	172	265	186	—	623
Securities sold under agreements to repurchase	2,654	—	—	—	2,654
Certificates of deposit	75,532	35,214	12,771	—	123,517

Total	$134,658	$70,979	$13,957	$—	$219,594

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 2 of the notes to our consolidated financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF BSB BANCORP, INC.

BSB Bancorp, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Belmont Savings Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Belmont Savings Bank as additional capital of Belmont Savings Bank. BSB Bancorp, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan or to capitalize a subsidiary that will make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, BSB Bancorp, Inc., as the holding company of Belmont Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Belmont Savings Bank.

Following the offering, our cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that we retain and any dividends we receive from Belmont Savings Bank. Initially, BSB Bancorp, Inc. will neither own nor lease any property, but will instead pay a fee to Belmont Savings Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Belmont Savings Bank to serve as officers of BSB Bancorp, Inc. We will, however, use the support staff of Belmont Savings Bank from time to time. We will pay a fee to Belmont Savings Bank for the time devoted to BSB Bancorp, Inc. by employees of Belmont Savings Bank. However, these persons will not be separately compensated by BSB Bancorp, Inc. BSB Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF BELMONT SAVINGS BANK

General

Belmont Savings Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, commercial real estate loans, multi-family real estate loans, home equity lines of credit, indirect automobile loans (automobile loans referred to us by automobile dealerships), commercial business loans, construction loans and investment securities. To a much lesser extent, we also make other consumer loans and second mortgage loans. We offer a variety of deposit accounts, including passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and IRAs. We offer increased interest rates and reduced fees on our “PlatinumBlue” relationship checking and savings accounts.

We offer convenient hours at all of our branches, and we are dedicated to offering alternative banking delivery systems utilizing state-of-the-art technology. Our most recent investments include online banking and remote deposit capture.

Belmont Savings Bank was chartered in 1885 by the Commonwealth of Massachusetts as a mutual savings bank to serve the financial needs of businesses and individuals in the Belmont community. In 1908, Belmont Savings Bank moved from its original office in the Belmont Town Hall to

10 Leonard Street in Belmont Center. In 1938, Belmont Savings Bank moved to its current main office at 2 Leonard Street.

For its first 40 years, Belmont Savings Bank was a small community bank, providing savings accounts and financing the purchase of residential real estate. In the early 1920s, the bank began to grow more quickly as the town of Belmont entered into a more rapid phase of residential development. The bank opened its first branch office in 1926 and opened its first branch outside of Belmont in 2000.

Throughout its history, Belmont Savings Bank has remained focused on providing a broad range of quality services within its market area as a traditional community bank. However, in 2009, in order to provide the bank with flexibility to make potential acquisitions, Belmont Savings Bank reorganized into the mutual holding company structure. Further, following a comprehensive strategic review of the bank’s management and operations, the board of directors of the bank approved a new strategic plan designed to increase the growth and profitability of the bank. The strategic plan is intended to take advantage of the sound Eastern Massachusetts economy, which has not been as negatively affected by the recent recession as other regions of the United States. The strategic plan contemplates significant growth in assets and liabilities over the next several years with the intent of making Belmont Savings Bank the leader in market share in Belmont, the “Bank of Choice” for small businesses in its market area, and the trusted lending partner for area real estate developers.

The strategic plan includes the following four initiatives:

•

Small business initiative – Belmont Savings Bank seeks to differentiate itself as a community bank dedicated to small business, with a primary focus on new customer acquisition by an experienced, incentive-driven sales force. The initiative targets deposit-rich industries such as law firms, property management firms, and technology and life sciences enterprises. The bank will offer such business customers commercial loans and business checking and cash management products that encourage relationship banking, along with savings products tied to profitable business checking accounts.

•

Home equity initiative – Belmont Savings Bank seeks to build on current customer relationships and acquire new customer relationships through home equity lending. The bank seeks to expand home equity lending through improved turnaround and targeted marketing. A simplified application process and new technology will reduce paper loan processing. The bank will establish a dedicated credit underwriting and processing group to support home equity lending in the branches. The home equity pricing strategy is focused on both generating and enhancing customer deposit relationships.

•

Auto finance initiative –Through its indirect auto lending initiative, Belmont Savings Bank seeks to take advantage of the fragmented automobile finance industry in its market area as well as reduced automobile lending by captive finance companies and banks as a result of the recent recession. The bank has hired a highly experienced management team with an average of over twenty years of experience of doing business in New England. The majority of this team has worked together for many years in the past. The bank seeks to provide state-of-the-art processing and servicing to target high quality customers and dealerships primarily in Eastern Massachusetts. To manage risk and to maximize return on assets, the bank also intends to develop partnerships with selected community and regional banks to sell bank-originated automobile loans.

•

Commercial real estate lending initiative – Belmont Savings Bank seeks to increase its already substantial commercial real estate loan portfolio by targeting professional commercial real estate investors, developers and managers in Eastern Massachusetts. A major focus of this initiative is to obtain full banking relationships with such borrowers to increase low-cost deposits and fee income.

In conjunction with the new strategic plan, our Board of Directors has made several key additions to Belmont Savings Bank’s senior management team. This strategic plan was developed in conjunction with the appointment of Robert M. Mahoney as President and Chief Executive Officer of the bank in May, 2010. Mr. Mahoney was formerly Executive Vice Chairman of Citizens Financial Group, Inc. until his retirement in 2008. In July 2010, Hal R. Tovin was appointed Executive Vice President and Chief Operating Officer for the bank. Like Mr. Mahoney, Mr. Tovin was a senior executive at Citizens Financial Group, Inc., where he served as Group Executive Vice President of the Retail Partnership Delivery Group. Also, in July 2010, Christopher Y. Downs was appointed Executive Vice President—Consumer Lending and Auto Finance at Belmont Savings Bank. Like Messrs. Mahoney and Tovin, Mr. Downs was a senior executive at Citizens Financial Group, Inc., where he served as Group Executive Vice President of the Consumer Finance Division. Finally, in September 2010, Carroll M. Lowenstein, Jr. was appointed Senior Vice President—Commercial Real Estate of Belmont Savings Bank. Mr. Lowenstein, previously served as Senior Vice President (Commercial Real Estate Division) of Citizens Financial Group, Inc. Our Board of Directors believes that the substantial senior management experience of these bank executives at Citizens Financial Group, Inc., one of the ten largest commercial bank holding companies in the United States, positions Belmont Savings Bank to successfully execute its strategic plan.

Market Area

We conduct our operations from our four full-service branch offices located in Belmont and Watertown in Southeast Middlesex County, Massachusetts. Our primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. Due to its proximity to Boston, our primary market area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several significant mutual fund investment companies. Eastern Massachusetts also has many high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, multi-family apartments, office buildings, shopping centers, industrial warehouses and other commercial properties.

Our lending area is primarily an urban market area with a substantial amount of two-, three- and four-unit properties, some of which are non-owner occupied, as well as apartment buildings, condominiums and office buildings. As a result, compared to many thrift institutions, our loan portfolio contains a significantly greater number of multi-family loans and commercial real estate loans. At March 31, 2011, $113.1 million, or 29.4%, of our total loan portfolio, was comprised of these types of loans.

Our market area is located largely in the Boston-Cambridge-Quincy, Massachusetts/New Hampshire Metropolitan Statistical Area. Based on the 2010 United States census, the Boston metropolitan area is the 10th largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and wholesale/retail trade, to finance, technology and medical care. According to the United States Department of Labor, in March 2011, the Boston-Cambridge-Quincy, Massachusetts/New Hampshire MSA had an unemployment rate of 7.1% compared to the national unemployment rate of 9.2%.

Based on data from the U.S. Census Bureau, from 2000 to 2010, the population of Middlesex County increased 2.6%. This compares to population increases of 3.1% for Massachusetts and 9.7% for the United States for the same period. In addition, 2009 median household income was $78,000 for Middlesex County, compared to median household income for Massachusetts of $64,000 and $50,000 for the United States for 2009.

Competition

We face intense competition in our market area both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.

Our deposit sources are primarily concentrated in the communities surrounding our four full-service branch offices located in Belmont and Watertown, Massachusetts. As of June 30, 2010 (the latest date for which information is publicly available from the Federal Deposit Insurance Corporation), we ranked first of 10 banks and thrift institutions with offices in the town of Belmont, Massachusetts, with a 24.15% market share. As of that same date, we ranked fifth of eight banks and thrift institutions with offices in the city of Watertown, Massachusetts, with a 2.86% market share.

Lending Activities

Our primary lending activity is the origination of one- to four-family residential mortgage loans, multi-family real estate loans, commercial real estate loans, home equity lines of credit, indirect auto loans, commercial business loans and construction loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated, excluding loans held for sale of $1.1 million, $3.8 million, $250,000, $0, $0, $0 and $0 at March 31, 2011, December 31, 2010 and 2009, and September 30, 2009, 2008, 2007 and 2006, respectively.

			At December 31,
	At March 31, 2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Mortgage loans:
One- to four-family	$174,693	45.40%	$183,584	54.11%	$212,776	60.15%
Commercial real estate loans (1)	113,068	29.38	91,221	26.89	80,783	22.84
Equity lines of credit	33,693	8.75	30,921	9.11	30,676	8.67
Construction loans	14,798	3.84	13,835	4.08	19,057	5.39
Second mortgage loans	510	0.13	503	0.15	557	0.16

Total mortgage loans	336,762	87.50	320,064	94.34	343,849	97.21
Commercial loans	16,487	4.28	14,012	4.13	8,877	2.50
Consumer loans:
Indirect auto loans	30,363	7.89	3,717	1.10	—	—
Other consumer loans (2)	1,276	0.33	1,467	0.43	1,005	0.29

Total loans	384,888	100.0%	339,260	100.0%	353,731	100.0%

Other items:
Unearned costs and premiums, net	1,454		565		495
Allowance for loan losses	(3,328)		(2,889)		(2,473)

Total loans, net	$383,014		$336,936		$351,753

	At September 30,
	2009		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Mortgage loans:
One- to four-family	$221,511	61.37%	$249,275	69.30%	$231,859	71.99%	$257,611	78.14%
Commercial real estate loans (1)	79,375	21.98	60,437	16.80	52,530	16.31	42,473	12.88
Equity lines of credit	29,934	8.29	23,294	6.48	16,968	5.27	11,450	3.47
Construction loans	20,124	5.58	16,243	4.52	13,671	4.24	8,294	2.52
Second mortgage loans	596	0.17	675	0.19	960	0.30	948	0.29

Total mortgage loans	351,540	97.39	349,924	97.29	315,988	98.11	320,776	97.30
Commercial loans	8,448	2.34	9,023	2.51	5,049	1.57	8,038	2.44
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—	—
Other consumer loans (2)	980	0.27	732	0.20	1,025	0.32	870	0.26

Total loans	360,968	100.0%	359,679	100.0%	322,062	100.0%	329,684	100.0%

Other items:
Unearned costs and premiums, net	548		483		384		407
Allowance for loan losses	(2,321)		(1,747)		(1,407)		(1,319)

Total loans, net	$359,195		$358,415		$321,039		$328,772

(1)	Includes multi-family real estate loans.
(2)	Other consumer loans consist primarily of passbook loans, consumer lines of credit and overdraft protection, consumer unsecured loans and new auto loans.

Loan Portfolio Maturities and Yields. The following table summarizes the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity at December 31, 2010, but does not include scheduled payments or potential payments. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to Four-Family Loans		Commercial Real Estate Loans		Equity Lines of Credit		Construction Loans
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Twelve Months Ending December 31,
2011	$195	6.50%	$862	6.79%	$—	—%	$11,459	6.46%
2012	370	5.30	2,662	6.07	10	7.00	1,452	5.65
2013	1,405	4.97	4,323	5.84	23	7.00	—	—
2014 to 2015	700	5.75	4,655	6.12	62	6.25	—	—
2016 to 2020	24,432	4.93	60,395	6.15	1,270	4.57	—	—
2021 to 2025	6,388	4.58	15,208	5.80	3,631	5.07	—	—
2026 and beyond	150,094	4.66	3,116	6.32	25,925	3.91	924	4.91

Total	$183,584	4.70%	$91,221	6.08%	$30,921	4.08%	$13,835	6.27%

	Commercial Loans		Second Mortgage Loans		Indirect Auto Loans		Other Consumer Loans		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Twelve Months Ending December 31,
2011	$88	5.13%	$—	—%	$20	4.51%	$82	15.67%	$12,706	6.36%
2012	31	6.00	—	—	—	—	998	2.89	5,523	3.85
2013	113	6.79	—	—	38	3.13	52	12.01	5,954	5.69
2014 to 2015	342	5.50	8	7.88	884	4.89	169	10.62	6,820	5.90
2016 to 2020	—	—	430	5.84	2,775	4.66	145	7.76	89,447	5.75
2021 to 2025	—	—	65	7.69	—	—	21	8.24	25,313	5.39
2026 and beyond	13,438	3.79	—	—	—	—	—	—	193,497	4.53

Total	$14,012	3.87%	$503	6.11%	$3,717	4.48%	$1,467	5.38%	$339,260	5.05%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2010 that are contractually due after December 31, 2011.

	Due After December 31, 2011
	Fixed	Adjustable	Total
	(In thousands)

Mortgage Loans:
One- to four-family	$48,506	$134,883	$183,389
Commercial real estate loans	34,536	55,823	90,359
Equity lines of credit	—	30,921	30,921
Construction loans	1,452	924	2,376
Second mortgage loans	503	—	503

Total mortgage loans	84,997	222,551	307,548
Commercial loans	762	13,162	13,924
Consumer loans:
Indirect auto loans	3,697	—	3,697
Other consumer loans	1,385	—	1,385

Total loans	$90,841	$235,713	$326,554

One- to Four-Family Residential Mortgage Loans. At March 31, 2011, $174.7 million, or 45.4%, of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We offer fixed-rate and adjustable-rate residential mortgage loans with maturities up to 30 years.

Much of the housing stock in our primary lending market area is comprised of two-, three- and four-unit properties, all of which are classified as one- to four-family residential mortgage loans. At March 31, 2011, of the $174.7 million of one- to four-family residential mortgage loans in our portfolio, $4.7 million, or 2.7%, were comprised of non-owner occupied properties.

Our one- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which is generally $417,000. We also originate loans above this amount, which are referred to as “jumbo loans.” We generally underwrite jumbo loans in a manner similar to conforming loans. Jumbo loans are common in our market area. During the year ended December 31, 2010, and the three months ended March 31, 2011, we originated $16.6 million and $2.5 million, respectively, of jumbo loans.

We originate our adjustable-rate one- to four-family residential mortgage loans with initial interest rate adjustment periods of one, three and five years, based on changes in a designated market index. These loans are limited to a 500 basis point initial increase in their interest rate, a 200 basis point increase in their interest rate annually after the initial adjustment, and a maximum upward adjustment of 500 basis points over the life of the loan. We determine whether a borrower qualifies for an adjustable-rate mortgage loan based on secondary market guidelines.

We will originate one- to four-family residential mortgage loans with loan-to-value ratios up to 80% without private mortgage insurance. We will originate loans with loan-to-value ratios of up to 95% with private mortgage insurance and where the borrower’s debt does not exceed 45% of the borrower’s monthly cash-flow.

Generally, we sell into the secondary market the majority of the fixed-rate one- to four family residential mortgage loans that we originate. We base the amount of fixed rate loans that we sell into the secondary market on our liquidity needs, asset/liability mix, loan volume, portfolio size and other factors. We currently sell the majority of loans that we sell to the secondary market to either Bank of America or

US Bank, with servicing released. Historically, we have also sold a smaller number of loans to Fannie Mae and Freddie Mac and retain servicing on these loans. For the year ended December 31, 2010, we received servicing fees of $74,000 on loans that we previously sold. At March 31, 2011, the principal balance of loans serviced for others totaled $28.1 million.

We generally do not offer “interest only” mortgage loans on one- to four-family residential properties nor do we offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (defined as loans having less than full documentation).

Commercial Real Estate and Multi-family Real Estate Loans. At March 31, 2011, $113.1 million, or 29.4%, of our loan portfolio consisted of commercial real estate loans and multi-family (which we consider to be five or more units) residential real estate loans. At March 31, 2011, substantially all of our commercial real estate and multi-family real estate loans were secured by properties located in Eastern Massachusetts.

Our commercial real estate mortgage loans are primarily secured by office buildings, owner-occupied businesses, industrial buildings and strip mall centers. At March 31, 2011, loans secured by commercial real estate and multi-family real estate had an average loan balance of $934,000.

We offer both fixed- and adjustable-rate commercial real estate loans and multi-family real estate loans. Our adjustable-rate commercial real estate and multi-family real estate loans generally have terms of ten years with fixed rates for the first five years and adjustable rates thereafter based on changes in a designated market index. These loans generally amortize on a twenty-five to thirty year basis, with a balloon payment due at maturity.

In underwriting commercial real estate and multi-family real estate loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum of 125%), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Commercial real estate and multi-family real estate loans are generally originated in amounts up to 80% of the appraised value or the purchase price of the property securing the loan, whichever is lower. Personal guarantees are typically obtained from commercial real estate and multi-family real estate borrowers. In addition, the borrower’s and guarantor’s, financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Commercial real estate and multi-family real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate and multi-family real estate loans, however, entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate and multi-family real estate than for one- to four-family residential properties.

At March 31, 2011, our largest commercial real estate loan had an outstanding balance of $6.7 million, was secured by retail shopping center and land, and was performing in accordance with its terms. At that date, our largest multi-family real estate loan had a balance of $5.3 million, was secured by a 42 unit apartment building in Boston, and was performing in accordance with its original terms.

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity lines of credit and, to a lesser extent, home equity loans, that are secured by the borrower’s primary residence, secondary residence or one- to four-family investment properties. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans.

Our home equity lines of credit are revolving lines of credit which generally have a term of 25 years, with draws available for the first ten years. Our twenty five year lines of credit are interest only during the first ten years, and amortize on a fifteen year basis thereafter. We generally originate home equity lines of credit with loan-to-value ratios of up to 80% when combined with the principal balance of the existing first mortgage loan, although loan-to-value ratios may occasionally exceed 80% on a case by case basis. Maximum loan-to-values are determined based on an applicant’s credit score, property value, loan amount and debt-to-income ratio. Lines of credit above $750,000 with loan-to-values greater than 60% require two full appraisals with the valuation being the average of the two. Lines of credit greater than $500,000 generally may not exceed a loan-to-value ratio of 75% and require a credit score (FICO) of greater than 720. Rates are adjusted monthly based on changes in a designated market index. We offer reduced interest rates to customers who have a PlatinumBlue checking account and who maintain a minimum draw on their line of credit. At March 31, 2011, our largest home equity line of credit was a $1.0 million line of credit with an outstanding balance of $25 thousand. At March 31, 2011 this line of credit was performing in accordance with its original terms.

We have historically originated both fixed and adjustable rate home equity loans with terms up to 15 years, although in the current interest rate environment, fixed rate loans with terms greater than five years are not a priority. Our adjustable-rate home equity loans have initial interest rate adjustment periods of one, three and five years, based on changes in a designated market index. These loans are limited to a 500 basis point initial increase in their interest rate, a 200 basis point annual increase after the initial adjustment, and a maximum upward adjustment of 500 basis points over the life of the loan.

Indirect Automobile Loans and Other Consumer Loans. In the fourth quarter of 2010, we began originating indirect automobile loans. These are automobile loans that franchised dealerships originate and assign to us, upon our approval, for a premium based on pre-established rates and terms. We underwrite each of these loans, as further described below. We currently receive auto loans from approximately 100 franchised dealerships located in Eastern Massachusetts and Rhode Island, and may expand our dealership relationships throughout Massachusetts, Connecticut, and New Hampshire in the future as appropriate. During the three months ended March 31, 2011, our portfolio of indirect auto loans increased from $3.7 million loans to approximately $30.4 million, or 7.9%, of our total loan portfolio. Approximately 49% of the aggregate principal balance of our indirect automobile loan portfolio as of March 31, 2011 was for new vehicles, and the remainder was for used vehicles. We only originate used car loans through franchised dealers of new automobiles that also provide us with loans on new vehicles.

At March 31, 2011, the weighted average original term to maturity of our automobile loan portfolio was 65 months, with an estimated average life of 30 months. The average amount financed for each of our automobile loans for the three months ended March 31, 2011 was $20,500 and the weighted average credit score was 769. Approximately 78% of the aggregate principal balance of our automobile loan portfolio at March 31, 2011 consisted of loans to borrowers with mailing addresses in Massachusetts, with an additional 22% of borrowers having mailing addresses in Rhode Island.

Each dealer that originates automobile loans contractually makes representations and warranties to us with respect to our security interest, dealer or consumer fraud and the dealership’s compliance with all state and federal laws for the related financed vehicles. These representations and warranties do not relate to the creditworthiness of the borrowers or the collectability of the loan. Each automobile loan requires the borrower to keep the financed vehicle fully insured against loss or damage by fire, theft and collision. However, as there can be no assurance that each financed vehicle will continue to be covered by physical damage insurance provided by the borrower during the entire term during which the related loan is outstanding, each loan is bound by vendor single interest insurance at the time of loan origination. This coverage insures us against uninsured damage or loss of vehicle in the case of default and is paid for by the customer at the time of purchase.

Each participating dealership submits credit applications to us through industry web portals; Dealertrack and Route One into an online loan originations system provided by Fiserv Solutions, Inc. The borrower’s creditworthiness and the value of the underlying collateral are the most important criteria used in determining whether to originate an automobile loan. Each credit application requires that the borrower provide current, personal information regarding the borrower’s employment history, debts, and other factors that bear on creditworthiness. Our loan origination system provides for automatic declines of lower quality applications. However, all other applications are reviewed by our experienced automobile lending staff prior to being approved.

We generally finance up to 100% of the wholesale value of the vehicle plus sales tax, dealer preparation fees, license fees and title fees, which may in some case result in a loan-to-value ratio of 100% or higher. The vehicle’s value is determined by using NADA Dealer Invoice or wholesale value as updated by NADA on a monthly basis. We regularly review the quality of our indirect auto loans and periodically conduct quality control audits to ensure compliance with our established policies and procedures.

During the month ended March 31, 2011, the month in which we began sales of indirect auto loans, we sold to another financial institution $959,882, or 7%, of the indirect automobile loans that we originated during that month. We expect that future sales of indirect auto loans will be driven by our liquidity needs, asset/liability mix, loan volume, portfolio size, market pricing and other factors. As of March 31, 2011, we maintained a relationship with one financial institution to which we may sell indirect automobile loans with several others in process per our strategic business plan. We sell our indirect automobile loans as non-recourse whole loans with servicing retained, and make standard representations and warranties in connection with the sale and servicing of the loans. We receive a fee from the loan purchaser at the time of sale, as well as servicing fees. Loans sold are generally representative of our indirect automobile portfolio; however, a purchaser may request to purchase a subset of loans based on specific criteria, such as geography.

To a lesser extent we also offer a variety of other consumer loans, primarily loans secured by savings deposits. At March 31, 2011, our portfolio of consumer loans other than indirect automobile loans totaled $1.3 million, or 0.33% of our total loan portfolio.

Indirect automobile loans and other consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, our consumer loan portfolio contains a substantial number of indirect automobile loans where we assume the risk that the automobile dealership administering the lending process complies with federal, state and local consumer protection laws.

Commercial Loans. We originate commercial term loans and variable lines of credit to small- and medium-sized businesses in our primary market area. Our commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. These loans are secured by business assets other than real estate, such as business equipment and inventory or accounts receivable, and real estate, and are generally originated with maximum loan-to-value ratios of up to 80%. The commercial business loans that we offer are generally adjustable-rate loans with terms ranging from three to five years. At March 31, 2011, we had $16.5 million of commercial business loans and lines of credit outstanding, representing 4.28% of our total loan portfolio. At March 31, 2011, the average balance of our commercial loans and lines of credit was $186,000.

When making commercial business loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, if any. Virtually all of our loans are guaranteed by the principals of the borrower.

Commercial business loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards and the experience of our independent credit department. The credit department is responsible for the underwriting and documentation of new commercial loans as well as the annual review of credit ratings of existing loans and special credit projects. The credit department has no loan production goals and has annual performance objectives based on credit quality and credit risk management. All commercial loans, regardless of size, are approved by both the manager of the credit department and the President and Chief Executive Officer of the bank.

At March 31, 2011, our largest commercial business loan outstanding was a $2.7 million loan secured by business assets and commercial real estate. At March 31, 2011, this loan was performing in accordance with its original terms.

Construction Loans. We originate loans to builders and individuals to finance the construction of one- to four-family residential properties, multi-family properties and commercial properties. A majority of our construction loans are for commercial development projects, including residential properties. Most of our loans for the construction of one-to four-family residential properties are “on speculation.” At March 31, 2011, $14.8 million, or 3.8%, of our total loan portfolio, consisted of construction loans, $3.0 million of which were secured by one- to four-family owner-occupied residential real estate, $8.8 million of which were secured by one- to four-family residential real estate projects on speculation, $1.8 million of which were secured by multi-family residential real estate projects on speculation, and $1.2 million of which were secured by commercial real estate.

Our construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan-to-value ratio of 75%. Before making a commitment to fund a residential construction loan, we require an appraisal of the property by an independent licensed appraiser. We also require an inspection of the property before disbursement of funds during the term of the construction loan.

At March 31, 2011, our largest speculative construction loan had a principal balance of $2.7 million and was secured by three high-end single family properties. This loan was performing in accordance with its original terms at March 31, 2011.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Loan Originations, Purchases, Sales, Participations and Servicing. Loans that we originate are generally underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac and Fannie Mae, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loan originations are generated by our loan officers or referred by branch managers and employees located in our banking offices. We also advertise throughout our market area.

In recent years, in an effort to manage interest rate risk in what has been a relatively low interest rate environment, we have sold the majority of fixed-rate one- to four-family residential mortgage loans that we have originated. We retain the servicing on all such loans that we sell to Fannie Mae or Freddie Mac, and we release the servicing on all such loans that are sold to other mortgage investors, primarily commercial banks. We intend to continue this practice in the future, subject to the pricing of retaining such servicing rights. For the three months ended March 31, 2011 and the year ended December 31, 2010, we received net servicing income of $17,000 and $74,000, respectively, on loans that we sold. At March 31, 2011, the principal balance of loans serviced for others totaled $28.1 million.

We sell our loans without recourse, except for customary representations and warranties provided in sales transactions. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities.

From time to time, we will participate in loans with other banks, usually as “lead lender.” We may offer other banks participations in our loans due to lending limits. When we are not lead lender, we will generally follow our customary loan underwriting and approval policies. At March 31, 2011, we held $5.4 million of multi-family and commercial real estate loans in our portfolio that were participation loans from other lenders.

From time to time, we have also purchased whole loans from other banks. In these cases, we generally follow our customary loan underwriting and approval policies. During the three months ended March 31, 2011, and the year ended December 31, 2010, we purchased $1.3 million and $3.1 million, respectively, of whole loans from other banks.

The following table shows the loan origination, purchases, sales and repayment activities for the periods indicated.

	For the Three Months Ended March 31,		For the Years Ended December 31,		For the Three Months Ended December 31,		For the Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008	2007	2006
	(In thousands)
Originations by type:
Mortgage Loans:
One- to four-family	$5,387	$5,184	$20,112	$34,368	$7,553	$5,374	$25,878	$38,896	$17,715	$45,606
Commercial real estate loans	24,285	6,692	21,315	22,218	4,899	11,111	28,430	24,477	19,767	20,920
Construction loans	1,806	4,547	14,613	16,134	1,941	16,833	31,027	16,203	19,708	9,343
Equity lines of credit	6,911	4,189	17,833	26,500	5,057	7,703	29,146	25,947	24,100	19,063
Second mortgage loans	—	—	—	15	—	48	63	—	1,055	—

Total mortgage loans	38,389	20,612	73,873	99,235	19,450	41,069	114,544	105,523	82,345	94,932
Commercial loans	7,188	6,744	34,459	22,573	3,448	4,245	23,369	19,282	14,151	10,788
Consumer loans:
Indirect auto loans	29,598	—	3,812	—	—	—	—	—	—	—
Other consumer loans	2,375	325	6,633	959	232	125	854	443	908	880

Total loans originated	$77,550	$27,681	$118,777	$122,767	$23,130	$45,439	$138,767	$125,248	$97,404	$106,600

Purchases:
Mortgage Loans:
One- to four-family	$1,345	$417	$3,121	$3,693	$168	$5,936	$15,771	$30,116	$14,704	$30,593
Commercial real estate loans	—	—	—	—	—	2,625	2,625	—	—	—
Construction loans	—	—	—	—	—	—	—	—	—	850
Equity lines of credit	—	—	—	—	—	—	—	—	—	—
Second mortgage loans	—	—	—	—	—	—	—	—	—	—

Total mortgage loans	1,345	417	3,121	3,693	168	8,561	18,396	30,116	14,704	31,443
Commercial loans	—	—	—	—	—	—	—	—	—	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—	—	—	—	—

Total loans purchased	$1,345	$417	$3,121	$3,693	$168	$8,561	$18,396	$30,116	$14,704	$31,443

Sales and repayments:
Mortgage Loans:
One- to four-family	$—	$—	$—	$—	$—	$(6,817)	$(6,817)	$—	$(1,157)	$(18,189)
Commercial real estate loans	—	—	—	(1,000)	—	—	(1,000)	—	(4,500)	(2,500)
Construction loans	—	—	—	—	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—	—	—	—	—
Second mortgage loans	—	—	—	—	—	—	—	—	—	—

Total mortgage loans	—	—	—	(1,000)	—	(6,817)	(7,817)	—	(5,657)	(20,689)
Commercial loans	—	—	—	—	—	—	—	—	—	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—	—	—	—	—

Total loans sold	$—	$—	$—	$(1,000)	$—	$(6,817)	$(7,817)	$—	$(5,657)	$(20,689)

Principal repayments	(35,468)	(31,567)	(139,779)	(146,834)	(32,509)	(28,833)	(143,159)	(120,549)	(109,748)	(73,458)

Total reductions	$(35,468)	$(31,567)	$(139,779)	$(147,834)	$(32,509)	$(35,650)	$(150,976)	$(120,549)	$(115,405)	$(94,147)

Increase (decrease) in other items, net	2,651	(463)	3,064	4,914	1,768	(8,552)	(5,407)	2,560	(4,435)	(3,262)

Net increase (decrease)	$46,078	$(3,932)	$(14,817)	$(16,460)	$(7,443)	$9,798	$780	$37,375	$(7,732)	$40,634

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We require “full documentation” on all of our loan applications.

Our policies and loan approval limits are established by our Board of Directors. Aggregate lending relationships in amounts up to $1.0 million can be approved by designated individual officers or officers acting together with specific lending approval authority. Relationships in excess of $1.0 million require the approval of the Executive Committee. In addition, all commercial loans, regardless of size, are approved by both the credit manager of the department and the President and Chief Executive Officer of the bank.

We seek to minimize credit risks through our underwriting standards and the experience of our credit department. The credit department is responsible for the underwriting and documentation of new commercial loans as well as the annual review of credit ratings of existing loans and special credit projects. We consider our credit department to be independent because it has no loan production goals and has annual performance objectives based on credit quality and credit risk management.

We require appraisals based on a comparison with current market sales for all real property securing one- to four-family residential mortgage loans, multi-family loans and commercial real estate loans, unless the Executive Committee approves an alternative means of valuation. All appraisers are independent, state-licensed or state-certified appraisers and are approved by the Board of Directors annually.

Non-Performing and Problem Assets

When a residential mortgage loan or home equity line of credit is 15 days past due, a late payment notice is generated and mailed to the borrower. We will attempt personal, direct contact with the borrower to determine when payment will be made. We will send a letter when a loan is 30 days or more past due and will attempt to contact the borrower by telephone. Thereafter, we will send an additional letter when a loan is 60 days or more past due, and we will attempt to contact the borrower by telephone. By the 90th day of delinquency, unless the borrower has made arrangements to bring the loan current on its payments, we will refer the loan to legal counsel to commence foreclosure proceedings. In addition, a property appraisal is made to determine the condition and market value. The account will be monitored on a regular basis thereafter as a non-accrual loan.

When auto finance loans become 10 to 15 days past due, a late fee is charged according to applicable guidelines. When the loan is 11 days past due, the customer will receive a phone call from our servicer requesting a payment. Letters are generated at 15, 25 and 34 days past due. A letter stating our intent to repossess the automobile goes to the customer 21 days prior to repossession, which is triggered at 45 days past due. Vehicles are assigned for repossession at 65 to 70 days past due; the customer has 21 days for right of redemption until the vehicle is sold. Auto loans are placed on non-accrual status at 90 days past due and charged off at 120 days past due.

Commercial business loans, commercial real estate loans and consumer loans are generally handled in the same manner as residential mortgage loans or home equity lines of credit. All commercial business loans that are 60 days past due are immediately referred to a senior lending officer. Because of the nature of the collateral securing consumer loans, we may commence collection procedures faster for consumer loans than for residential mortgage loans or home equity lines of credit.

Loans are placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and full payment of principal and interest is expected.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At March 31, 2011	At December 31,		At September 30,
		2010	2009	2009	2008	2007	2006
	(Dollars in thousands)
Non-accrual loans:
Mortgage Loans:
One- to four-family	$1,315	$1,053	$1,636	$1,255	$1,486	$696	$—
Commercial real estate loans	—	—	—	1,161	—	—	—
Construction loans	—	—	—	—	—	—	—
Equity lines of credit	906	617	—	—	—	—	—
Second mortgage loans	—	—	—	—	—	—	—
Commercial loans	—	37	—	—	—	—	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	5	—

Total non-accrual loans	$2,221	$1,707	$1,636	$2,416	$1,486	$701	$—

Loans delinquent 90 days or greater and still accruing:
Mortgage Loans:
One- to four-family	$—	$—	$—	$—	$—	$—	$—
Commercial real estate loans	—	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—	—
Equity lines of credit	—	—	277	77	—	—	69
Second mortgage loans	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—	6
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—
Other consumer loans	—	—	1	2	9	—	12

Total loans delinquent 90 days or greater and still accruing	—	—	278	79	9	—	87

Total non-performing loans	$2,221	$1,707	$1,914	$2,495	$1,495	$701	$87

Other real estate owned:
Mortgage Loans:
One- to four-family	$—	$—	$—	$—	$—	$—	$—
Commercial real estate loans	—	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—	—
Second mortgage loans	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—	—

Total other real estate owned	—	—	—	—	—	—	—

Total non-performing assets	$2,221	$1,707	$1,914	$2,495	$1,495	$701	$87

Ratios:
Non-performing loans to total loans	0.58%	0.50%	0.54%	0.69%	0.42%	0.22%	0.03%
Non-performing assets to total assets	0.42%	0.34%	0.38%	0.50%	0.31%	0.16%	0.02%

(1)	At March 31, 2011 and December 31, 2010, non-accrual loans included $624,000 and $629,000 of troubled debt restructurings, respectively. We had no troubled debt restructurings at December 31, 2009, and September 30, 2009, 2008, 2007 and 2006. See “—Troubled Debt Restructurings,” below.

For the three months ended March 31, 2011 and for the year ended December 31, 2010, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $22,000 and $65,000, respectively. Interest income recognized on such loans for the three months ended March 31, 2011 and for the year ended December 31, 2010, was $2,000 and $41,000, respectively.

Troubled Debt Restructurings. We periodically modify loans to extend the term or make other concessions to help a borrower stay current on their loan and to avoid foreclosure. We generally do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At March 31, 2011, we had $624,000 of troubled debt restructurings related to two loans. One of these loans was a one- to four-family residential mortgage loan and the other was a home equity line of credit.

For the three months ended March 31, 2011 and for the year ended December 31, 2010, gross interest income that would have been recorded had our troubled debt restructurings been performing in accordance with their original terms was $6,000 and $21,000, respectively. Interest income recognized on such modified loans for the three months ended March 31, 2011 and for the year ended December 31, 2010 was $2,000 and $40,000, respectively.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At March 31, 2011
Mortgage Loans:
One- to four-family	3	$1,244	3	$1,315	6	$2,559
Commercial real estate loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Equity lines of credit	2	391	4	906	6	1,297
Second mortgage loans	—	—	—	—	—	—

	5	1,635	7	2,221	12	3,856
Commercial loans	2	49	—	—	2	49
Consumer loans:
Indirect auto loans	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—

Total loans	7	$1,684	7	$2,221	14	$3,905

At December 31, 2010
Mortgage Loans:
One- to four-family	1	$507	3	$1,053	4	$1,560
Commercial real estate loans	1	497	—	—	1	497
Construction loans	—	—	—	—	—	—
Equity lines of credit	1	314	2	617	3	931
Second mortgage loans	—	—	—	—	—	—

	3	1,318	5	1,670	8	2,988
Commercial loans	—	—	1	37	1	37
Consumer loans:
Indirect auto loans	—	—	—	—	—	—
Other consumer loans	—	—	—	—	—	—

Total loans	3	$1,318	6	$1,707	9	$3,025

At March 31, 2010
Mortgage Loans:
One- to four-family	1	$134	5	$1,636	6	$1,770
Commercial real estate loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Equity lines of credit	—	—	2	276	2	276
Second mortgage loans	—	—	—	—	—	—

	1	134	7	1,912	8	2,046

Commercial loans	—	—	—	—	—	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—
Other consumer loans	1	4	1	2	2	6

Total loans	2	$138	8	$1,914	10	$2,052

At September 30, 2009
Mortgage Loans:
One- to four-family	2	$1,642	4	$1,255	6	$2,897
Commercial real estate loans	—	—	1	1,161	1	1,161
Construction loans	—	—	—	—	—	—
Equity lines of credit	—	—	1	77	1	77
Second mortgage loans	—	—	—	—	—	—

	2	1,642	6	2,493	8	4,135

Commercial loans	—	—	—	—	—	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—
Other consumer loans	1	4	1	2	2	6

Total loans	3	$1,646	7	$2,495	10	$4,141

At September 30, 2008
Mortgage Loans:
One- to four-family	—	$—	5	$1,486	5	$1,486
Commercial real estate loans	—	—	—	—	—	—
Construction loans	1	770	—	—	1	770
Equity lines of credit	—	—	—	—	—	—
Second mortgage loans	—	—	—	—	—	—

	1	770	5	1,486	6	2,256

Commercial loans	—	—	—	—	—	—
Consumer loans:	—	—	—	—	—	—
Indirect auto loans	—	—	—	—	—	—
Other consumer loans	1	13	3	9	4	22

Total loans	2	$783	8	$1,495	10	$2,278

At September 30, 2007
Mortgage Loans:
One- to four-family	1	$301	2	$696	3	$997
Commercial real estate loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—
Second mortgage loans	—	—	—	—	—	—

	1	301	2	696	3	997

Commercial loans	2	11	—	—	2	11
Consumer loans:
Indirect auto loans	—	—	—	—	—	—
Other consumer loans	—	—	1	5	1	5

Total loans	3	$312	3	$701	6	$1,013

At September 30, 2006
Mortgage Loans:
One- to four-family	2	$530	—	$—	2	$530
Commercial real estate loans	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—
Equity lines of credit	—	—	1	69	1	69
Second mortgage loans	—	—	—	—	—	—

	2	530	1	69	3	599

Commercial loans	—	—	1	6	1	6
Consumer loans:
Indirect auto loans	—	—	—	—	—	—
Other consumer loans	—	—	7	12	7	12

Total loans	2	$530	9	$87	11	$617

Other Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned. When property is acquired it is recorded at estimated fair market value at the date of foreclosure less the cost to sell, establishing a new cost basis. Estimated fair value generally represents the sales price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At March 31, 2011, and December 31, 2010 and 2009, we had no other real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of March 31, 2011, we had $2.6 million of assets designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances is subject to review by regulatory agencies, which may require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified assets, assets designated as special mention and criticized assets (classified assets and loans designated as special mention) as of the dates indicated. The classified assets total at March 31, 2011 includes $2.2 million of nonperforming loans.

	March 31,	December 31,		September 30,
	2011	2010	2009	2009	2008	2007	2006
	(In thousands)
Classified assets:
Substandard	$2,879	$1,190	$1,394	$1,011	$—	$—	$—
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total classified assets	2,879	1,190	1,394	1,011	—	—	—
Special mention	2,552	4,762	3,457	4,005	2,917	3,497	1,770

Total criticized assets	$5,431	$5,952	$4,851	$5,016	$2,917	$3,497	$1,770

At March 31, 2011, we had $2.9 million of substandard assets, of which $808,000 were one- to four-family residential mortgage loans; $784,000 were commercial real estate loans; $76,000 were home equity lines of credit, and $1.2 million was a construction loan for an industrial/warehouse project. At March 31, 2011, special mention assets consisted of $506,000 of one- to four-family residential mortgage loans, $1.1 million of commercial real estate loans and $906,000 of home equity lines of credit.

Allowance for Loan Losses

We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio, including a review of our classified assets, and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:

(1)	specific allowances established for impaired loans (as defined by GAAP). The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the fair value of the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses; and

(2)	general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

The adjustments to historical loss experience are based on our evaluation of several qualitative and environmental factors, including:

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry or collateral type);

•	changes in the number and amount of non-accrual loans, watch list loans and past due loans;

•	changes in national, state and local economic trends;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel and management in the loan origination and loan servicing departments;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in lending strategies; and

•	changes in lending policies and procedures.

In addition, we may establish an unallocated allowance to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

Historically, we have experienced limited loan losses and, therefore, have relied on industry data to determine loss factors for calculating our allowance for loan losses. More recently, as we have experienced a modest increase in loan losses, we have utilized our own historical loss experience in determining applicable portions of the allowance for loan losses. See “—Comparison of Operating Results for the Years Ended December 31, 2010 and 2009—Provision for Loan Losses.”

We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, various regulatory agencies as an integral part of their examination process, will periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,		At or For the Three Months Ended December 31,		At or For the Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008	2007	2006
Balance at beginning of period	$2,889	$2,473	$2,473	$2,124	$2,321	$1,747	$1,747	$1,407	$1,319	$997

Charge-offs:
Mortgage Loans:
One- to four-family	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial real estate loans	—	—	—	—	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—	—	—	—	—
Commercial loans	(37)	—	(6)	—	—	—	—	(23)	(2)	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—	—	—	—
Other consumer loans	(4)	(10)	(24)	(32)	(1)	(8)	(38)	(17)	(21)	(18)

Total charge-offs	(41)	(10)	(30)	(32)	(1)	(8)	(38)	(40)	(23)	(18)

Recoveries:
Mortgage Loans:
One- to four-family	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Commercial real estate loans	—	—	—	—	—	—	—	—	—	—
Construction loans	—	—	—	—	—	—	—	—	—	—
Equity lines of credit	—	—	—	—	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—	—	—	—	—
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—	—	—	—
Other consumer loans	4	4	8	15	1	2	15	5	11	6

Total recoveries	4	4	8	15	1	2	15	5	11	6

Net (charge-offs) recoveries	$(37)	$(6)	$(22)	$(17)	$—	$(6)	$(23)	$(35)	$(12)	$(12)
Provision (recovery to allowance) for loan losses	476	284	438	366	152	383	597	375	100	334

Balance at end of period	$3,328	$2,751	$2,889	$2,473	$2,473	$2,124	$2,321	$1,747	$1,407	$1,319

Ratios:
Net charge-offs to average loans outstanding (annualized)	(0.04)%	(0.01)%	(0.01)%	0.00%	0.00%	(0.01)%	(0.01)%	(0.01)%	0.00%	0.00%
Allowance for loan losses to non-performing loans at end of period	149.85%	120.39%	169.24%	129.21%	129.21%	184.70%	93.03%	116.86%	200.71%	1,516.09%
Allowance for loan losses to total loans at end of period	0.86%	0.78%	0.85%	0.70%	0.70%	0.57%	0.64%	0.49%	0.44%	0.40%

Allocation of Allowance for Loan Losses. The following table sets for the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2011		At December 31,
			2010		2009
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage Loans:
One- to four-family	$986	45.40%	$1,146	54.11%	$1,027	60.15%
Commercial real estate loans	1,414	29.38	1,136	26.89	911	22.84
Construction loans	147	3.84	140	4.08	193	5.39
Equity lines of credit and second mortgage loans	200	8.88	182	9.26	184	8.83
Commercial loans	252	4.28	226	4.13	142	2.50
Consumer loans:
Indirect auto loans	310	7.89	38	1.10	—	—
Other consumer loans	19	0.33	21	0.43	16	0.29

Total allocated allowance	3,328	100.00	2,889	100.00	2,473	100.00
Unallocated	—	—	—	—	—	—

Total	$3,328	100.00%	$2,889	100.00%	$2,473	100.00%

	At September 30,
	2009		2008		2007		2006
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage Loans:
One- to four-family	$889	61.37%	$697	69.30%	$646	71.99%	$613	78.14%
Commercial real estate loans	896	21.98	639	16.80	499	16.31	422	12.88
Construction loans	206	5.58	138	4.52	103	4.24	97	2.52
Equity lines of credit and second mortgage loans	180	8.46	116	6.67	64	5.57	44	3.76
Commercial loans	135	2.34	140	2.51	76	1.57	124	2.44
Consumer loans:
Indirect auto loans	—	—	—	—	—	—	—	—
Other consumer loans	15	0.27	17	0.20	19	0.32	19	0.26

Total allocated allowance	2,321	100.00	1,747	100.00	1,407	100.00	1,319	100.00
Unallocated	—	—	—	—	—	—	—	—

Total	$2,321	100.00%	$1,747	100.00%	$1,407	100.00%	$1,319	100.00%

Investments

The Executive Committee of our Board of Directors has primary responsibility for establishing our investment policy, and it is the responsibility of management to implement specific investment strategies. The Executive Committee has authorized both our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer, in conjunction with our investment advisor, to execute specific investment actions. The investment policy requires that single day transactions in excess of $10.0 million must contain the signature of two authorized officers, and that single day transactions in excess of $15.0 million must contain the signature of two authorized officers and a member of the Executive Committee other than our President and Chief Executive Officer.

The investment policy is reviewed annually by the Executive Committee, and any changes to the policy are subject to approval by the full Board of Directors. The overall objectives of the investment policy are to: fully and efficiently employ funds not presently required for Belmont Savings Bank’s loan portfolio, cash requirements, or other assets essential to our operations; to provide for the safety of the funds invested while generating maximum income and capital appreciation in accordance with the objectives of liquidity and quality; to meet liquidity requirements projected by management; to meet regulatory and industry standards; to generate earnings which, after the impact of taxes, will provide added growth to surplus; and to employ a percentage of assets in a manner that will balance the market and credit risks of other assets, as well as our liquidity, capital, and reserve structure. All gains and losses on securities transactions are reported to the Executive Committee of the Board of Directors on a monthly basis and to the Board of Directors on a quarterly basis.

Our current investment policy permits investments in securities issued by the U.S. government and U.S. government agencies, municipal bonds, corporate bonds, mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae; asset-backed securities (collateralized by assets other than conforming residential first mortgages), repurchase agreements, federal funds sold, certificates of deposit, money market funds, money market preferred securities, mutual funds, equity securities, daily overnight deposit funds, banker’s acceptances, commercial paper, equity securities, life insurance, structured notes, callable securities and any other investments that are deemed prudent and are approved by the Executive Committee and permitted by statute.

ASC 320, “Investments—Debt and Equity Securities” requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our intent and ability to hold such security until maturity. Securities available-for-sale and trading securities are reported at market value and securities held to maturity are reported at amortized cost. We currently do not maintain a trading portfolio. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. For securities classified as available-for-sale, unrealized gains and losses are excluded from earnings and are reported as an increase or decrease to earnings through other comprehensive income/(loss). If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged against earnings.

Generally, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Securities. At March 31, 2011, our securities portfolio consisted entirely of corporate debt securities, U.S. government and agency obligations, and mortgage-backed securities issued by Fannie Mae, Freddie Mac or Ginnie Mae. At that date our securities portfolio had a fair market value of $80.7 million, or 15.2%, of total assets and an amortized cost of $79.0 million. At March 31, 2011, none of the underlying collateral consisted of subprime or Alt-A (traditionally defined as loans having less than full documentation) loans. We do not own any trust preferred securities or collateralized debt obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Average Balances and Yields” for a discussion of the recent performance of our securities portfolio.

At March 31, 2011, we had no investments in a single company or entity that had an aggregate book value in excess of 10% of our equity, except for U.S. government obligations, U.S. government-sponsored entity securities and securities issued by Sovereign Bank. At March 31, 2011, we held debt securities issued by Sovereign Bank with an aggregate book value and an aggregate fair value of $5.0 million and $5.1 million, respectively.

Investment Securities Portfolio. The following tables set forth the composition of our investment securities portfolio at the dates indicated.

	At March 31, 2011		At December 31,				At September 30,
			2010		2009		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held to maturity:
U.S. government and federal agency obligations	$15,611	$15,815	$23,419	$23,668	$16,606	$16,937	$15,605	$15,993	$22,943	$22,903
U.S. government sponsored mortgage-backed securities	16,445	16,972	18,574	19,170	27,916	28,442	25,399	26,116	17,695	17,624
Corporate debt securities	46,940	47,888	51,906	52,923	47,182	47,873	41,466	42,222	32,268	29,495

Total securities held to maturity	$78,996	$80,675	$93,899	$95,761	$91,704	$93,252	$82,470	$84,331	$72,906	$70,022

	At March 31, 2011		At December 31,				At September 30,
			2010		2009		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities trading:
Marketable equity securities	$—	$—	$—	$—	$12,154	$11,455	$12,154	$10,576	$12,154	$12,010

Total securities trading	$—	$—	$—	$—	$12,154	$11,455	$12,154	$10,576	$12,154	$12,010

	At March 31, 2011		At December 31,				At September 30,
			2010		2009		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Marketable equity securities	$1	$1	$12,154	$14,274	$—	$—	$—	$—	$—	$—

Total securities available for sale	$1	$1	$12,154	$14,274	$—	$—	$—	$—	$—	$—

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2011 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
U.S. government and federal agency obligations	$11,821	1.09%	$3,790	3.55%	$—	—%	$—	—%	$15,611	$15,815	1.69%
U.S. government sponsored mortgage-backed securities	—	—	2,912	4.50	2,145	5.02	11,388	5.05	16,445	16,972	4.95
Corporate debt securities	25,418	5.18	21,522	4.75	—	—	—	—	46,940	47,888	4.98

Total	$37,239	3.88%	$28,224	4.56%	$2,145	5.02%	$11,388	5.05%	$78,996	$80,675	4.32%

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Applicable regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At March 31, 2011, we had invested $12.1 million in bank-owned life insurance at that date.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow from the Federal Home Loan Bank of Boston (the “FHLB of Boston”) to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled payments and prepayments of principal and interest on loans and investment securities and fee income and proceeds from the sales of loans and securities.

Deposits. We accept deposits primarily from customers in the communities in which our offices are located, as well as from small businesses and other customers throughout our lending area. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and IRAs. Deposit rates and terms are based primarily on current business strategies and market interest rates, liquidity requirements and our deposit growth goals. Historically, we have not accepted brokered deposits.

At March 31, 2011, we had a total of $133.9 million in certificates of deposit, of which $76.0 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

The following tables set forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Three Months Ended March 31, 2011			For the Years Ended December 31,
				2010			2009
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$30,060	8.47%	—%	$26,463	8.02%	—%	$19,984	6.77%	—%
Regular savings accounts	162,272	45.70	0.70	135,033	40.94	0.81	105,155	35.60	1.04
Checking accounts	23,518	6.62	0.12	27,728	8.41	0.15	30,404	10.29	0.20
Money market accounts	13,416	3.78	0.30	14,129	4.28	0.58	12,369	4.19	0.84
Certificates of deposit	125,808	35.43	1.91	126,474	38.35	2.08	127,439	43.15	2.63

Total deposits	$355,074	100.00%	1.00%	$329,827	100.00%	1.16%	$295,351	100.00%	1.56%

	For the Years Ended September 30,
	2009			2008
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$18,867	6.57%	—%	$15,183	5.35%	—%
Regular savings accounts	100,111	34.80	1.12	98,603	34.73	1.82
Checking accounts	29,779	10.35	0.30	30,302	10.67	0.82
Money market accounts	12,153	4.22	0.99	12,344	4.35	1.55
Certificates of deposit	126,741	44.06	2.83	127,450	44.90	4.13

Total deposits	$287,651	100.00%	1.71%	$283,882	100.00%	2.64%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March 31,	At December 31,		At September 30,
	2011	2010	2009	2009	2008
	(In thousands)
Interest Rate:
Less than 2.00%	$70,439	$64,479	$56,521	$47,416	$110
2.00% to 2.99%	37,178	32,266	34,409	40,907	69,681
3.00% to 3.99%	24,415	24,903	30,963	31,662	21,113
4.00% to 4.99%	1,807	1,802	3,274	4,890	16,660
5.00% to 5.99%	68	67	1,021	1,007	6,524

Total	$133,907	$123,517	$126,188	$125,882	$114,088

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At March 31, 2011
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
2.99% and below	$62,136	$23,623	$4,437	$17,421	$107,617	80.37%
3.00% to 3.99%	11,171	6,524	4,174	2,546	24,415	18.23
4.00% to 4.99%	1,603	164	40	—	1,807	1.35
5.00% to 5.99%	68	—	—	—	68	0.05

Total	$74,978	$30,311	$8,651	$19,967	$133,907	100.00%

As of March 31, 2011, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $74.1 million. The following table sets forth the maturity of those certificates as of March 31, 2011.

At March 31, 2011
(In thousands)

Three months or less	$14,524
Over three months through six months	11,891
Over six months through one year	11,518
Over one year to three years	21,136
Over three years	15,057

Total	$74,126

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Boston, repurchase agreements and the balance of certain loans sold to another financial institution with recourse.

At March 31, 2011, we had access to additional Federal Home Loan Bank advances of up to $35.2 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,		At or For the Years Ended September 30,
	2011	2010	2010	2009	2009	2008
	(Dollars in thousands)

Balance at end of period	$93,800	$123,700	$92,800	$129,700	$137,450	$151,750
Average balance during period	$89,094	$127,122	$110,268	$143,596	$148,949	$114,350
Maximum outstanding at any month end	$93,800	$128,700	$128,700	$151,750	$154,750	$151,750
Weighted average interest rate at end of period	2.49%	3.18%	2.82%	3.38%	3.52%	4.17%
Average interest rate during period	2.75%	3.31%	3.14%	3.76%	3.91%	4.62%

The following table sets forth information concerning balances and interest rates on our repurchase agreements at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,		At or For the Years Ended September 30,
	2011	2010	2010	2009	2009	2008
	(Dollars in thousands)

Balance at end of period	$3,086	$3,827	$2,654	$3,672	$4,533	$3,481
Average balance during period	$2,863	$3,345	$3,655	$3,954	$3,943	$3,513
Maximum outstanding at any month end	$3,086	$3,827	$5,249	$4,816	$4,816	$4,673
Weighted average interest rate at end of period	0.65%	1.00%	0.65%	1.00%	1.00%	1.98%
Average interest rate during period	0.71%	0.97%	0.90%	1.06%	1.27%	2.08%

Properties

We operate from our four full-service banking offices, including our main office and three branch offices located in Belmont and Watertown, Massachusetts. The net book value of our premises, land and equipment was $1.9 million at March 31, 2011. The following table sets forth information with respect to our full-service banking offices, including the expiration date of leases with respect to leased facilities.

Office Name and Address	Leased or Owned	Year Acquired or Leased

Full Service Banking Offices:

Main Office
2 Leonard Street Belmont, Massachusetts 02478	Owned	1969

Cushing Square 78 Trapelo Road Belmont, Massachusetts 02478	Leased(1)	1994

Trapelo Road 277 Trapelo Road Belmont, Massachusetts 02478	Owned	1992

Watertown Square 53 Mount Auburn Street Watertown, Massachusetts 02472	Leased(2)	2001

Administrative Offices:

Leonard Street 2 Leonard Street Belmont, Massachusetts 02478	Owned	1969

Concord Avenue 385 Concord Avenue Belmont, Massachusetts 02478	Leased(3)	2010

Fall River 10 N. Main Street Fall River, Massachusetts 02722	Leased(4)	2010

(1)	Lease expires in March 2014.
(2)	Lease expires in March 2012.
(3)	Lease expires in September 2015.
(4)	Lease expires in October 2015.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2011, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

Belmont Savings Bank will enter into an agreement with BSB Bancorp, Inc. to provide it with certain administrative support services, whereby Belmont Savings Bank will be compensated at not less than the fair market value of the services provided. In addition, Belmont Savings Bank and BSB Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of March 31, 2011, we had 80 full-time employees and six part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiary Activity

Upon completion of the Conversion, Belmont Savings Bank will become the wholly owned subsidiary of BSB Bancorp, Inc. Additionally, it is expected that BSB Bancorp, Inc. will form another subsidiary, the sole purpose of which will be to fund the loan to Belmont Savings Bank’s employee stock ownership plan. Belmont Savings Bank has one subsidiary, BSB Investment Corporation, a Massachusetts corporation, which is engaged in the buying, selling and holding of investment securities.

SUPERVISION AND REGULATION

General

Belmont Savings Bank is a Massachusetts-chartered stock savings bank and will be the wholly-owned subsidiary of BSB Bancorp, Inc., a Maryland corporation, which will be a registered bank holding company. Belmont Savings Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation, or “FDIC”, and by the Depositors Insurance Fund of Massachusetts for amounts in excess of the FDIC insurance limits. Belmont Savings Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. Belmont Savings Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, BSB Bancorp, Inc. will be regulated by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.”

The regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of stockholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the financial condition and results of operations of BSB Bancorp, Inc. and Belmont Savings Bank. As is further described below, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), has significantly changed the current bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

Set forth below is a summary of certain material statutory and regulatory requirements applicable to BSB Bancorp, Inc. and Belmont Savings Bank. The summary is not intended to be a complete description of such statutes and regulations and their effects on BSB Bancorp, Inc. and Belmont Savings Bank.

The Dodd-Frank Act

The Dodd-Frank Act will significantly change the current bank regulatory structure and affect the lending and investment activities and general operations of depository institutions and their holding companies. The Dodd-Frank Act will eliminate the Office of Thrift Supervision and require that federal savings associations be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies.

The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for bank holding companies that are as stringent as those required for insured depository institutions; the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. In addition, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months. These new leverage and capital requirements must take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with extensive powers to implement and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rulemaking authority for a wide range of consumer protection laws that apply to all banks and savings associations, among other things, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings associations with more than $10 billion in assets. Banks and savings associations with $10 billion or less in assets will continue to be examined for compliance with federal consumer protection and fair lending laws by their applicable primary federal bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations and gives state attorneys general certain authority to enforce applicable federal consumer protection laws.

The Dodd-Frank Act made many other changes in banking regulation. Those include authorizing depository institutions, for the first time, to pay interest on business checking accounts, requiring originators of securitized loans to retain a percentage of the risk for transferred loans, establishing regulatory rate-setting for certain debit card interchange fees and establishing a number of reforms for mortgage originations.

The Dodd Frank Act also broadens the base for FDIC insurance assessments. The FDIC was required to promulgate rules revising its assessment system so that it is based on the average consolidated total assets less tangible equity capital of an insured institution instead of deposits. That rule took effect April 1, 2011. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, provided non-interest bearing transaction accounts with unlimited deposit insurance through December 31, 2012.

The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and by authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company’s proxy materials. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

Many of the provisions of the Dodd-Frank Act are not yet effective, and the legislation requires various federal agencies to promulgate numerous and extensive implementing regulations over the next several years. It is therefore difficult to predict at this time what impact the new legislation and implementing regulations will have on community banks such as Belmont Savings Bank. Although the substance and scope of many of these regulations cannot be determined at this time, it is expected that the legislation and implementing regulations, particularly those provisions relating to the new Consumer Financial Protection Bureau, may increase our operating and compliance costs.

Massachusetts Banking Laws and Supervision

General. As a Massachusetts-chartered stock savings bank, Belmont Savings Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Belmont Savings Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Massachusetts Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities.

Massachusetts regulations generally allow Massachusetts banks to, with appropriate regulatory approvals, engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

Dividends. A Massachusetts stock bank may declare cash dividends from net profits not more frequently than quarterly. Non-cash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Dividends from BSB Bancorp, Inc. may depend, in part, upon receipt of dividends from Belmont Savings Bank. The payment of dividends from Belmont Savings Bank would be restricted by federal law if the payment of such dividends resulted in Belmont Savings Bank failing to meet regulatory capital requirements.

Loans to One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20 percent of the total of the bank’s capital, surplus and undivided profits.

Loans to a Bank’s Insiders. Massachusetts banking laws prohibit any executive officer or director of a bank from borrowing or guaranteeing extensions of credit by such bank except for any of the following loans or extensions of credit with the approval of a majority of the Board of Directors: (i) loans or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

Investment Activities. In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on Belmont Savings Bank’s investment activities. See “—Federal Regulations—Business and Investment Activities”.

Regulatory Enforcement Authority. Any Massachusetts savings bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Commissioner also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner of impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to Belmont Savings Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

Depositors Insurance Fund. All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Assessment rates are based on the institution’s risk category, similar to the method currently used to determine assessments by the FDIC discussed below under “—Federal Regulations—Insurance of Deposit Accounts.”

Protection of Personal Information. Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements, which became effective March 1, 2010, are similar to existing federal laws such as the Gramm-Leach-Bliley Act, discussed below under “—Federal Regulations—Privacy Regulations”, that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Massachusetts has other statutes or regulations that are similar to certain of the federal provisions discussed below.

Federal Regulations

Capital Requirements. Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Belmont Savings Bank, are required to comply with minimum leverage capital requirements. For an institution not anticipating or experiencing significant growth and deemed by the FDIC to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder’s equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

FDIC regulations also require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0.0% to 100.0%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, subordinated debentures and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and, more recently, safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Business and Investment Activities. Under federal law, all state-chartered FDIC-insured banks, including savings banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered savings banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq Global Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by Massachusetts law. Belmont Savings Bank received approval from the FDIC to retain and acquire such equity instruments up to the specified limits and, at March 31, 2011, held $843 in such investments consisting of Federal National Mortgage Association (Fannie Mae) common stock. Any such grandfathered authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk or upon the occurrence of certain events such as the savings bank’s conversion to a different charter.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional measures, including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transactions with Affiliates. Transactions between a bank (and, generally, its subsidiaries) and its related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of such institution’s capital stock and surplus and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions. In addition, loans or other extensions of credit by the institution to the affiliate are required to be collateralized in accordance with specified requirements. The law also requires that affiliate transactions be on terms and conditions that are substantially the same, or at least as favorable to the institution, as those provided to non-affiliates.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. The law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws, assuming such loans are also permitted under the law of the institution’s chartering state. Under such laws, a bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is restricted. The law limits both the individual and aggregate amount of loans that may be made to insiders based, in part, on the bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further limited to loans of specific types and amounts.

Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Belmont Savings Bank. That enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured bank under certain circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.”

Federal Insurance of Deposit Accounts. Deposit accounts in Belmont Savings Bank are insured by the FDIC’s Deposit Insurance Fund, generally up to a maximum of $250,000 per separately insured depositor, pursuant to changes made permanent by the Dodd-Frank Act. The Dodd-Frank Act also extended unlimited deposit insurance on non-interest bearing transaction accounts through December 31, 2012. The FDIC assesses insured depository institutions to maintain the Deposit Insurance Fund. No institution may pay a dividend if in default of its deposit insurance assessment.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to a risk category based on supervisory evaluations, regulatory capital levels and other factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by the FDIC, with less risky institutions paying lower assessments. Until recently, assessment rates ranged from seven to 77.5 basis points of assessable deposits.

On February 7, 2011, as required by the Dodd-Frank Act, the FDIC published a final rule to revise the deposit insurance assessment system. The rule, which took effect April 1, 2011, changes the assessment base used for calculating deposit insurance assessments from deposits to total assets less tangible (Tier 1) capital. Since the new base is larger than the previous base, the FDIC also lowered assessment rates so that the rule would not significantly alter the total amount of revenue collected from the industry. The range of adjusted assessment rates is now 2.5 to 45 basis points of the new assessment base. The rule is expected to benefit smaller financial institutions, which typically rely more on deposits for funding, and shift more of the burden for supporting the insurance fund to larger institutions, which are thought to have greater access to non-deposit funding.

As part of its plan to restore the Deposit Insurance Fund in the wake of a large number of bank failures following the recent financial crisis, the FDIC imposed a special assessment of five basis points for the second quarter of 2009. In addition, the FDIC required all insured institutions to prepay their quarterly assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. In calculating the required prepayment, the FDIC assumed a 5% annual growth in the assessment base and applied a three basis point increase in assessment rates effective January 1, 2011. Belmont Savings Bank’s pre-payment of $1.8 million was recorded as a prepaid expense at December 31, 2009 and is being amortized to expense over three years.

In addition to FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, through the FDIC, assessments for costs related to bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. During the calendar year ended December 31, 2010, Belmont Savings Bank paid $34,000 in fees related to the FICO.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions wit assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC. The FDIC has recently exercised that discretion by establishing a long range fund ratio of 2%.

A material increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Belmont Savings Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of Belmont Savings Bank’s deposit insurance.

Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish or acquire branches and merger with other depository institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Belmont Savings Bank’s latest FDIC CRA rating, dated October 6, 2008, was “satisfactory.”

Massachusetts has its own statutory counterpart to the CRA which is also applicable to Belmont Savings Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. The Massachusetts Commissioner of Banks is required to consider a bank’s record of performance under the Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Belmont Savings Bank’s most recent rating under Massachusetts law, dated October 3, 2007, was “satisfactory.”

Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $58.8 million; a 10% reserve ratio is applied above $58.8 million. The first $10.7 million of otherwise reservable balances are exempted from the reserve requirements. The amounts are adjusted annually. Belmont Savings Bank complies with the foregoing requirements.

Federal Home Loan Bank System. Belmont Savings Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Boston, Belmont Savings Bank is required to acquire and hold a specified amount of shares of capital stock in the Federal Home Loan Bank of Boston. As of March 31, 2011, Belmont Savings Bank was in compliance with this requirement.

The Federal Home Loan Bank of Boston suspended its dividend payment for the first quarter of 2009 and did not pay a dividend through 2010. The Federal Home Loan Bank has paid dividends in 2011 that are considerably less than those paid prior to 2009.

Other Regulations

Some interest and other charges collected or contracted by Belmont Savings Bank are subject to state usury laws and federal laws concerning interest rates and charges. Belmont Savings Bank’s operations also are subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

The operations of Belmont Savings Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, that govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Gramm-Leach-Bliley Act privacy statute which requires each depository institution to disclose its privacy policy, identify parties with whom certain nonpublic customer information is shared and provide customers with certain rights to “opt out” of disclosure to certain third parties; and

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, in preventing the use of the United States financial system to fund terrorist activities. Among other things, the USA PATRIOT Act and the related regulations required banks operating in the United States to develop anti-money laundering compliance programs, due diligence policies and controls to facilitate the detection and reporting of money laundering.

Holding Company Regulation

BSB Bancorp, Inc., as a bank holding company, will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. BSB Bancorp, Inc. is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for BSB Bancorp, Inc. to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including depository institutions subsidiaries that are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. BSB Bancorp, Inc. does not anticipate opting for “financial holding company” status at this time.

BSB Bancorp, Inc. will be subject to the Federal Reserve Board’s consolidated capital adequacy guidelines for bank holding companies. Traditionally, those guidelines have been structured similarly to the regulatory capital requirements for the subsidiary depository institutions, but were somewhat more lenient. For example, the holding company capita requirements allowed inclusion of certain instruments in Tier 1 capital that are not includable at the institution level. As previously noted, the Dodd-Frank Act requires that the guidelines be amended so that they are at least as stringent as those required for the subsidiary depository institutions. See “—General —The Dodd-Frank Act.”

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy and requires the promulgation of implementing regulations. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of BSB Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

The Federal Deposit Insurance Act, makes depository institutions liable to the FDIC for losses suffered or anticipated by the insurance fund in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. That law would have potential applicability if BSB Bancorp, Inc. ever held as a separate subsidiary a depository institution in addition to Belmont Savings Bank.

Massachusetts Holding Company Regulation. Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Division of Banks. BSB Bancorp, Inc. would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Belmont Savings Bank.

BSB Bancorp, Inc. and Belmont Savings Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of BSB Bancorp, Inc. or Belmont Savings Bank.

The status of BSB Bancorp, Inc. as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Federal Securities Laws. Our common stock is registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended. We are subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

TAXATION

Federal Taxation

General. BSB Bancorp, Inc. and Belmont Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to BSB Bancorp, Inc. and Belmont Savings Bank.

Method of Accounting. For federal income tax purposes, Belmont Savings Bank will file a consolidated tax return with BSB Bancorp, Inc. and will report its income and expenses on the accrual method of accounting and use a tax year ending December 31st for filing their consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the percentage of income method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Under the percentage of income method of accounting for bad debt reserves, a savings institution could claim, each year, a deduction for bad debts based on a percentage of taxable income without regard to actual bad debt experience.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. BSB Bancorp, MHC, BSB Bancorp, Inc. and Belmont Savings Bank have not been subject to the alternative minimum tax and have no such amounts available for credits against regular future tax liabilities.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2010, BSB Bancorp, MHC, BSB Bancorp, Inc. and Belmont Savings Bank had no net operating loss carryforward for federal income tax purposes.

Corporate Dividends. BSB Bancorp, Inc. will be able to exclude from its income 100% of dividends received from Belmont Savings Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. BSB Bancorp, MHC, BSB Bancorp, Inc., and Belmont Savings Bank’s federal income tax returns, as applicable, have not been audited in the most recent five-year period.

State Taxation

For tax years beginning on or after January 1, 2009, Massachusetts generally requires corporations engaged in a unitary business to calculate their income on a combined basis with corporations which are under common control. Accordingly, BSB Bancorp, MHC, BSB Bancorp, Inc. and Belmont Savings Bank currently file combined annual income tax returns. Upon consummation of the conversion, BSB Bancorp, Inc. would be required to file a combined annual Massachusetts income tax return with Belmont Savings Bank unless an exemption from such a combined filing applies. A corporation that qualifies, and elects to be treated for purposes of Massachusetts taxation, as a Massachusetts Security Corporation will be excluded from such a combined group.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. An election to be treated as a security corporation would have the effect of reducing BSB Bancorp, Inc.’s Massachusetts tax liability to 0.33% of its net income.

BSB Bancorp, Inc. is considering whether to seek to qualify as a security corporation. To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue. In order to qualify as a security corporation, it would need to establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

Belmont Savings Bank, under current law, files a Massachusetts combined excise tax return with its affiliates who do not qualify as security corporations. During the 2010 tax year, Belmont Savings Bank was subject to an annual Massachusetts tax at a rate of 10.0% of its net income, adjusted for certain items. During the 2011 and 2012 tax years, Belmont Savings Bank’s Massachusetts tax rate decreases to 9.5% and 9.0%, respectively, and will remain at 9.0% in subsequent tax years absent changes in current law. Massachusetts net income is defined as gross income, other than 95% of dividends received in any taxable year beginning on or after January 1, 1999 from or on account of the ownership of any class of stock if the institution owns 15% or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The dividends must meet the qualifications under Massachusetts law. Dividends paid to affiliates participating in a combined return will be 100% excluded to the extent paid from earnings and profits of a unitary business included in the Massachusetts combined return. Deductions with respect to the following items, however, shall not be allowed except as otherwise provided: (a) dividends received, except as otherwise provided; (b) losses sustained in other taxable years; (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state; or (d) the deduction allowed by section 168(k) of the Code.

None of the state tax returns of Belmont Savings Bank is currently under audit, nor have any of these tax returns been audited during the past five years.

As a Maryland business corporation, BSB Bancorp, Inc. will be required to file annual returns and pay annual fees to the State of Maryland.

MANAGEMENT OF BSB BANCORP, INC.

Shared Management Structure

The directors of BSB Bancorp, Inc. are the same persons who are the directors of Belmont Savings Bank. In addition, each executive officer of BSB Bancorp, Inc. is also an officer of Belmont Savings Bank. We expect that BSB Bancorp, Inc. and Belmont Savings Bank will continue to have common officers until there is a business reason to establish separate management structures.

Executive Officers of BSB Bancorp, Inc.

The following table sets forth information regarding the executive officers of BSB Bancorp, Inc. as of March 31, 2011. The officers of BSB Bancorp, Inc. and Belmont Savings Bank are elected annually.

Name	Age	Positions Held (1)

Robert M. Mahoney	62	President and Chief Executive Officer of BSB Bancorp, Inc. and Belmont Savings Bank
John A. Citrano	47	Senior Vice President, Chief Financial Officer and Corporate Secretary of BSB Bancorp, Inc. and Belmont Savings Bank
Hal R. Tovin	55	Executive Vice President and Chief Operating Officer of BSB Bancorp, Inc. and Belmont Savings Bank
Christopher Y. Downs	60	Executive Vice President—Consumer Lending and Auto Finance of Belmont Savings Bank
Carroll M. Lowenstein, Jr.	52	Senior Vice President—Commercial Real Estate of Belmont Savings Bank

(1)	Positions held relate to BSB Bancorp, Inc. and Belmont Savings Bank, except as specifically indicated.

Directors of BSB Bancorp, Inc. and Belmont Savings Bank

BSB Bancorp, Inc. has eleven directors. Directors of BSB Bancorp, Inc. serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Belmont Savings Bank will be elected by BSB Bancorp, Inc. as its sole stockholder. The following table states our directors’ names, their ages as of March 31, 2010, the years when they began serving as directors of Belmont Savings Bank and when their current term expires:

Name	Position(s) Held With BSB Bancorp, Inc.	Age	Director Since	Current Term Expires

Robert J. Morrissey	Chairman of the Board	71	1990	2013
Robert M. Mahoney	Director, President and Chief Executive Officer	62	2010	2012
Hal R. Tovin	Director, Executive Vice President and Chief Operating Officer	55	2010	2013
John A. Borelli	Director	52	2006	2012
S. Warren Farrell	Director	75	1987	2014
Richard J. Fougere	Director	62	2004	2013
John W. Gahan, III	Director	62	2006	2012
John A. Greene	Director	65	1990	2014
Patricia W. Hawkins	Director	69	1996	2014
Robert D. Ward	Director	78	2010	2013
John A. Whittemore	Director	66	1998	2012
Director Qualifications

In considering and identifying individual candidates for director, our Nominating Committee and our Board of Directors takes into account several factors which they believe are important to our operations as a community banking institution. With respect to specific candidates, the Board and Nominating Committee assess the specific qualities and experience that such individuals possess, including: 1) overall familiarity and experience with the market area that we serve and the community groups located in such communities; 2) knowledge of the local real estate markets and real estate professionals; 3) contacts with and knowledge of local businesses operating in our market area; 4) professional and educational experience, with particular emphasis on real estate, legal, accounting or financial services; 5) experience with the local governments and agencies and political activities; 6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; 7) the integrity, honesty and reputation of the individual; 8) experience or involvement with other local financial services companies and potential conflicts that may develop; 9) past service with Belmont Savings Bank and contributions to our operations; and 10) the independence of the individual. While the Board of Directors and the Nominating Committee do not maintain a written policy on diversity which specifies the qualities or factors the Board or Nominating Committee must consider when assessing Board members individually or in connection with assessing the overall composition of the Board, the Board and Nominating Committee take into account: 1) the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members; 2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall composition; and 3) the number of independent outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of Directors Mahoney and Tovin, is “independent” as defined in the rules of the Nasdaq Stock Market. Messrs. Mahoney and Tovin are not independent because they are executive officers of BSB Bancorp, Inc.

In determining the independence of our directors, the Board of Directors considered relationships between BSB Bancorp, Inc. and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” including deposit accounts that our directors maintain at Belmont Savings Bank.

The Business Background of Our Directors and Executive Officers

Directors:

The business experience of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and Board of Directors to determine that the person should serve as a director. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Robert M. Mahoney. Mr. Mahoney is President and Chief Executive Officer of Belmont Savings Bank. Prior to joining Belmont Savings Bank, Mr. Mahoney was Executive Vice Chairman of Citizens Financial Group, Inc. until retiring in 2008. He joined Citizens Financial Group in 1993 as President and CEO of Citizens Bank of Massachusetts after serving 22 years in various domestic and international management positions at Bank of Boston. During his five years as President of Citizens in Massachusetts, Mr. Mahoney led the new bank through significant expansion. Mr. Mahoney has held several community leadership positions in Massachusetts. He currently serves as co-chair of the Town of Belmont’s Economic Advisory Committee. He is a past chairman of the United Way Board of Directors and Executive Committee and serves on the University of Massachusetts Amherst Foundation Board. He is a member of the board of directors of the Sitel Corporation and International Data Group. Mr. Mahoney also sits on the Archdiocese of Boston Finance Council. Mr. Mahoney received his M.B.A. from Columbia Business School and is a graduate of the University of Massachusetts, where he earned a Bachelor of Science degree in Chemistry. He received the 1996 Distinguished Alumnus Award from the University of Massachusetts, the 2006 Columbia University, School of Business Leadership Award and is the recipient of the 2009 Henry L. Shattuck Boston City Champion Award for public service.

Mr. Mahoney’s extensive executive management experience at other financial institutions, including Citizens Financial Group, Inc., a major publicly-traded banking organization, was instrumental in the Board of Directors’ decision to appoint him as President and Chief Executive Officer and as a member of the board of Belmont Savings Bank for its transition to public stock ownership. In particular, Mr. Mahoney’s demonstrated record in assembling an integrated management team with a record of achieving significant growth at other financial institutions was important to the board in light of the significant growth called for in Belmont Savings Bank’s business plan following the conversion. Finally, Mr. Mahoney’s broad industry knowledge and experience, as well as his knowledge of Belmont Savings Bank’s market area, were important to the board in its decision to appoint Mr. Mahoney as President and Chief Executive Officer and as a member of the board.

Hal R. Tovin. Mr. Tovin is Executive Vice President and Chief Operating Officer for Belmont Savings Bank. He is responsible for the bank’s Retail, Small Business, Deposit Operations, and Technology. In addition, he leads all Marketing and Public Relations initiatives on behalf of the Bank. Prior to joining Belmont Savings, Mr. Tovin was Group Executive Vice President and Managing Director of the Retail Partnership Delivery Group at Citizens Financial Group, Inc. He was a member of Citizens Financial Group’s Executive Leadership Group, the company’s senior leadership team. Citizens Financial Group is one of the 10 largest commercial bank holding companies in the United States ranked by assets and deposits. He was the driving force behind the development of Citizens’ 500 branch in-store program. Mr. Tovin is a graduate of Brown University and has an M.B.A. from the Wharton School of Business. He is a trustee and chairman of the marketing committee and a member of the finance committee at the Boston Museum of Science. He was a former board member of Peace Games and former chairman of the board of the Boston Ad Club.

Mr. Tovin’s extensive senior management experience in marketing, retail banking and branch operations at Citizens Financial Group was instrumental in his appointment to the Board of Directors of Belmont Savings Bank, in light of the importance of retail banking and branch expansion in the bank’s business plan.

John A. Borelli. Mr. Borelli is a licensed Insurance Agent & Real Estate Broker. He is President of Borelli Insurance Agency Inc., an independently owned & operated, full service, Property & Casualty Insurance Agency, with 30 years of Service to Belmont and surrounding communities. He holds the Chartered Property Casualty Underwriter (CPCU) designation and is a graduate of Boston University. He is a member of the Insurance Advisory Committee for the Town of Belmont and is also a Town Meeting Member.

Mr. Borelli’s lengthy experience as owner and operator of an insurance agency brings valuable business and leadership skills and financial acumen to the board. Further, his longtime experience as a business owner in the Belmont community provides the board with an important perspective on the development and delivery of product offerings to such business owners.

S. Warren Farrell. Mr. Farrell is a private investor and Managing Partner of A. W. Farrell Associates, LLP, a real estate holding company. He retired after 26 years of service as a Managing Director for Smith Barney where he was responsible for the firm’s sales efforts in New England in institutional fixed income. Mr. Farrell is a graduate of Harvard College and has an MBA from Boston University. He is a Member of the Belmont Capital Endowment Fund, Overseer and former Trustee of the Mount Auburn Hospital, and sits on the Advisory Board of Lexington Wealth Advisors and the Board of Visitors for the Park Street School. He has been an active member of the Belmont community including Chairman of the Belmont School Committee, Town Meeting Member, Chairman of the Cable Advisory Committee, Founding Board Member of the Foundation for Belmont Education, and Founding Board Member of the Alumni and Friends of Belmont High School.

Mr. Farrell’s experience with a major brokerage firm and as a private investor has been of significant benefit to the Board of Directors in analyzing financial transactions and assessing securities investment and asset management strategies for Belmont Savings Bank. Further, his years of experience at the brokerage firm as well as his extensive community activities have provided Belmont Savings Bank with valuable business contacts and insights.

Richard J. Fougere. Mr. Fougere has been a shareholder and licensed CPA at Fougere & Associates since its incorporation in 1987. He graduated Magna Cum Laude from the School of Management of Boston College in 1971 and became a licensed C.P.A. in 1974. Mr. Fougere has over 30 years of experience in business, financial, tax and retirement planning matters for both businesses and individuals. Mr. Fougere has served as a member of the advisory committee to the New England Division of the PGA and as treasurer and president of the Winchester Country Club. He is currently Treasurer for the Winchester Chamber of Commerce and a member of the Winchester Hospital Foundation Advisory Council. In addition he is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

Mr. Fougere’s significant expertise and background with regard to accounting matters, internal controls, the application of generally accepted accounting principles, and business finance provide the board with valuable insight into accounting issues faced by Belmont Savings Bank currently and to be faced by BSB Bancorp following conversion to public stock ownership.

John W. Gahan, III. Mr. Gahan has been a partner in the law firm of Murtha Cullina, and its predecessor Roche, Carens & DeGiacomo, since 1971. He is a graduate of both Yale University and

Boston University Law School. For twenty-five years, Mr. Gahan was a member of the Board of Appeals in the Town of Belmont and served as the Board Chairman during most of those years. Currently, Mr. Gahan serves on the Board of Directors of the National Housing & Rehabilitation Association. Mr. Gahan also serves, or has served, on the Boards of a number of local banks, hospitals and other social organizations, including serving as Secretary and President of Winchester Country Club.

Mr. Gahan’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank.

John A. Greene. Mr. Greene co-owns the John J. Greene Funeral Home, where he has worked since the age of 18. He holds a degree in Funeral Service from New England Institute and has been a funeral director and embalmer licensed by the State of Massachusetts since 1966. A lifelong resident of Belmont, he is a former Belmont Town Meeting Member, a past Treasurer of the Rotary Club, and former member of the Belmont Town Club. He served on Belmont’s Sesquicentennial Anniversary Planning Committee, lent his expertise to the Belmont Fire Station Reuse Committee, and currently serves on the Belmont Fire Station Building Committee. Mr. Greene has also coached several youth sports teams.

Mr. Greene’s years of experience as co-owner and operator of a small business in the Belmont community brings valuable business skills and insights to the Board of Directors. Moreover, his community contacts through his business operations and through his community service have been valuable to business development activities of Belmont Savings Bank.

Patricia W. Hawkins. Mrs. Hawkins is a retired Licensed Clinical Social Worker, most recently with the Center for Mental Health in Waltham. She is a graduate of University of Massachusetts and Boston College. She is a past president and current member of the Board of Directors and Voter Service Coordinator with the Belmont League of Women Voters. She is also the Secretary of the Webster Island Beach Association.

Ms. Hawkins’ community activities and volunteer service provide the Board of Directors with perspective on developments in Belmont Savings Bank’s community. Her experiences and skills also contribute to the board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives and other qualities that are beneficial to the bank.

Robert J. Morrissey. Mr. Morrissey, Chairman of the Board, has been a Partner in the law firm of Morrissey, Hawkins & Lynch since 1990. Prior to that time, Mr. Morrissey was a Partner with Withington, Cross, Park & Groden. He served as Belmont Town Counsel from 1974 to 2004. He is a graduate of Boston College and Harvard Law School. He serves on the Dean’s Board, Harvard Law School; the Boston College Board of Trustees, as a member of the Executive Committee and Chair of the Investment and Endowment Committee; the Society of Jesus, International Investment Advisory Committee, Vatican City; is Chair of the Investment Advisory Board of the New England Province of the Society of Jesus; and is Chair of the Investment Committee of the Finance Council of the Roman Catholic Archdiocese of Boston. He also serves as a Director or Trustee of several public and private funds, trusts and foundations.

Mr. Morrissey’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank. Moreover, his longtime experience as counsel to the town of Belmont has provided the board with valuable insight into local community development and political issues.

Robert D. Ward. Mr. Ward is a seasoned banking executive and international consultant with more than 52 years of global experience, particularly in emerging markets. He retired from the

Massachusetts Office of International Trade and Investment in 2006, after a long career with other such prestigious firms as Boston Global Partners, Inc., Bank of Boston, and Arthur D. Little. He was also Director of International Banking at BayBanks. Mr. Ward worked and traveled abroad extensively, living in three countries outside of the US and traveling to 50 others. His affiliations in professional societies include Fulbright Commission, American Hospital of Istanbul, African Studies Association, and World Affairs Council, and the Board of the Massachusetts International Trade Council.

Mr. Ward’s wide range of banking and international consulting experience in various capacities has been valuable in providing the board with perspective and insight with respect to Belmont Savings Bank’s operations.

John A. Whittemore. Mr. Whittemore has been the President of Partners Financial Insurance Agency, which focuses on employee benefits, insurance and investments, since 1970. He graduated from Colgate University in 1966, and then spent 4 years on active duty with the US Air Force followed by 7 years in the Reserves. He was honorably discharged as a Captain in 1976. His Professional Affiliations include the Boston Estate Planning & Business Council, the Boston Life Underwriters Association (BLUA), the National Association of Life Underwriters (NALU), the Association for Advanced Life Underwriters (AALU), and the National Association of CLU & CPCU. He has also served on the Board of both Winchester Country Club and the Kittansett Club.

Mr. Whittemore’s extensive executive management experience for an insurance agency, focusing on employee benefits, insurance and investments, has provided the board valuable insights into the development and marketing of such products for Belmont Savings Bank and developing such benefits for Belmont Savings Bank employees.

Executive Officers Who Are Not Also Directors:

John A. Citrano. Mr. Citrano, Senior Vice President and Chief Financial Officer, has been with Belmont Savings Bank since 1987. He began his career with the Bank as an Internal Auditor. He also serves on many of the Bank’s internal committees. Mr. Citrano is a graduate of both Merrimack College and Bentley College. He is a member of the Executive Committee of the Watertown/Belmont Chamber of commerce, the Treasurer of the A.D. Little Toastmasters Club, and a member of the Financial Managers Society.

Christopher Y. Downs. Mr. Downs is Executive Vice President—Consumer Lending and Auto Finance of Belmont Savings Bank. He is responsible for all of the bank’s consumer lending activities including residential mortgages, home equity loans and lines of credit and indirect automobile loans. Prior to joining Belmont Savings Bank, Mr. Downs was Group Executive Vice President of Citizens Financial Group’s Consumer Finance Division. During his tenure at Citizens Financial Group, he was responsible for lending activities in residential mortgages, home equity loans and lines of credit, indirect automobile and RV loans, marine loans, aircraft loans, credit cards and student loans. He was also a member of Citizens Financial Group’s Executive Policy Committee, the company’s senior management team. Before joining Citizens Financial Group in 1994, Mr. Downs spent 12 years at Chase Manhattan Corporation where he was responsible for the sale of all consumer loan products distributed through Chase Manhattan Corporation’s five regional banking divisions. Mr. Downs graduated with a B.A. from Middlebury College in Vermont, and received his M.B.A. from the University of New Hampshire’s Whittemore School of Business and Economics. He is a recently retired member of the board of directors of Lincoln School of Providence, where he co-chaired the development committee and was a member of the finance committee. He currently serves on the Advisory Board for the International Institute of Rhode Island and has worked in the Rhode Island Mentoring Program for over nine years.

Carroll M. Lowenstein, Jr. Mr. Lowenstein is Senior Vice President—Commercial Real Estate at Belmont Saving Bank. Prior to that, he held similar roles at RBS Citizens and Cambridgeport Bank. He has personally originated in excess of $450 million of Commercial Real Estate Loans over the past 20 years. He is a graduate of Harvard College and is also a licensed Real Estate Broker in the Commonwealth of Massachusetts.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its Committees. During the year ended December 31, 2010, the Board of Directors of Belmont Savings Bank met eight times. The Board of Directors of BSB Bancorp, Inc. has established standing Committees, including a Compensation Committee, a Nominating Committee and an Audit Committee. Each of these committees operates under a written Charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors serving on each of the listed committees, and the number of meetings held by the comparable committee of Belmont Savings Bank. Director Richard Fougere will be designated as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission. Pursuant to Nasdaq and SEC rules which require certain board committees of listed companies to be comprised entirely of independent directors, Messrs. Mahoney and Tovin will not serve on the Nominating Committee, Compensation Committee or Audit Committee of BSB Bancorp, Inc.

Name	Nominating		Compensation		Audit
John A. Borelli			X
S. Warren Farrell			X
Richard J. Fougere					X	*
John W. Gahan, III					X
John A. Greene			X		X
Patricia W. Hawkins	X
Robert J. Morrissey	X	*	X	*
Robert D. Ward
John A. Whittemore	X		X

Number of Meetings in 2010:	3		3		7

*	Denotes committee Chair.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our compensation objectives begins with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. The overall objectives of our compensation program is to retain, motivate and reward employees and officers (including Named Executive Officers, as defined below) for performance and to provide competitive compensation to attract talent to our organization. We recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We intend to base our compensation decisions as a public company on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Shareholder Interest – As a public company, we intend to use equity compensation as a key component of our compensation program to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.

•	Driving Performance – We will base compensation in part on the attainment of company-wide, business unit and individual targets that contribute to our earnings within risk tolerance.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary; and (ii) cash-based incentive compensation. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation program will depend on shareholder approval of an equity-based compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these elements of compensation that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our Board of Directors will work closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.

To date, executive officers have been compensated only for services to Belmont Savings Bank. Belmont Savings Bank expects to continue this practice. However, any future equity-based awards made as part of Belmont Savings Bank’s executive compensation will be made in BSB Bancorp, Inc. common stock rather than Belmont Savings Bank common stock.

This discussion is focused specifically on the compensation of BSB Bancorp, Inc.’s executive officers, each of whom is named in the Summary Compensation Table which appears later in this section under the heading “—Executive Compensation.” These five executive officers are referred to in this discussion as “Named Executive Officers.”

Name	Title
Robert M. Mahoney	President and Chief Executive Officer
John A. Citrano	Senior Vice President, Chief Financial Officer and Corporate Secretary
Hal R. Tovin	Executive Vice President and Chief Operating Officer
Christopher Y. Downs	Executive Vice President—Consumer Lending and Auto Finance
Carroll M. Lowenstein, Jr.	Senior Vice President—Commercial Real Estate

Designing Our Compensation Program.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our Named Executive Officers. Other considerations influencing the design of our executive compensation program are:

•	experience in the financial services industry that promotes the safe and sound operation of Belmont Savings Bank;

•	experience in all aspects of risk management;

•	executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	disciplined decision-making that respects our business plan but adapts quickly to change;

•

the retention and development of incumbent executives who meet or exceed performance objectives, since recruiting executives can be expensive, unpredictable, and may have a disruptive effect on our operations;

•	the compensation and employment practices of Belmont Savings Bank’s competitors within the financial services industry and elsewhere in the marketplace; and

•	each executive’s individual performance and contribution in helping us achieve our corporate goals, which may be subjective in nature.

Role of the Compensation Committee and Certain Executive Officers. Our Compensation Committee and certain executive officers have a significant role in helping us achieve our compensation objectives and designing our compensation program. The Compensation Committee is responsible for overseeing and making recommendations to the full Board of Directors with respect to our compensation program related to the Named Executive Officers. The Compensation Committee regularly evaluates and approves the elements of total compensation payable to the Named Executive Officers. In making these determinations, the Compensation Committee considers each Named Executive Officer’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, the financial condition and performance of Belmont Savings Bank.

The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Senior Vice President, Chief Financial Officer and Corporate Secretary, and the Senior Vice President and Director of Human Resources. These executives provide the Compensation Committee with input regarding Belmont Savings Bank’s employee compensation philosophy, process and compensation decisions for employees other than themselves. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate senior management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations and otherwise supply information to assist the Compensation Committee. The Senior Vice President, Chief Financial Officer and Corporate Secretary may provide information to evaluate the estimated financial impact regarding any proposed changes to the various elements of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

Three executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote in the Compensation Committee’s decision-making process. The President and Chief Executive Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary, and the Senior Vice President and Director of Human Resources do not attend those portions of compensation committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer, Senior Vice President, Chief Financial Officer and Corporate Secretary, and Senior Vice President and Director of Human Resources attends those portions of compensation committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for the Named Executive Officers. The consultants, who are retained by and report to the Compensation Committee, work with the President and Chief Executive Officer in performing services for the Compensation Committee. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other similarly situated companies. The consultants also provide survey data and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group.

Elements of Compensation

Our compensation program with respect to our Named Executive Officers primarily consists of the following:

•	base salary, which is designed to provide a reasonable level of predictable income commensurate with the market standards for the executive’s position;

•	non-equity incentive compensation which are based on specified goals and benchmarks as designed by senior management and approved by the Compensation Committee;

•	severance benefits payable pursuant to severance agreements between certain executive officers and Belmont Savings Bank;

•	retirement benefits payable pursuant to our tax-qualified and non-qualified plans; and

•	other broad-based benefits.

The Compensation Committee seeks to create what it believes is the best mix of each element of compensation in delivering the Named Executive Officer’s total compensation. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it will generally be earned when BSB Bancorp, Inc. or the Named Executive Officer is successful in ways that are aligned with and support BSB Bancorp, Inc.’s interests. The Compensation Committee reviewed compensation for the year ended December 31, 2010 for the Named Executive Officers relative to the competitive market and relative to results delivered on established objectives and performance criteria, and concluded that each Named Executive Officer’s compensation was consistent with market practice and was based on reasonable performance.

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. On an annual basis, the Compensation Committee reviews the base salaries of the Named Executive Officers and primarily considers:

•	market data for peer institutions and direct competitors located in Massachusetts and the northeast region;

•	internal review of the Named Executive Officer’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	qualifications and experience of the executive; and

•	our financial condition and results of operations, including tax and accounting impact of the base salaries.

Base salaries are reviewed annually and adjusted from time-to-time to realign base salaries with market levels after taking into account the considerations above. Details regarding base salary are included in the Summary Compensation Table following this section. The Compensation Committee set the base salaries for Messrs. Mahoney, Citrano, Tovin, Downs and Lowenstein at $450,000, $179,380, $350,000, $268,000, and $200,000, respectively, for 2010, based on the considerations set forth above.

For 2011, the Compensation Committee engaged Arthur Warren Associates to assist the Compensation Committee in determining the appropriate 2011 base salary levels for Messrs. Mahoney, Tovin and Downs. The survey sources included the Massachusetts Bankers Association Banking Compensation Survey and the Connecticut Bankers Association Bank Compensation Survey, each as prepared by Pearl Meyer & Partners. The surveys provided compensation information for a peer group of publicly traded and mutual financial institutions with assets ranging from $750 million to $1.5 billion in the New England area. The peer group included the following financial institutions:

Avidia Bank	Institution for Savings Newburyport
Bangor Savings Bank	Legacy Bank
Bank Newport	Liberty Bank
Bank Rhode Island	Middlesex Savings Bank
Belmont Bank	Naugatuck Savings Bank
Berkshire Bank	Newton Savings Bank
Bristol County Savings Bank	PeoplesBank
Brookline Bank	Rockland Trust
Cambridge Savings Bank	Rockville Bank
Century Bank and Trust Company	Salem Five
Country Bank for Savings	Savings Institute Bank & Trust
Danversbank	Sovereign Bank of New England
Dedham Institution for Savings	South Shore Savings Bank
East Boston Savings Bank	The Bank of Canton
East Cambridge Savings Bank	The Cape Cod 5 Cents Savings Bank
Eastern Bank	The Washington Trust Company
Fairfield County Bank Corporation	Unibank
Farmington Savings Bank	Union Savings Bank
First County Bank	United Bank
Florence Savings Bank	Wainwright Bank
Hudson Valley Bank	Watertown Savings Bank

Hyde Park Savings Bank	Webster Bank

The Compensation Committee believed that using compensation data for this peer group was appropriate given the potential to increase our asset size following the completion of our stock offering. Based on the peer group data, the Compensation Committee desired to set base salary levels for the Named Executive Officers at the 75th percentile of the base salary levels paid to officers of the peer group companies with similar responsibilities in 2010.

Since the 2010 base salary levels are consistent with the peer group data, the 2011 base salary levels for the Named Executive Officers did not change, with the exception of Mr. Citrano’s base salary, which was increased to $184,380 for 2011.

Non-Equity Incentive Compensation. We implemented the Incentive Compensation Plan for our executive officers, including the Named Executive Officers, and we implemented the Capital Appreciation Plan in which only the following Named Executive Officers participate: Messrs. Mahoney, Tovin and Downs.

The Incentive Compensation Plan, which was fully adopted in 2011, is an annual cash-based incentive plan that is an integral part the participant’s total compensation package and supports the continued growth and profitability of Belmont Savings Bank. Each year participants are awarded for the achievement of certain performance objectives on a company-wide and individual basis. These objectives are established at the beginning of each plan year and approved by the Compensation Committee. Company-wide performance objectives are focused on growth, expense control and asset quality, which are customary metrics used by similarly-situated financial institutions in measuring performance. Individually-based performance objectives are determined for each individual, based on his or her responsibilities to Belmont Savings Bank. The performance objectives selected by the participant are weighted, based on his or her direct impact and contribution to satisfying the performance objectives. For the President and Chief Executive Officer and Executive Officers, more weight is attributable to the satisfaction of company-wide performance objectives than individual performance objectives. For Senior Vice Presidents, company-wide performance objectives are weighted the same as individual performance objectives. For all other officers, more weight is attributable to the satisfaction of individual performance objectives than company-wide performance objectives. Each participant is entitled to an incentive bonus payment based on a range of his or her base salary if the company-wide and individual performance objectives are met at the end of each plan year. Levels of achievement for each performance objective are set at “target” and “maximum,” such that the executive’s incentive bonus payment amount is determined by the level of achievement of each performance objective related to the executive.

For the 2010 plan year, due to the fact that four of our Named Executive Officers (Messrs. Mahoney, Tovin, Downs and Lowenstein) were hired during the plan year, with three of these hired in the second half of the calendar year, we did not fully implement the Incentive Compensation Plan. Nonetheless, because we earned $1.7 million (before certain one-time adjustments) in after-tax income for the fiscal year, which exceeded our goal of $1.6 million in after tax-income, and the executives generally satisfied their individual performance goals, we believed it was appropriate to provide a bonus to our Named Executive Officers. In this regard, Messrs Mahoney, Citrano, Tovin and Downs received discretionary bonuses of $85,000, $30,000, $40,000 and $30,000, respectively, in recognition of their performance and efforts. The bonuses were also reflective of the fact that each executive, other than Mr. Citrano, was employed for only a partial year during 2010.

The Capital Appreciation Plan is a long-term cash-based incentive plan that is designed to reward participants for increases in the equity capital of Belmont Savings Bank resulting from the ordinary business of Belmont Savings Bank, from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in the stock offering, are excluded from consideration. The capital appreciation as of December 31, 2012, determines the pool, which can be up to 20% of the capital appreciation. The bonus pool amount will increase by a dollar amount equal to 4% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equals or exceeds the ROA targets established by the Compensation Committee for 2011 and 2012. Each participant in the plan is entitled to receive a fixed percentage of the bonus pool, which will be payable on June 30, 2014, provided the participant is employed with Belmont Savings Bank on such date. We have chosen to use both equity capital and ROA to determine the bonus pool amount because we believe the use of these combined measures is appropriate for well-run institutions where the use of increased equity capital alone could result in manipulation of the balance sheet to attain the desired result.

Additionally, the Compensation Committee has the authority to award discretionary bonus payments to the Named Executive Officers. Messrs. Downs and Lowenstein each received a guaranteed bonus of $50,000 as a condition of accepting employment.

Please see “Executive Compensation—Incentive Compensation Arrangements” for a more thorough description of the Incentive Compensation Plan and the Capital Appreciation Plan.

Severance Agreements. We maintain severance agreements with Messrs. Mahoney, Tovin, Citrano, Downs and Lowenstein, which provide severance payments in the event of the executive’s involuntary or constructive termination of employment, including upon a termination following a change in control. The rationale for providing these payments is to provide security for our Named Executive Officers and stability among our senior management team. Please see “Executive Compensation – Severance Agreements” for a more thorough description of these agreements.

Retirement Plans. In addition to the compensation paid to the Named Executive Officers as described above, the Named Executive Officers are eligible to participate in our 401(k) plan on the same terms as other employees. Each eligible employee is permitted to defer his or her salary for retirement (subject to limitations under the Internal Revenue Code). We provide a 100% matching contribution on the first 2% of the participant’s salary deferral and 50% matching contribution on the next 3% of the participant’s salary deferral. We also provide safe harbor matching contribution of 4% of the participant’s salary.

Messrs. Mahoney, Tovin and Downs are participants in our Supplemental Executive Retirement Plan (“SERP”), which we adopted in 2010. We are also a party to an amended supplemental retirement agreement with Mr. Citrano that was entered into in 1994 and has been subsequently updated to comply with changes in the tax laws. The SERP and the supplemental retirement agreement provide supplemental retirement benefits for Messrs. Mahoney, Tovin, Downs and Citrano, which will be paid in addition to the benefits they receive under the 401(k) plan. We provide these supplemental retirement benefits in order to remain competitive and to attract and retain our Named Executive Officers. See “Executive Compensation – Pension Benefits” for further description of the terms of our supplemental retirement arrangements.

Other Broad-Based Benefits. We offer various fringe benefits to our employees, including our Named Executive Officers. We provide group health, dental and vision insurance coverage to employees, with the employees being responsible for a portion of the premiums. In addition, we provide our Named Executive Officers with life insurance, long-term disability insurance, parking and cellular phone reimbursement, for which we pay the entire cost. The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

Prospective Benefit Plans

Employee Stock Ownership Plan. In connection with the conversion, we will implement an employee stock ownership plan. The trustee of the employee stock ownership plan intends to fund the plan by using proceeds of a loan from BSB Bancorp, Inc. to purchase BSB Bancorp, Inc. common stock in the conversion pursuant to applicable regulatory guidelines. The employee stock ownership plan will provide our employees, including the Named Executive Officers, with additional retirement savings in the form of our common stock and encourage employee ownership in the new public company. See “Executive Compensation–Tax-Qualified Retirement Plans–Employee Stock Ownership Plan” for further description of the terms of the employee stock ownership plan.

Equity Incentive Plan. Following the conversion, we intend to adopt a new stock-based incentive plan in accordance with applicable regulations. The plan will provide for grants of stock options and restricted stock awards. The Compensation Committee will use awards of stock options and restricted stock under the plan to align the interests of the Named Executive Officers with those of our stockholders. See “Benefits to be Considered Following the Completion of the Stock Offering” for further description of the terms of the equity incentive plan.

Tax and Accounting Implications

In consultation with our advisors, we evaluate the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, we intent to structure our compensation program in a tax efficient manner.

Risk Management

The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on BSB Bancorp, Inc. or Belmont Savings Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our compensation program will encourage our senior management to act in a manner that is focused on the long-term valuation of BSB Bancorp, Inc. and Belmont Savings Bank.

The Compensation Committee regularly reviews our incentive-based plans to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of BSB Bancorp, Inc. and Belmont Savings Bank. With respect to the Incentive Compensation Plan, the Compensation Committee reviews and approves both the company-wide and individual performance objectives that determine the bonus payments to be made thereunder. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, we instituted a clawback policy for our Incentive Compensation Plan, which allows us to recover any bonus payment made to any employee that was based on materially inaccurate financial statements or other materially inaccurate reporting or fraud. With respect to the Capital Appreciation Plan, all payouts thereunder will only occur if we are well-capitalized at the time of the payout on June 30, 2014. Furthermore, any payments payable under the plan are subject to an 18-month holdback period, which will ensure that the payments are determined based on accurate financial information related to our capital position.

Finally, by implementing our employee stock ownership plan and stock-based incentive plan following the completion of the conversion, we will put more of our common stock into the hands of our employees which will align their interests with those of our shareholders, and in turn will contribute to long-term shareholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their common stock received under each plan.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to, or earned by, Robert M. Mahoney, our President and Chief Executive Officer, W. Ronald Rossi, our former President and Chief Executive Officer who retired on May 13, 2010, John A. Citrano, our Senior Vice President, Chief Financial Officer and Corporate Secretary, Hal R. Tovin, our Executive Vice President and Chief Operating Officer, Christopher Y. Downs, our Executive Vice President—Consumer Lending and Auto Finance and Carroll M. Lowenstein, Jr., our Senior Vice President—Commercial Real Estate for the year ended December 31, 2010. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended December 31, 2010
Name and Principal Position	Year	Salary (1) ($)	Bonus(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation (4) ($)	Total ($)

Robert M. Mahoney(5) President and Chief Executive Officer	2010	290,769	85,000	28,336	10,384	414,489

W. Ronald Rossi(6) Former President and Chief Executive Officer	2010	115,092	—	—	12,234	127,326

John A. Citrano Senior Vice President, Chief Financial Officer and Corporate Secretary	2010	179,380	30,000	66,464	18,276	294,120

Hal R. Tovin(7) Executive Vice President and Chief Operating Officer	2010	169,615	40,000	8,532	4,038	222,185

Christopher Y. Downs(8) Executive Vice President—Consumer Lending and Auto Finance	2010	132,969	80,000	6,094	3,092	222,155

Carroll M. Lowenstein, Jr.(9) Senior Vice President—Commercial Real Estate	2010	65,384	50,000	—	—	115,384

(1)	2010 salary information includes salary deferral contributions to the Belmont Savings Bank 401(k) Plan of $21,634 for Mr. Mahoney, $8,157 for Mr. Rossi, $10,329 for Mr. Citrano, $2,692 for Mr. Tovin and $2,473 for Mr. Downs.
(2)	Represents discretionary bonus payments awarded to the Named Executive Officers.
(3)	The amounts for Messrs. Mahoney, Tovin and Downs represent the change in the actuarial present value of each executive’s accumulated benefit under the Belmont Savings Bank Supplemental Executive Retirement Plan. The amount for Mr. Citrano represents the change in the actuarial present value of his accumulated benefit payable pursuant to his restated supplemental retirement agreement with Belmont Savings Bank.
(4)	The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately following.
(5)	Mr. Mahoney joined Belmont Savings Bank on May 13, 2010.
(6)	Mr. Rossi retired as President and Chief Executive Officer on May 13, 2010.
(7)	Mr. Tovin joined Belmont Savings Bank on July 6, 2010.
(8)	Mr. Downs joined Belmont Savings Bank on July 7, 2010 and received a $50,000 signing bonus and a $30,000 discretionary bonus.
(9)	Mr. Lowenstein joined Belmont Savings Bank on September 7, 2010 and received a $50,000 signing bonus.

All Other Compensation
Name	Year	Perquisites(1) ($)	Employer Contributions to 401(k) Plan ($)	Life Insurance(2) ($)	Split Dollar Life Insurance(3) ($)	Total ($)
Robert M. Mahoney	2010	—	10,384	—	—	10,384
W. Ronald Rossi	2010	—	12,234	—	—	12,234
John A. Citrano	2010	—	15,493	360	2,423	18,276
Hal R. Tovin	2010	—	4,038	—	—	4,038
Christopher Y. Downs	2010	—	3,092	—	—	3,092
Carroll M. Lowenstein, Jr.	2010	—	—	—	—	—

(1)	For the year ended December 31, 2010, no Named Executive Officer received perquisites or personal benefits which exceeded $10,000.
(2)	Represents cost to Belmont Savings Bank for its life insurance plan.
(3)	This amount represents Mr. Citrano’s imputed income related to split dollar life insurance that is used as an investment vehicle in connection with his restated supplemental retirement agreement with Belmont Savings Bank.

Severance Agreements

Belmont Savings Bank has entered into severance agreements with Messrs. Mahoney, Citrano, Tovin, Downs and Lowenstein.

Each executive will be entitled to severance payments and benefits in the event of his termination of employment under specified circumstances, including (i) involuntary termination of employment for reasons other than cause or (ii) voluntary termination for good reason. “Good Reason” is defined as (A) a material diminution in the executive’s base salary; (B) a material diminution in the executive’s authority, duties or responsibilities; (C) a material diminution in the authority, duties or responsibilities of the position to which the executive is to report; (D) a material diminution in the budget over which the executive retains authority; (E) a material change in the geographic location at which the executive must perform his duties; or (F) a material breach of the severance agreement by Belmont Savings Bank. In the event of the executive’s termination of employment as a result of any of these circumstances, the executive will be entitled to receive a severance payment equal to the sum of: (i) the executive’s average annual base salary rate for the 12-month period ending on the date of termination, and (ii) the average annual bonus awarded to the executive during the prior two years, provided, however, that if such sum is less than the executive’s salary and bonus reported by Belmont Savings Bank in Box 1 of the IRS Form W-2 for the tax year immediately preceding the executive’s date of termination, then the severance payment will equal the executive’s salary and bonus reported in Box 1 of the IRS Form W-2. The severance payment will be distributed as follows: (i) the portion of the severance benefit that exceeds the “Code Section 409A Limit,” if applicable, will be payable in a lump sum within two and one-half months following the executive’s date of termination; and (ii) the remaining portion of the severance benefit will be payable for 12 months in accordance with Belmont Savings Bank’s payroll practice, provided that any undistributed balance on the first anniversary date of the executive’s date of termination will be distributed in a lump sum. The “Code Section 409A Limit” is equal to two times the lesser of: (i) the sum of the executive’s annualized compensation that was payable to the executive during the taxable year preceding the year in which the executive’s date of termination occurred; or (ii) the maximum amount of compensation that may be taken into account under a tax-qualified plan for each participant pursuant Code Section 401(a)(17), which for 2011 is $245,000. Each executive will also be entitled to continued health coverage for 12 months following his termination date. Each severance agreement provides that the executive will be subject to a non-competition and non-solicitation covenant for 12 months following his date of termination.

In the event of a change in control (as defined in the agreements) followed by the executive’s involuntary termination or termination for good reason, the severance agreement will provide a benefit equal to three times the executive’s base salary and highest rate of bonus paid in the prior three years (in the case of Messrs. Mahoney, Tovin and Downs) or two times the executive’s base salary and highest rate of bonus paid during the prior three years (in the case of Messrs. Citrano and Lowenstein). In addition, the executive would be entitled to continued non-taxable health care and life insurance coverage at the expense of Belmont Savings Bank (or its acquirer) for three years (in the case of Messrs. Mahoney, Tovin and Downs) or two years (in the case of Messrs. Citrano and Lowenstein). In the event of an executive’s termination following a change in control, the noncompetition and non-solicitation provisions of the severance agreements will be inapplicable.

Incentive Compensation Arrangements

Grants of Plan-Based Awards for the Fiscal Year Ended 2010
Name	Grant date	Estimated future payouts under non-equity incentive plan awards
		Target ($)(1)	Maximum ($)(1)

Robert M. Mahoney	5/13/2010	112,500	225,000
John A. Citrano	1/1/2010	26,907	53,814
Hal R. Tovin	7/6/2010	70,000	140,000
Christopher Y. Downs	7/7/2010	50,000	100,000

(1)	Represents target and maximum payments achievable under the Incentive Compensation Plan, based upon financial targets to be achieved during the year ended December 31, 2010.

Incentive Compensation Plan. Belmont Savings Bank sponsors the Incentive Compensation Plan, which was fully adopted in 2011, in order to recognize and reward a select group of executive officers for performance and the achievement of specific measurable annual objectives. The Compensation Committee and the President and Chief Executive Officer have the authority to select the employees who will be eligible to participate in the plan. Prior to each plan year, the Compensation Committee establishes objectives on a company-wide and individual basis. Company-wide performance objectives focus on the following performance metrics: (1) deposit growth; (2) loan growth; (3) return on assets; (4) expense control; (5) credit quality and portfolio management; (6) fee income and (7) net interest margin. Individually-based performance objectives are determined based on the participant’s personal goals related to his or her major projects and initiatives. Each performance objective is assigned a percentage weight to reflect its relative importance and the participant’s direct impact in meeting the performance objective. For the President and Chief Executive Officer and Executive Vice Presidents, company-wide performance objectives are weighted at 75% and individual performance objectives are weighted at 25%. For Senior Vice Presidents, company-wide performance objectives are weighted at 50% and individual performance objectives are weighted at 50%. For all other officers, company-wide performance objectives are weighted at 25% and individual performance objectives are weighted at 75%. Each participant is entitled to an incentive bonus payment based on a predetermined percentage of his or her annual base salary if the company-wide and individual performance objectives are met at the end of each plan year. Levels of achievement for each performance objective are set at “target” and “maximum,” such that the participant’s incentive bonus payment amount is determined by the level of achievement of each performance objective related to the participant.

Although the Incentive Compensation Plan was not fully implemented until 2011, Messrs. Mahoney, Citrano, Tovin and Downs were awarded discretionary bonuses of $85,000, $30,000, $40,000 and $30,000, respectively, in 2010 because Belmont Savings Bank achieved its target goal of $1.6 million in after-tax income and each executive generally achieved his individual goals. Mr. Lowenstein, who was hired in September, 2010, did not receive a discretionary bonus. Messrs. Downs and Lowenstein each received $50,000 signing bonuses during 2010.

Capital Appreciation Plan. In 2010 Belmont Savings Bank adopted the Capital Appreciation Plan that is designed to reward certain executive officers for any increase in the equity capital resulting from the ordinary business of Belmont Savings Bank from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in the offering, are excluded from consideration. Messrs. Mahoney, Tovin and Downs are the only executive officers eligible to participate in the plan. If there is any capital appreciation as of December 31, 2012, we will establish a pool equal to 20% of the capital appreciation. The bonus pool will increase by a dollar amount equal to 4% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equals or exceeds the ROA targets established by the Compensation Committee for 2011 and 2012. Each participant in the plan is entitled to receive a fixed percentage of the bonus pool, which will be payable on June 30, 2014 provided the participant is employed with Belmont Savings Bank on such date. If the participant is terminated by Belmont Savings Bank without cause or dies prior to June 30, 2014, the participant will be deemed to have been employed on June 30, 2014. If the participant terminates employment for any other reason prior to June 30, 2014, the participant will forfeit the right to receive any payment under the plan.

Pension Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2010 for the Named Executive Officers.

Pension Benefits at and for the Fiscal Year Ended 2010
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)

Robert M. Mahoney	Supplemental Executive Retirement Plan	—	28,336	—

W. Ronald Rossi	Restated Supplemental Retirement Agreement	40	—	2,178,715	(1)

John A. Citrano	Restated Supplemental Retirement Agreement	16	762,927	—

Hal R. Tovin	Supplemental Executive Retirement Plan	—	8,532	—

Christopher Y. Downs	Supplemental Executive Retirement Plan	—	6,094	—

(1)	The amount for Mr. Rossi represents the present value of his supplemental retirement benefit at the date of his retirement on May 13, 2011, a portion of which was paid in-kind in the form of life insurance.

Supplemental Executive Retirement Plan. Effective October 1, 2010, Belmont Savings Bank adopted the Supplemental Executive Retirement Plan for a select group of management and highly compensated employees, as designated by the Board of Directors. Messrs. Mahoney, Tovin and Downs currently participate in the plan. Under the plan, each participant is entitled to an annual benefit that will be paid to the participant for 10 years, with the first payment to occur within 60 days following the later of: (i) the participant’s separation from service; or (ii) the date on which the participant attains age 62. The annual benefit is equal to the participant’s “final average compensation” multiplied by his “benefit percentage,” determined as of his date of termination. Final average compensation is defined as the participant’s average annual gross salary paid during the three consecutive calendar year period during which the participant’s base salary was at its highest during the final 60 month period of the participant’s employment with Belmont Savings Bank. Mr. Mahoney’s benefit percentage will be 20% if he has five or more years of service as of his termination date and will be 0% if he has less than five years of service as of his termination date. If Mr. Mahoney’s separation from service is involuntary or due to a constructive termination, the benefit percentage of 20% will be reduced by 4% for each year of service less than four. Messrs. Tovin’s and Downs’ benefit percentages will be 20% if they have 10 or more years of service on their termination date; (ii) 10% if they have five to nine years of service on their termination date; or (iii) 0% if they have less than five years of service on their termination date. If Messrs. Tovin’s and Downs’ separation from service is involuntary or due to a constructive termination, the benefit percentage of 20% will be reduced by 2% for each year of service that is less than nine. No benefits will be payable under the plan if the participant’s benefit percentage is less than 10%.

Restated Supplemental Retirement Agreement with Mr. Citrano. On December 23, 2008, Mr. Citrano and Belmont Savings Bank entered into a restated supplemental retirement agreement. This agreement supersedes the prior supplemental retirement agreement between the parties dated December 1, 1994. Pursuant to the agreement, the parties agreed to use bank-owned life insurance (“BOLI”) policies on the life of Mr. Citrano as investment vehicles to provide him with a supplemental retirement benefit and life insurance protection for his family. Under the agreement, Mr. Citrano is entitled to a supplemental retirement benefit in the event of his termination of employment at or after attaining age 55 and completing 10 or more years of service with Belmont Savings Bank. The supplemental retirement benefit is equal to (i) the actuarial present value of Mr. Citrano’s “average annual compensation” multiplied by the “applicable percentage” that would be payable for 20 years following his date of termination, minus (ii) the aggregate cash surrender value of Mr. Citrano’s BOLI that is required to be legally transferred to him following his termination date. The supplemental retirement benefit will be payable within 60 days following his termination date. “Average annual compensation” is determined based on Mr. Citrano’s highest three consecutive years of compensation earned prior to his termination date. The “applicable percentage” will be determined based on Mr. Citrano’s retirement age with the maximum percentage to be 51%, provided that his retirement age is 65. The applicable percentage of 51% will be reduced by a fixed percentage that correlates with Mr. Citrano’s retirement age if it is less than 65.

If Mr. Citrano voluntarily resigns prior to attaining age 55 and completing 10 years of service, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI minus the aggregate amount of policy premiums paid on the BOLI by Belmont Savings Bank If Mr. Citrano’s termination of employment is involuntary or due to a constructive termination, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI plus a gross-up payment to cover the federal and state taxes associated with the lump sum payment, provided, however, that the taxable income used to calculate the gross-up payment will not exceed the amount of premiums paid on the BOLI by Belmont Savings Bank. If Mr. Citrano’s termination is due to disability, he will be entitled to receive the supplemental retirement benefit calculated as if he had attained age 55 and completed 10 years of service. In calculating the supplemental retirement benefit, Mr. Citrano’s average annual compensation will be increased by 6% per year, beginning from the year in which Mr. Citrano became disabled and ending the year in which he would have attained age 55.

In the event of Mr. Citrano’s death while employed with Belmont Savings Bank, his beneficiary will be entitled to receive a lump sum payment equal to the total death proceeds of the BOLI minus the greater of: (i) the premiums paid on the BOLI by Belmont Savings Bank or (ii) the cash surrender value of the BOLI.

Restated Supplemental Retirement Agreement with Mr. Rossi. On December 23, 2008, Mr. Rossi and Belmont Savings Bank entered into a restated supplemental retirement agreement. This agreement supersedes the prior supplemental retirement agreement between the parties dated December 1, 1994. Pursuant to the agreement, the parties agreed to use BOLI policies on the life of Mr. Rossi as investment vehicles to provide him with a supplemental retirement benefit and life insurance protection for his family. The terms of the restated supplemental retirement agreement were substantially similar to the terms of Mr. Citrano’s supplemental retirement agreement. As a result of Mr. Rossi retirement at age 62 with 10 years of service with Belmont Savings Bank, he received a payment of $2,178,715, subject to applicable withholding, which represented the actuarial present value of 48% of his average annual compensation payable for 20 years following his retirement date. The after-tax payment consisted of a lump cash payment from Belmont Savings Bank equal to $173,732, and the aggregate cash surrender value of the transferred BOLI policies equal to $1,117,157.

Tax-Qualified Benefit Plans

401(k) Plan. Belmont Savings Bank maintains the Belmont Savings Bank 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the first day of the month that coincides with or next follows the date the employee attains age 21 and completes three months of service. A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2010 and 2011, the salary deferral contribution limit is $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Belmont Savings Bank will make matching contributions on 100% of the first 2% of a participant’s salary and 50% of the next 3% of a participant’s salary that is contributed to the 401(k) Plan. Belmont Savings Bank will also provide a safe harbor matching contribution of 4% of the participant’s salary for the plan year. A participant will be 100% vested in his or her employer matching contributions. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan will be payable in the form of a lump sum payment within 60 days after his or her termination of employment with Belmont Savings Bank.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.

Employee Stock Ownership Plan. Effective January 1, 2011, Belmont Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2011 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 5% of the total number of shares of BSB Bancorp, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from BSB Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Belmont Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 30-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the employee stock ownership plan repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year, beginning after the completion of their first year of service, such that the participants will be 100% vested upon completion of five years of credited service. Participants who were employed by Belmont Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Belmont Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in BSB Bancorp, Inc.’s earnings.

Potential Payments Upon Termination or Change in Control

The following table sets forth estimates of the amounts that would be payable to the Named Executive Officers upon his voluntary resignation, retirement, involuntary termination or resignation for “good reason,” termination following a change in control, death or disability, if such termination were effective as of January 1, 2011. The table assumes that the provisions of the severance agreements for Messrs. Mahoney, Citrano, Tovin, Downs and Lowenstein that were entered into 2011 were in effect at January 1, 2011. The table does not include vested or accrued benefits under tax-qualified benefit plans that are disclosed elsewhere in the prospectus. The actual amounts to be paid upon any future termination can only be determined at the time of such actual separation.

	Voluntary Resignation ($)		Normal Retirement ($)		Involuntary or Constructive Termination ($)		Involuntary or Constructive Termination after Change in Control ($)		Voluntary Resignation after a Change in Control ($)		Disability ($)		Death ($)
Robert M. Mahoney
Severance Agreement	—		—		549,989	(1)	1,649,967	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

John A. Citrano
Severance Agreement	—		—		224,369	(1)	448,738	(2)	—		—		—
Restated Supplemental Retirement Agreement	301,712	(4)	—	(5)	1,294,680	(6)	1,294,680	(7)	301,712	(8)	1,388,702	(9)	1,311,891	(10)

Hal R. Tovin
Severance Agreement	—		—		404,989	(1)	1,214,967	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

Christopher Y. Downs
Severance Agreement	—		—		312,989	(1)	938,967	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

Carroll M. Lowenstein, Jr.
Severance Agreement (1)	—		—		255,250	(1)	606,500	(2)	—		—		—

(1)	Reflects cash severance and the employer cost of continued medical and dental insurance for 12 months following the Named Executive Officer’s date of termination.
(2)	Reflects the cash severance and the employer cost of continued medical and dental insurance for 36 months (for Messrs. Mahoney, Tovin and Downs) or for 24 months (for Messrs. Citrano and Lowenstein) following the Named Executive Officer’s date of termination.
(3)	No benefits are payable under the Supplemental Executive Retirement Plan since the benefit percentage for Messrs. Mahoney, Tovin and Downs is less than 10% as of January 1, 2011.
(4)	Reflects the cash surrender value of Mr. Citrano’s BOLI policies minus the aggregate premiums paid on the BOLI policies by Belmont Savings Bank.
(5)	No retirement benefit is payable under the agreement since Mr. Citrano has not attained age 55 as of January 1, 2011.
(6)	Reflects the cash surrender value of Mr. Citrano’s BOLI policies equal to $888,109, plus a tax gross-up payment equal to $406,571. The taxable income used to calculate the tax gross-up payment cannot exceed the aggregate amount of premiums paid on the BOLI policies by Belmont Savings Bank, which is equal to $586,397 as of January 1, 2011.
(7)	Reflects the same benefit that is payable as a result of Mr. Citrano’s involuntary or constructive termination. There is no enhancement to Mr. Citrano’s benefit as a result of a change in control.
(8)	Reflects the same benefit that is payable as a result of Mr. Citrano’s voluntary resignation. There is no enhancement to Mr. Citrano’s benefit as a result of a change in control.
(9)	Reflects a lump sum cash payment equal to $500,593, plus the aggregate cash surrender value of Mr. Citrano’s transferred BOLI policies equal to $888,109.
(10)	Represents the aggregate face value of Mr. Citrano’s BOLI policies minus their aggregate cash surrender value.

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2010. Director compensation paid to directors who are also Named Executive Officers is reflected above in “Executive Compensation – Summary Compensation Table.”

Director Compensation
Name	Fees Earned or Paid in Cash(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation(3) ($)	Total ($)
Robert Morrissey, Chairman	68,700	5,994	—	74,694
John A. Borelli	16,300	—	—	16,300
S. Warren Farrell	59,500	—	—	59,500
Richard J. Fougere	25,500	—	—	25,500
John W. Gahan, III	19,500	—	—	19,500
John A. Greene	25,100	—	—	25,100
Patricia W. Hawkins	22,200	—	—	22,200
Robert D. Ward	13,900	—	—	13,900
John A. Whittemore	59,500	—	—	59,500

(1)	See table below for breakdown of fees earned in 2010.
(2)	The amount for Mr. Morrissey represents the change in the actuarial present value of his accumulated benefit under the Deferred Compensation Plan for Members of the Board of Investment.
(3)	No director perquisites or benefits exceeded $10,000.

Director Fees

All non-employee fees are paid an annual retainer and receive fees per board and committee meetings attended in 2010. The table below identifies the meetings, by type, for which each non-employee director received compensation from Belmont Savings Bank during the year ended December 31, 2010.

Name	Annual Retainer ($)	Board Meetings ($)	Executive Committee Meetings ($)	Audit Committee Meetings ($)	Compensation Committee Meetings ($)	Nominating Committee Meetings ($)	Other Committee Meetings(1) ($)
Robert Morrissey, Chairman	25,500	6,400	22,400	—	2,400	2,400	9,600
John A. Borelli	7,500	6,400	—	—	2,400	—	—
S. Warren Farrell	19,500	6,400	21,600	—	2,400	—	9,600
Richard J. Fougere	13,500	6,400	—	5,600	—	—	—
John W. Gahan, III	7,500	6,400	—	5,600	—	—	—
John A. Greene	7,500	6,400	—	5,600	2,400	—	3,200
Patricia W. Hawkins	15,000	5,600	—	—	—	1,600	—
Robert D. Ward	7,500	6,400	—	—	—	—	—
John A. Whittemore	19,500	6,400	22,400	—	—	2,400	8,800

(1)	Fees payable as a result of meetings of the 401(k) Plan Committee, Investment Committee, Community Reinvestment, and New Chief Executive Officer Search Committee.

Director Plans

Capital Appreciation Plan. In 2010 Belmont Savings Bank adopted the Capital Appreciation Plan that is designed to reward the Board of Directors for any increase in the equity capital of Belmont Savings Bank resulting from the ordinary business of Belmont Savings Bank from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raise in the offering, are excluded from consideration. Each member of the Board of Directors is eligible to participate in the plan. If there is any capital appreciation as of December 31, 2012, we will establish a bonus pool equal to 5% of the capital appreciation. The bonus pool will increase by a dollar amount equal to 1% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equals or exceeds the ROA targets established by the Compensation Committee for 2011 and 2012. Each participant is entitled to receive a fixed percentage of the pool, which will be payable on June 30, 2014. However, if the participant is not serving as a member of the Board of Directors on June 30, 2014 for any reason other than death, the participant will forfeit the right to receive any payments under the plan.

Deferred Compensation Plan for Members of the Board of Investment. Effective January 1, 2005, Belmont Savings Bank adopted the Deferred Compensation Plan for Members of the Board of Investment. Mr. Morrissey is the only participant in the plan. Upon Mr. Morrissey’s separation from service on the Board for any reason other than death, Mr. Morrissey will be entitled to an annual benefit equal to 41% of his average compensation utilizing the three highest years of compensation paid to Mr. Morrissey. The annual benefit will be paid in quarterly installments for a period equal to Mr. Morrissey’s completed years of service as a member of the Board. In the event of Mr. Morrissey’s death, his beneficiary will receive a lump sum payment equal to the present value of the benefits that would have been paid to Mr. Morrissey under the plan if he had retired on his date of death.

Deferred Compensation Agreements. Belmont Savings Bank entered into deferred compensation agreements with Mr. Morrissey, Mr. Borelli, Mr. Farrell, Mr. Gahan and Ms. Hawkins. Each agreement allows for the director to elect to defer a portion of his or her director fees to an individual deferred compensation account established by Belmont Savings Bank, provided however that the minimum amount of deferrals elected for any plan year is $5,000. Each director’s deferred compensation account balance will be credited with earnings on a monthly basis based on the five year certificate of deposit yield as published by the Wall Street Journal. Each director is always 100% vested in his or her deferred compensation account balance.

The deferred compensation account balance will be payable to the director (or to the director’s beneficiary in the event of death) in monthly installments for 60 months following the director’s date of termination from the Board. Each director will continue to accrue earnings on his or her deferred compensation account balance until it is paid in full.

Benefits to be Considered Following Completion of the Stock Offering

Following the conversion, BSB Bancorp, Inc. intends to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. Applicable regulations require that if we were to adopt such a plan within one year after the conversion, the amount of stock options and a number of shares of restricted stock, may not exceed 10% and 4%, respectively, of the shares issued in the offering, including shares contributed to the charitable foundation. These 10% and 4% limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the conversion. If the stock-based incentive plan were adopted within one year after the conversion, it would require approval by stockholders owning a majority of the outstanding shares of BSB Bancorp, Inc. common stock eligible to be cast. If the plan were established more than one year after the conversion, it would require the approval of a majority of the votes cast by our stockholders.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the conversion:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Belmont Savings Bank or BSB Bancorp, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the conversion.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of BSB Bancorp, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	235,824 Shares Awarded at Minimum of Offering Range	277,440 Shares Awarded at Midpoint of Offering Range	319,056 Shares Awarded at Maximum of Offering Range	366,914 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)

$ 8.00	$1,887	$2,220	$2,552	$2,935
10.00	2,358	2,774	3,191	3,669
12.00	2,830	3,329	3,829	4,403
14.00	3,302	3,884	4,467	5,137

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of BSB Bancorp, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	589,560 Options at Minimum of Range	693,600 Options at Midpoint of Range	797,640 Options at Maximum of Range	917,286 Options at Maximum of Range, As Adjusted
(In thousands, except exercise price and fair value information)

$ 8.00	$2.86	$1,686	$1,984	$2,281	$2,623
10.00	3.58	2,111	2,483	2,856	3,284
12.00	4.30	2,535	2,982	3,430	3,944
14.00	5.01	2,954	3,475	3,996	4,596

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee consists of Directors Borelli, Farrell, Greene, Morrissey and Whittemore. None of these individuals was an officer or employee of BSB Bancorp, Inc. or Belmont Savings Bank during the year ended December 31, 2010, or is a former officer of BSB Bancorp, Inc. or Belmont Savings Bank.

During the year ended December 31, 2010, (i) no executive officer of Belmont Savings Bank (BSB Bancorp, Inc. was not yet incorporated at that date) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Belmont Savings Bank; (ii) no executive officer of Belmont Savings Bank served as a director of another entity, one of whose executive officers served on the Compensation Committee of Belmont Savings Bank; and (iii) no executive officer of Belmont Savings Bank served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Belmont Savings Bank.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Belmont Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At March 31, 2011, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Belmont Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at March 31, 2011, and were made in compliance with federal banking regulations.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Belmont Savings Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and executive officers have indicated their intention to subscribe in the offering for an aggregate of 330,200 shares ($3,302,000) of common stock, equal to 5.7% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Robert M. Mahoney, President, Chief Executive Officer and Director	60,000	$600,000	1.0%
Hal R. Tovin, Executive Vice President, Chief Operating Officer and Director	30,000	300,000	*
John A. Borelli, Director	10,000	100,000	*
S. Warren Farrell, Director	50,000	500,000	*
Richard J. Fougere, Director	20,000	200,000	*
John W. Gahan, III, Director	10,000	100,000	*
John A. Greene, Director	200	2,000	*
Patricia W. Hawkins, Director	10,000	100,000	*
Robert J. Morrissey, Director	60,000	600,000	1.0
Robert D. Ward, Director	5,000	50,000	*
John A. Whittemore, Director	30,000	300,000	*
John A. Citrano, Senior Vice President, Chief Financial Officer and Corporate Secretary	10,000	100,000	*
Christopher Y. Downs, Executive Vice President—Consumer Lending and Auto Finance of Belmont Savings Bank	10,000	100,000	*
Carroll M. Lowenstein, Jr., Senior Vice President—Commercial Real Estate of Belmont Savings Bank	25,000	250,000	*

All directors and executive officers as a group (14 persons)	330,200	$3,302,000	5.7%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

General

The Board of Trustees of BSB Bancorp, MHC adopted a plan of conversion on June 2, 2011. The plan of conversion has also been approved by the Boards of Directors of BSB Bancorp, Inc. and Belmont Savings Bank, respectively. The plan of conversion is subject to the approval of the corporators of BSB Bancorp, MHC, including a majority of the “independent” corporators. Pursuant to the plan of conversion, BSB Bancorp, MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named BSB Bancorp, Inc. Specifically, the conversion will be effected as follows: 1) BSB Bancorp – Massachusetts will establish BSB Bancorp, Inc. as a subsidiary; 2) BSB Bancorp, MHC will merge with and into BSB Bancorp – Massachusetts, with BSB Bancorp – Massachusetts being the surviving entity; and 3) BSB Bancorp – Massachusetts will merge with and into BSB Bancorp, Inc., with BSB Bancorp, Inc. being the surviving entity. BSB Bancorp, Inc. will contribute at least 50% of the net proceeds of the offering to Belmont Savings Bank in constructive exchange for additional shares of common stock of Belmont Savings Bank and in exchange for the liquidation account established by Belmont Savings Bank. In connection with the conversion and stock offering, we also intend to establish and fund a charitable foundation, Belmont Savings Bank Foundation. When the conversion is completed, all of the capital stock of Belmont Savings Bank will be owned by BSB Bancorp, Inc., and all of the common stock of BSB Bancorp, Inc. will be owned by public stockholders including our employee stock ownership plan and our new charitable foundation.

We intend to retain between $24.9 million and $34.1 million of the net proceeds of the offering, or $39.4 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Belmont Savings Bank. The conversion will be consummated only upon the sale of at least 5,780,000 shares of our common stock offered (not including shares that we will contribute to our charitable foundation) pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee plans, including our employee stock ownership plan, and to employees, officers, directors, trustees and corporators of Belmont Savings Bank, BSB Bancorp – Massachusetts and BSB Bancorp, MHC who are not eligible account holders. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Massachusetts Commissioner of Banks. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of BSB Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of Belmont Savings Bank. The plan of conversion is also filed as an exhibit to BSB Bancorp, MHC’s application to convert from mutual to stock form of which this prospectus is a part. BSB Bancorp, MHC’s application for conversion may be inspected, without charge, at the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be inspected at the public reference facilities of the Securities and Exchange Commission. The registration statement is also available online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to support future growth and profitability through, among other things, branch expansion and increased lending;

•	to compete more effectively in the financial services marketplace by diversifying products and services that we offer to customers;

•	to retain and attract qualified directors, management and employees by establishing stock-based benefit plans;

•	to increase our philanthropic endeavors in the communities that we serve through the establishment and funding of a charitable foundation; and

•	to offer our depositors, employees, management, trustees, directors and corporators an opportunity to purchase our stock.

In the public stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new public holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices. However, we have considered, and will continue to consider potential acquisitions as opportunities arise.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the Massachusetts Commissioner of Banks to raise capital.

Approvals Required

The board of trustees of BSB Bancorp, MHC and the boards of directors of BSB Bancorp, Inc. and Belmont Savings Bank have approved the plan of conversion and the establishment and funding of the charitable foundation. The Federal Reserve Board has issued the approval required in connection with the conversion. We have filed an application with respect to the conversion with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has issued its preliminary approval. The final approval of the Massachusetts

Commissioner of Banks is required before we can consummate the conversion and issue shares of common stock. However, any approval by the Massachusetts Commissioner of Banks or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion. The plan of conversion and the establishment and funding of the charitable foundation are also subject to the approval of the corporators of BSB Bancorp, MHC, including a majority of the “independent” corporators.

The Corporators

The board of corporators of BSB Bancorp, MHC will cease to exist upon consummation of the mutual-to-stock conversion of BSB Bancorp, MHC.

Effects of Conversion

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Belmont Savings Bank and BSB Bancorp, MHC at the time of the conversion will be the directors of Belmont Savings Bank and of BSB Bancorp, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Belmont Savings Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of Federal Deposit Insurance Corporation limits by the excess insurer of savings bank deposits, the Depositors Insurance Fund. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Belmont Savings Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Belmont Savings Bank, BSB Bancorp, Inc., BSB Bancorp, Inc. and BSB Bancorp, MHC or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Belmont Savings Bank has both a deposit account in Belmont Savings Bank and a corresponding pro rata ownership interest in the net worth of BSB Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of BSB Bancorp, MHC and Belmont Savings Bank. Any depositor who opens a deposit account at Belmont Savings Bank obtains such pro rata ownership interest in BSB Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her deposit account receives deposited funds but nothing for his or her ownership interest in the net worth of BSB Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which is realizable only in the unlikely event that BSB Bancorp, MHC and Belmont Savings Bank are liquidated. If this were to occur, the Belmont Savings Bank depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of BSB Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, however, the depositors of Belmont Savings Bank will receive rights in a liquidation account established by BSB Bancorp, Inc. (and in a parallel liquidation account established in Belmont Savings Bank) which will represent the amount of BSB Bancorp, MHC’s total equity as of the date of the latest statement of financial condition included in this prospectus. BSB Bancorp, Inc. and Belmont Savings Bank shall hold the liquidation accounts for the benefit of Eligible Account Holders who continue to maintain deposits in Belmont Savings Bank after the conversion. The liquidation account is designed to provide payments to depositors of their liquidation interests, if any, in the event of a liquidation of BSB Bancorp, Inc. and Belmont Savings Bank.

For further information, see “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and Massachusetts regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and subsequent updates to the appraisal, RP Financial, LC. will receive a fee of $55,000, and will be reimbursed for its expenses up to $3,500. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the contribution of shares to the charitable foundation.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering (including shares contributed to the charitable foundation) by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of as of May 13, 2011, the market value of the shares to be issued in the offering (including shares to be contributed to the charitable foundation) ranged from $59.0 million to $79.8 million, with a midpoint of $69.4 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale will be equal to the aggregate offering price of the shares divided by the price per share. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 5,780,000 shares to 7,820,000 shares. If the market conditions so warrant, the market value of the shares can be increased to a maximum, as adjusted, market value of $91.7 million and the number of shares offered for sale increased to a maximum, as adjusted, of 8,993,000 shares.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of eleven publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.

The appraisal peer group consists of the following companies. Asset sizes are as of March 31, 2011, except as noted.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
Beacon Federal Bancorp	(BFED)	NASDAQ	East Syracuse, NY	$1,094
Cape Bancorp, Inc.	(CBNJ)	NASDAQ	Cape May Court House, NJ	1,062
Central Bancorp, Inc.	(CEBK)	NASDAQ	Somerville, MA	512	(1)
Chicopee Bancorp, Inc.	(CBNK)	NASDAQ	Chicopee, MA	582
ESSA Bancorp, Inc.	(ESSA)	NASDAQ	Stroudsburg, PA	1,094
Elmira Savings Bank	(ESBK)	NASDAQ	Elmira, NY	500	(1)
Hampden Bancorp, Inc.	(HBNK)	NASDAQ	Springfield, MA	575
Newport Bancorp, Inc.	(NFSB)	NASDAQ	Newport, RI	450
OBA Financial Services, Inc.	(OBAF)	NASDAQ	Germantown, MD	356
Ocean Shore Holding Company	(OSHC)	NASDAQ	Ocean City, NJ	861
TF Financial Corporation	(THRD)	NASDAQ	Newton, PA	684

(1)	As of December 31, 2010.

The following table presents a summary of selected pricing ratios for BSB Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Price-to-earnings multiples are shown on a “core” earnings basis, where earnings have been adjusted to omit non-recurring income and expense items. Price-to-book value multiples are shown for both reported book value and tangible book value, omitting intangible assets. All pricing ratios are based on earnings for the twelve months ended March 31, 2011 and book value as of March 31, 2011. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 21.5% on a price-to-book value basis, a discount of 24.7% on a price-to-tangible book value basis and a premium of 536.4% on a price-to-core earnings basis. Our Board of Directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
BSB Bancorp, Inc. (pro forma)
Maximum, as adjusted	128.00x	71.79%	71.79%
Maximum	110.80x	68.17%	68.17%
Midpoint	95.96x	64.39%	64.39%
Minimum	81.24x	59.95%	59.95%

Valuation of peer group companies using stock prices as of May 13, 2011
Averages	20.40x	89.33%	96.12%
Medians	17.41x	86.81%	90.51%

(1)	Based on core, or recurring, earnings calculated by RP Financial, LC. for the twelve months ended March 31, 2011.

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Massachusetts Commissioner of Banks, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $59.0 million or more than $91.7 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Belmont Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Belmont Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range, including shares to be contributed to the charitable foundation, may be increased by up to 15%, or up to $91.7 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range of shares to be sold in the offering to up to 8,993,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $91.7 million and a corresponding increase in the offering of shares to be sold to more than 8,993,000 shares, or a decrease in the minimum of the valuation range to less than $59.0 million and a corresponding decrease in the offering range of shares to be sold to fewer than 5,780,000 shares, in each case not including shares that will be contributed to the charitable foundation, then we will promptly return with interest at our passbook savings rate all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Massachusetts Commissioner of Banks, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Massachusetts Commissioner of Banks in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Massachusetts Commissioner of Banks for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on May 31, 2010 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 30,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders ($333.6 million at May 31, 2010), subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on May 31, 2010. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our employees, officers, directors, trustees, and corporators, or any of their associates, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding May 31, 2010.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares contributed to the charitable foundation. We expect our employee stock ownership plan to purchase 5% of the shares of common stock issued in the offering, including shares contributed to the charitable foundation. If the employee stock ownership plan is not able to fill its order in the offering, the employee stock ownership plan may purchase shares of common stock in the open market following the completion of the conversion and the offering in order to fund all or a portion of the plan.

Priority 3: Employees, Officers, Directors, Trustees and Corporators. Each employee, officer, director, trustee and corporator of Belmont Savings Bank, BSB Bancorp – Massachusetts and BSB Bancorp, MHC at the time of the offering who is not eligible in the first priority category shall receive at no cost non-transferable subscription rights to subscribe for common stock in an amount up to 30,000 shares; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers, directors, trustees and corporators in the conversion shall be limited to 30% of the total number of shares of common stock issued in the conversion (including shares purchased by employees, officers, directors, trustees and corporators under this priority and under the preceding priority categories, but not including shares purchased by the employee stock ownership plan). Subscriptions of officers, directors, trustees and corporators are also subject to an additional overall purchase limitation. See “—Limitations on Common Stock Purchases.” In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

Expiration Date. The Subscription Offering will expire at 12:00 noon, Eastern time, on [expiration date], unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 5,780,000 shares within 45 days after the expiration date and the Massachusetts Commissioner of Banks has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extension date] is granted by the Massachusetts Commissioner of Banks, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond June 2, 2013, which is twenty four months after the Board of Trustees of BSB Bancorp, MHC adopted the plan of conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions in the subscription offering, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons and trusts of natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts.

Subscribers in the community offering may purchase up to 30,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons and trusts of natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons and trust of natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person, and thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If an extension beyond [extension date] is granted by the Massachusetts Commissioner of Banks, we will cancel stock orders accepted in the community offering and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit persons whose orders we accept in the community offering, giving them an opportunity to place a new order. These extensions may not go beyond June 2, 2013, which is twenty four months after the Board of Trustees of BSB Bancorp, MHC adopted the plan of conversion.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than [extension date], unless extended by us, with approval of the Massachusetts Commissioner of Banks. See “—Community Offering” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order. We have not established any set criteria for determining whether to accept or reject a purchase order in the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the syndicated community offering will be based on the facts and circumstances known to us at the time.

Purchasers in the syndicated community offering are eligible to purchase up to 30,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Massachusetts Commissioner of Banks and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds with interest at our passbook savings rate; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Massachusetts Commissioner of Banks.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock in the offering;

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 60,000 shares ($600,000) of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering including shares contributed to the charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by the officers, trustees, directors and corporators of BSB Bancorp, Inc. and Belmont Savings Bank and their associates, in the aggregate, may not exceed 30.0% of the shares issued in the offering (including shares contributed to the charitable foundation); and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Massachusetts Commissioner of Banks and without further approval of our members, may decrease or increase the purchase limitations; provided, provided that the purchase limitations (i) may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the conversion, and (ii), in the case of our tax-qualified employee plans, may not be increased to more than 10% of the shares offered for sale. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of these subscribers according to their respective priorities;

(3)	in the event that there is an oversubscription by our employees, officers, directors, trustees and corporators in the third priority of the subscription offering, to fill unfulfilled subscriptions of these subscribers on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order; and

(4)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in the towns of Arlington, Belmont, Lexington and Watertown, and the cities of Newton and Waltham, in Massachusetts.

The term “associate” of a person means:

(1)	any corporation or organization, other than BSB Bancorp, MHC, BSB Bancorp – Massachusetts, Belmont Savings Bank or BSB Bancorp, Inc., or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a trustee, director or officer of BSB Bancorp, MHC, BSB Bancorp – Massachusetts, Belmont Savings Bank or BSB Bancorp, Inc.; and

(4)	any person “acting in concert” with any of the persons or entities specified above.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

The determination of whether a group is acting in concert may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. Persons living at the same address, whether or not related, will be deemed to be acting in concert unless otherwise determined by us. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Belmont Savings Bank or BSB Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority (“FINRA”), members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of BSB Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with FINRA, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meet with the Board of Directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, of which $             has been paid as of the date of this prospectus, and a success fee of $400,000 for the common stock sold in the subscription offering and community offering if the conversion is consummated. The management fee will be credited against the success fee.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, the total fees paid to Keefe, Bruyette & Woods, Inc. and other FINRA member firms will not exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will be in addition to the fee earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing efforts, not to exceed $150,000 (including legal fees and expenses to its counsel not to exceed $100,000). If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of our agency agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses, including legal fees to its counsel. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts and develop a central file;

•	assist us in establishing and managing the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will not receive a fee, but we will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent, which will not exceed $5,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, for its services as our conversion agent Keefe, Bruyette & Woods, Inc. will be entitled only to its reasonable out-of-pocket expenses, which will not exceed $5,000. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Belmont Savings Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The subscription offering will expire at 12:00 noon, Eastern time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date] would require the Massachusetts Commissioner of Bank’s approval. If an extension beyond [extension date] is granted by the Massachusetts Commissioner of Banks, we will cancel all stock orders and return subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers (persons who place orders), giving them an opportunity to place new orders. We will notify these persons of the extension of time and of their ability to place a new stock order for a specified period of time. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock with interest at our passbook savings rate. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Massachusetts Commissioner of Banks.

To ensure that each purchaser receives a prospectus at least 48 hours before [expiration date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Belmont Savings Bank and will earn interest at our passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, Eastern time, on [expiration date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date]. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or by overnight delivery to the indicated address on the order form. We will not accept stock order forms at our branch offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Massachusetts Commissioner of Banks.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Belmont Savings Bank, BSB Bancorp, Inc., the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to BSB Bancorp, Inc.; or

(2)	authorization of withdrawal from Belmont Savings Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Belmont Savings Bank are provided in the order forms. The funds designated for withdrawal from a Belmont Savings Bank deposit account must be available in the account(s) at the time the order form is received. A hold will be placed on these designated deposit account funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Belmont Savings Bank and/or another insured depository institution and will earn interest at our passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on a Belmont Savings Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to BSB Bancorp, Inc. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Belmont Savings Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Belmont Savings Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Belmont Savings Bank individual retirement account to an independent trustee, so please allow sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or BSB Bancorp, Inc. (or a subsidiary of BSB Bancorp, Inc.) to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Belmont Savings Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Belmont Savings Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Massachusetts banking regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the conversion or the offering, please call our Stock Information Center at [SIC Phone], Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time, or visit the Stock Information Center located at 2 Leonard Street, Belmont Center, Belmont, Massachusetts, Monday between 12:00 p.m. and 5:00 p.m., Tuesday through Thursday between 8:30 a.m. and 5:00 p.m., and Friday between 8:30 a.m. and 12:00 p.m. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that BSB Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of BSB Bancorp, MHC would be paid first. Thereafter, if there were any assets of BSB Bancorp, MHC remaining, these assets would first be distributed to depositors of Belmont Savings Bank under such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of BSB Bancorp, MHC, after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by BSB Bancorp, Inc. for the benefit of Eligible Account Holders in an amount equal to BSB Bancorp, MHC’s total equity as of the date of the latest statement of financial condition included in this prospectus. The plan of conversion also provides for the establishment of a parallel bank liquidation account in Belmont Savings Bank to support the BSB Bancorp, Inc. liquidation account.

In the unlikely event that BSB Bancorp, Inc. and Belmont Savings Bank were to liquidate after the conversion, all claims of creditors, including those of Belmont Savings Bank depositors, would be paid first. However, except with respect to the liquidation account established by BSB Bancorp, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Belmont Savings Bank or BSB Bancorp, Inc. above that amount.

The liquidation account established by BSB Bancorp, Inc. is designed to provide payments to depositors of their liquidation interest (exchanged for the liquidation rights such persons had in BSB Bancorp, MHC) in the event of a liquidation of BSB Bancorp, Inc. and Belmont Savings Bank or of Belmont Savings Bank by itself. Specifically, in the unlikely event that BSB Bancorp, Inc. and Belmont Savings Bank were to completely liquidate after the conversion, all claims of creditors, including those of Belmont Savings Bank depositors, would be paid first, followed by distribution to Eligible Account Holders of their interests in the liquidation account maintained by BSB Bancorp, Inc. In a complete liquidation of both entities, or of Belmont Savings Bank by itself, when BSB Bancorp, Inc. has insufficient assets to fund the distribution owed to Eligible Account Holders and Belmont Savings Bank has positive net worth, Belmont Savings Bank shall make a distribution to fund BSB Bancorp, Inc.’s remaining obligations under the liquidation account. If BSB Bancorp, Inc. is sold or liquidated apart from a sale or liquidation of Belmont Savings Bank, then the BSB Bancorp, Inc. liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the bank liquidation account, subject to the same rights and terms as the liquidation account at BSB Bancorp, Inc.

Pursuant to the plan of conversion, after two years from the date of conversion, BSB Bancorp, Inc. shall transfer the liquidation account (and the depositors’ interests in such account) to Belmont Savings Bank and the liquidation account shall thereupon become the liquidation account of Belmont Savings Bank. Also, under the rules and regulations of the Massachusetts Commissioner of Banks, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which BSB Bancorp, Inc. or Belmont Savings Bank is not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Belmont Savings Bank on May 31, 2010 equal to the proportion that the balance of each Eligible Account Holder’s deposit accounts on May 31, 2010 bears to the balance of all Eligible Account Holder deposit accounts in Belmont Savings Bank on such date.

If, however, on any December 31 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on May 31, 2010 or any other December 31 annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and Massachusetts tax consequences of the conversion to BSB Bancorp, MHC, BSB Bancorp, Inc., Belmont Savings Bank, BSB Bancorp, Inc. and Eligible Account Holders. We have received an opinion of counsel Luse Gorman Pomerenk & Schick, P.C. as to the federal tax consequences of the conversion and have received an opinion of Shatswell, MacLeod & Company, P.C. as to the income tax consequences under Massachusetts law. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that BSB Bancorp, Inc. or Belmont Savings Bank would prevail in a judicial proceeding.

Luse Gorman Pomerenk & Schick, P.C., has issued an opinion to BSB Bancorp, MHC, BSB Bancorp, Inc., Belmont Savings Bank and BSB Bancorp, Inc. that for federal income tax purposes:

1.	The merger of BSB Bancorp, MHC with and into BSB Bancorp – Massachusetts will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ liquidation interests in BSB Bancorp, MHC for liquidation interests in BSB Bancorp – Massachusetts will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of BSB Bancorp, MHC, Belmont Savings Bank nor Eligible Account Holders will recognize any gain or loss on the transfer of the assets of BSB Bancorp, MHC to BSB Bancorp – Massachusetts in constructive exchange for a liquidation interest established in BSB Bancorp – Massachusetts for the benefit of such persons who remain depositors of Belmont Savings Bank.

4.	The basis of the assets of BSB Bancorp, MHC and the holding period of such assets to be received by BSB Bancorp – Massachusetts will be the same as the basis and holding period of such assets in BSB Bancorp, MHC immediately before the exchange.

5.	The merger of BSB Bancorp – Massachusetts with and into BSB Bancorp, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither BSB Bancorp – Massachusetts nor BSB Bancorp, Inc. will recognize gain or loss as a result of such merger.

6.	The basis of the assets of BSB Bancorp, Inc. and the holding period of such assets to be received by BSB Bancorp, Inc. will be the same as the basis and holding period of such assets in BSB Bancorp – Massachusetts immediately before the exchange.

7.	Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in BSB Bancorp – Massachusetts for interests in the liquidation account in BSB Bancorp, Inc.

8.	The constructive exchange of the Eligible Account Holders’ liquidation interests in BSB Bancorp – Massachusetts for interests in the liquidation account established in BSB Bancorp, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase BSB Bancorp, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and other purchasers in the subscription offering upon distribution to them of nontransferable subscription rights to purchase shares of BSB Bancorp, Inc. common stock. Eligible Account Holders will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

10.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of Belmont Savings Bank supporting the payment of the BSB Bancorp, Inc. liquidation account in the event BSB Bancorp, Inc. lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders upon the constructive distribution to them of such rights in the Belmont Savings Bank liquidation account as of the effective date of the merger of BSB Bancorp – Massachusetts with and into BSB Bancorp, Inc.

11.	It is more likely than not that the basis of the shares of BSB Bancorp, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the BSB Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

12.	No gain or loss will be recognized by BSB Bancorp, Inc. on the receipt of money in exchange for BSB Bancorp, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to BSB Bancorp, MHC, BSB Bancorp – Massachusetts, Belmont Savings Bank, BSB Bancorp, Inc. and persons receiving subscription rights and shareholders of BSB Bancorp, Inc. The tax opinion as to items 7 and 9 above is based on the position that subscription rights to be received by Eligible Account Holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial, LC., stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The tax opinion as to item 10 above is based on the position that the benefit provided by the Belmont Savings Bank liquidation account supporting the payment of the liquidation account in the event BSB Bancorp, Inc. lacks sufficient net assets has a fair market value of zero. We understand that: (i) no holder of an interest in a liquidation account has ever received a payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in Belmont Savings Bank are reduced; and (iv) the Belmont Savings Bank liquidation account payment obligation arises only if BSB Bancorp, Inc. lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC stating its belief that the benefit provided by the Belmont Savings Bank liquidation account supporting the payment of the liquidation account in the event BSB

Bancorp, Inc. lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Belmont Savings Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to BSB Bancorp, Inc.’s registration statement. An opinion regarding the Massachusetts state income tax consequences consistent with the federal tax opinion has also been filed as an exhibit to BSB Bancorp, Inc.’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Belmont Savings Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of BSB Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Massachusetts Commissioner of Banks. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Massachusetts banking regulations prohibit BSB Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Massachusetts Commissioner of Banks does not impose any repurchase restrictions.

BELMONT SAVINGS BANK FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of conversion provides that we will establish a new charitable foundation, Belmont Savings Bank Foundation, Inc. (the “Foundation”) as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The Foundation will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in the communities within our market area, we believe that the Foundation will enhance the long-term value of Belmont Savings Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, we intend to contribute a number of shares equal to 2% of the shares sold in the offering, plus $200,000 in cash to the Foundation. At the adjusted maximum of the offering range, the contribution would include 179,860 shares of common stock and would have an aggregate value of approximately $2.0 million, based on the $10.00 per share offering price. At the minimum of the offering range, the contribution would include 115,600 shares of common stock, and would have an aggregate value of approximately $1.4 million, based on the $10.00 per share offering price.

The purpose of the Foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. The Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Belmont Savings Bank received an “satisfactory” rating in its most recent Community Reinvestment Act examination by the Massachusetts Commissioner of Banks.

Funding the Foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because the Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the Foundation will maintain close ties with Belmont Savings Bank, thereby forming a partnership with the communities in our market area.

Structure of the Charitable Foundation

The Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Foundation’s certificate of incorporation will further provide that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The Foundation will be governed by a board of directors, initially consisting of                     , and one individual who is not affiliated with us. We are required to select one person to serve on the initial board of directors of the Foundation who is not one of our officers or directors and who has experience with local charitable organizations and grant making. We have selected                      as a director to satisfy these requirements. For five years after the stock offering, one seat on the Foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the Foundation’s board of directors will be reserved for one of Belmont Savings Bank’s directors.

The board of directors of the Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the Foundation is established. The directors of the Foundation also will be responsible for directing the activities of the Foundation, including the management and voting of the shares of our common stock held by the Foundation. However, as generally required by federal bank regulators, all shares of our common stock held by the Foundation will be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The Foundation’s initial place of business will be located at our corporate headquarters. The board of directors of the Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Massachusetts banking regulations governing transactions between Belmont Savings Bank and the Foundation.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Initial working capital will be provided to the Foundation in the form of $200,000 cash from the offering proceeds. Additional capital for the Foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Foundation will submit a timely request to the Internal Revenue Service to be recognized as a tax exempt organization. As long as the Foundation files its application for tax-exempt status within 27 months after the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) tax-exempt organization will be the date of its organization.

BSB Bancorp, Inc. and Belmont Savings Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a Foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Foundation. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

We believe that our contribution of shares of our common stock to the Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount (par value) that the Foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Foundation. We estimate that if stock is sold at the adjusted maximum of the offering range, substantially all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the Foundation. In such event, our contribution to the Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the Foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%. The Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Bank regulators generally have not objected if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Belmont Savings Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the Foundation will not exceed this limitation.

Federal bank regulators generally impose the following requirements on the establishment of the Foundation:

•	our primary federal regulator may examine the Foundation at the Foundation’s expense;

•	the Foundation must comply with all supervisory directives imposed by our primary federal regulator;

•	the Foundation must provide annually to our primary federal regulator a copy of the annual report that the Foundation submits to the Internal Revenue Service;

•	the Foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the Foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the stock offering, the Foundation must submit to our primary federal regulator a three-year operating plan.

RESTRICTIONS ON ACQUISITION OF BSB BANCORP, INC.

Although the Board of Directors of BSB Bancorp, Inc. is not aware of any effort that might be made to obtain control of BSB Bancorp, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of BSB Bancorp, Inc.’s articles of incorporation to protect the interests of BSB Bancorp, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Belmont Savings Bank, BSB Bancorp, Inc. or BSB Bancorp, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of BSB Bancorp, Inc.’s articles of incorporation and bylaws, Belmont Savings Bank’s amended Massachusetts articles of organization, Massachusetts banking law, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in BSB Bancorp, Inc.’s articles of incorporation and bylaws and Belmont Savings Bank’s amended articles of organization, reference should be made in each case to the document in question, each of which is part of Belmont Savings Bank’s application for conversion with the Massachusetts Commissioner of Banks and, except for Belmont Savings Bank’s amended articles of organization, BSB Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

BSB Bancorp, Inc.’s Articles of Incorporation and Bylaws

BSB Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of BSB Bancorp, Inc. more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Belmont Savings Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of BSB Bancorp, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of BSB Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of BSB Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon BSB Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, BSB Bancorp, Inc. and its subsidiaries and on the communities in which BSB Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of BSB Bancorp, Inc.;

•	whether a more favorable price could be obtained for BSB Bancorp, Inc.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of BSB Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of BSB Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of BSB Bancorp, Inc. to fulfill its objectives as a bank holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, a majority of the directors of BSB Bancorp, Inc. then in office, the Executive Committee of the Board of Directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, BSB Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50 million shares of serial preferred stock. BSB Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that BSB Bancorp, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of BSB Bancorp, Inc. that our Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of BSB Bancorp, Inc. Our Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the Board of Directors into three staggered classes;

(iii)	The ability of the Board of Directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the votes eligible to be cast by stockholders must vote to remove directors, and that stockholders can only remove directors for cause;

(v)	The ability of the Board of Directors to amend and repeal the bylaws;

(vi)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire BSB Bancorp, Inc.;

(vii)	The authority of the Board of Directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by BSB Bancorp, Inc.;

(xi)	The limitation of liability of officers and directors to BSB Bancorp, Inc. for money damages; and

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xii) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Federal Statutes and Regulations

Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. Additionally, a person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if specified factors are present, such as having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which will be the case with BSB Bancorp, Inc. Accordingly, the filing of a notice with the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of BSB Bancorp, Inc. unless the individual files a rebuttal of control that is accepted by the Federal Reserve Board. The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds.

Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly, of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act (“BHCA”) is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required: (i) before any bank holding company could acquire 5% or more of the common stock of BSB Bancorp, Inc. and (ii) before any other company could acquire 25% or more of the common stock of BSB Bancorp, Inc.

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Massachusetts Division of Banks. BSB Bancorp, Inc. would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Belmont Savings Bank. In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual savings bank without prior written approval of the Massachusetts Commissioner of Banks.

DESCRIPTION OF CAPITAL STOCK

General

Under its articles of incorporation, BSB Bancorp, Inc. is authorized to issue 100 million shares of common stock, par value of $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. BSB Bancorp, Inc. currently expects to issue in the offering up to 9,172,860 shares of common stock. BSB Bancorp, Inc. will not issue shares of preferred stock in the offering. Each share of BSB Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, or the issuance of shares to be contributed to the charitable foundation, in each case in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of BSB Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. BSB Bancorp, Inc. can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if BSB Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution; provided, however, that even if BSB Bancorp, Inc.’s assets are less than the amount necessary to satisfy the requirement set forth in (ii) above, BSB Bancorp, Inc. may make a distribution from: (A) BSB Bancorp, Inc.’s net earnings for the fiscal year in which the distribution is made; (B) BSB Bancorp, Inc.’s net earnings for the preceding fiscal year; or (C) the sum of BSB Bancorp, Inc.’s net earnings for the preceding eight fiscal quarters. The holders of common stock of BSB Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If BSB Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of BSB Bancorp, Inc. will have exclusive voting rights in BSB Bancorp, Inc. They will elect BSB Bancorp, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of BSB Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If BSB Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a Massachusetts stock savings bank, corporate powers and control of Belmont Savings Bank are vested in its Board of Directors, who elect the officers of Belmont Savings Bank and who fill any vacancies on the Board of Directors. Voting rights of Belmont Savings Bank are vested exclusively in the owners of the shares of capital stock of Belmont Savings Bank, which will be BSB Bancorp, Inc., and voted at the direction of BSB Bancorp, Inc.’s Board of Directors. Consequently, the holders of the common stock of BSB Bancorp, Inc. will not have direct control of Belmont Savings Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Belmont Savings Bank, BSB Bancorp, Inc., as the holder of 100% of Belmont Savings Bank’s capital stock, would be entitled to receive all assets of Belmont Savings Bank available for distribution, after payment or provision for payment of all debts and liabilities of Belmont Savings Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders. In the event of liquidation, dissolution or winding up of BSB Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of BSB Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of BSB Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of BSB Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for BSB Bancorp, Inc.’s common stock is                     .

EXPERTS

The consolidated financial statements of BSB Bancorp, MHC and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and cash flows for the years ended

December 31, 2010, and September 30, 2009 and 2008, and for the three months ended December 31, 2009, included in this Prospectus and in the registration statement have been so included in reliance upon the report of Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

RP Financial, LC. has consented to the publication herein of the summary of its report to BSB Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to BSB Bancorp, Inc. and Belmont Savings Bank, will issue to BSB Bancorp, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Shatswell, MacLeod & Company, P.C. will issue to BSB Bancorp, MHC, BSB Bancorp, Inc., BSB Bancorp, Inc. and Belmont Savings Bank its opinion regarding the Massachusetts income tax consequences of the conversion. Shatswell, MacLeod & Company, P.C. has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Kilpatrick Townsend & Stockton LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BSB Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including BSB Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

BSB Bancorp, MHC has filed an application for approval of the conversion with the Massachusetts Commissioner of Banks, and BSB Bancorp, Inc. has filed a bank holding application with the Federal Reserve Board. The application for conversion filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the application filed with the Federal Reserve Board, you may contact the Vice President and Community Affairs Officer of the Federal Reserve Bank of Boston, at 617-973-3059.

A copy of the certificate of incorporation and bylaws of BSB Bancorp, Inc. are available without charge from BSB Bancorp, Inc., Attention: Corporate Secretary.

In connection with the offering, BSB Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, BSB Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, BSB Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

BSB BANCORP, MHC

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at March 31, 2011 (unaudited) and December 31, 2010 and 2009	F-3

Consolidated Statements of Income for the three months ended March  31, 2011 and 2010 (unaudited), the fiscal years ended December 31, 2010 and 2009 (unaudited), the three months ended December 31, 2009 and 2008 (unaudited) and the years ended September 30, 2009 and 2008

F-4

Consolidated Statements of Changes in Equity for the three months ended March  31, 2011 (unaudited), the fiscal year ended December 31, 2010, the three months ended December 31, 2009 and the fiscal years ended September 30, 2009, 2008 and 2007

F-5

Consolidated Statements of Cash Flows for the three months ended March  31, 2011 and 2010 (unaudited), the fiscal years ended December 31, 2010 and 2009 (unaudited), the three months ended December 31, 2009 and 2008 (unaudited) and the years ended September 30, 2009 and 2008

F-6

Notes to Consolidated Financial Statements	F-9

***

Separate financial statements for BSB Bancorp, Inc. have not been included in this prospectus because BSB Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has not contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

The Board of Trustees

BSB Bancorp, MHC

Belmont, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of BSB Bancorp, MHC and Subsidiary as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in equity and cash flows for the years ended December 31, 2010, September 30, 2009 and 2008, and for the three months ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BSB Bancorp, MHC and Subsidiary as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years ended December 31, 2010, September 30, 2009 and 2008, and for the three months ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Shatswell, MacLeod & Company, P.C.
SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

April 12, 2011

83 PINE STREET — WEST PEABODY, MASSACHUSETTS 01960-3635 — TELEPHONE (978) 535-0206 — FACSIMILE (978) 535-9908

smc@shatswell.com                           www.shatswell.com

BSB BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
ASSETS
Cash and due from banks	$1,944	$3,149	$2,779
Federal funds sold	3,400	2,525	2,907
Money market mutual funds	17,540	7,762	7,202
Interest-bearing deposits in other banks	13,014	7,552	3,510

Cash and cash equivalents	35,898	20,988	16,398
Interest-bearing time deposits with other banks	119	119	394
Investments in trading securities			11,455
Investments in available-for-sale securities	1	14,274
Investments in held-to-maturity securities (fair value of $80,675 as of March 31, 2011 (unaudited) and $95,761 and $93,252 as of December 31, 2010 and 2009, respectively)	78,996	93,899	91,704
Federal Home Loan Bank stock, at cost	8,038	8,038	8,038
Loans held-for-sale	1,066	3,775	250
Loans, net of allowance for loan losses of $3,328 as of March 31, 2011 (unaudited) and $2,889 and $2,473 as of December 31, 2010 and 2009, respectively	383,014	336,936	351,753
Premises and equipment, net	1,938	1,939	1,630
Accrued interest receivable	1,962	2,121	2,027
Deferred tax asset, net	3,160	2,913	4,364
Income taxes receivable	600	908
Bank owned life insurance	12,075	11,954	13,621
Other assets	2,407	2,423	3,310

Total assets	$529,274	$500,287	$504,944

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$33,393	$30,210	$21,962
Interest-bearing	343,927	316,689	290,732

Total deposits	377,320	346,899	312,694
Federal Home Loan Bank advances	93,800	92,800	129,700
Securities sold under agreements to repurchase	3,086	2,654	3,672
Other borrowed funds	1,590	5,199	5,750
Accrued interest payable	198	223	560
Deferred compensation liability	3,936	3,929	7,113
Income taxes payable			345
Other liabilities	2,161	1,656	1,285

Total liabilities	482,091	453,360	461,119

Equity:
Retained earnings	47,181	45,652	43,825
Accumulated other comprehensive income	2	1,275

Total equity	47,183	46,927	43,825

Total liabilities and equity	$529,274	$500,287	$504,944

The accompanying notes are an integral part of these consolidated financial statements.

BSB BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,		Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008
	(unaudited)			(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$4,407	$4,718	$17,980	$19,728	$4,800	$5,158	$20,085	$19,010
Interest on debt securities:
Taxable	595	794	2,914	3,058	756	783	3,085	3,324
Dividends	90	57	298	292	81	141	351	607
Other interest income	2	2	9	16	4	6	18	91

Total interest and dividend income	5,094	5,571	21,201	23,094	5,641	6,088	23,539	23,032

Interest expense:
Interest on deposits	890	1,013	3,842	4,610	1,065	1,372	4,916	7,496
Interest on Federal Home Loan Bank advances	605	1,037	3,457	5,402	1,175	1,601	5,829	5,280
Interest on securities sold under agreements to repurchase	5	8	33	42	11	19	50	73
Interest on other borrowed funds	45	60	236	317	63	100	353	445

Total interest expense	1,545	2,118	7,568	10,371	2,314	3,092	11,148	13,294

Net interest and dividend income	3,549	3,453	13,633	12,723	3,327	2,996	12,391	9,738
Provision for loan losses	476	284	438	366	152	383	597	375

Net interest and dividend income after provision for loan losses	3,073	3,169	13,195	12,357	3,175	2,613	11,794	9,363

Noninterest income (charges):
Customer service fees	109	127	527	587	139	156	603	582
Increase in bank owned life insurance	108	135	474	636	136	183	534	564
Bank owned life insurance death benefit					150	193	193
Net gain on sales of loans	70	45	340	357	50	26	333	72
Net gain (loss) on sales and calls of securities	2,788		166					(323)
Net gain (loss) on trading securities		624	322	2,630	580	(2,562)	(511)	(2,265)
Writedown of impaired securities			(204)					(239)
Other income	11	41	96	70	18	9	62	405

Total noninterest income (charges)	3,086	972	1,721	4,280	1,073	(1,995)	1,214	(1,204)

Noninterest expense:
Salaries and employee benefits	2,393	1,642	7,995	6,384	1,579	1,527	6,334	5,995
Trustee fees	68	88	311	339	94	84	329	305
Occupancy expense	209	177	727	688	182	165	670	693
Equipment expense	78	53	247	258	68	67	256	265
Deposit insurance	139	134	497	752	113	39	679	60
Data processing	195	237	896	559	150	154	563	475
Professional fees	127	100	645	309	151	154	313	326
Marketing	222	53	533	288	86	79	280	349
Other expense	291	196	1,018	885	320	179	743	832

Total noninterest expense	3,722	2,680	12,869	10,462	2,743	2,448	10,167	9,300

Income (loss) before income tax expense (benefit)	2,437	1,461	2,047	6,175	1,505	(1,830)	2,841	(1,141)
Income tax expense (benefit)	908	560	220	2,742	589	(730)	1,424	(705)

Net income (loss)	$1,529	$901	$1,827	$3,433	$916	$(1,100)	$1,417	$(436)

The accompanying notes are an integral part of these consolidated financial statements.

BSB BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In Thousands)

	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
Balance, September 30, 2007	$42,289	$219	$42,508
Cumulative effect of restatement adjustments (see Note 18)	(361)		(361)

Balance, September 30, 2007, as restated	41,928	219	42,147
Net loss	(436)
Other comprehensive loss, net of tax effect		(219)
Comprehensive loss			(655)

Balance, September 30, 2008	41,492		41,492
Net income and comprehensive income	1,417		1,417

Balance, September 30, 2009	42,909		42,909
Net income and comprehensive income	916		916

Balance, December 31, 2009	43,825		43,825
Net income	1,827
Other comprehensive income, net of tax effect		1,275
Comprehensive income			3,102

Balance, December 31, 2010	45,652	1,275	46,927
Net income	1,529
Other comprehensive loss, net of tax effect		(1,273)
Comprehensive income			256

Balance, March 31, 2011 (unaudited)	$47,181	$2	$47,183

Reclassification disclosure:

	Three Months Ended	Years Ended
	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Net unrealized holding gains (losses) on available-for-sale securities	$668	$2,037	$(3,197)
Reclassification adjustment for realized (gains) losses in net income	(2,788)	83	2,827

Other comprehensive (loss) income before income tax effect	(2,120)	2,120	(370)
Income tax benefit (expense)	847	(847)	151

	(1,273)	1,273	(219)

Comprehensive income - pension		3
Income tax expense		(1)

		2

Other comprehensive (loss) income, net of tax	$(1,273)	$1,275	$(219)

Accumulated other comprehensive income consists of the following:

	March 31, 2011	December 31, 2010
	(unaudited)
Net unrealized holding gains on available-for-sale securities, net of taxes	$	$1,273
Unrecognized retirement benefit, net of tax	2	2

Accumulated other comprehensive income	$2	$1,275

The accompanying notes are an integral part of these consolidated financial statements.

BSB BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Three Months Ended March 31,		Years Ended December 31,		Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008
	(unaudited)			(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$1,529	$901	$1,827	$3,433	$916	$(1,100)	$1,417	$(436)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization (accretion) of securities, net	291	189	980	518	159	52	423	(79)
Net (gain) loss on sales and calls of securities	(2,788)		(166)					323
(Increase) decrease in trading securities		(1,126)	(907)	(2,162)	(879)	2,717	1,434
Loss on trading securities transferred from available-for-sale								2,265
Writedown of available-for-sale securities			204					239
Decrease (increase) in loans held-for-sale	2,709	250	(3,525)	(250)	(250)
Provision for loan losses	476	284	438	366	152	383	597	375
(Accretion) amortization of mortgage premium	(3)	10	31	77	14	22	87	(22)
Change in net deferred loan costs	(886)	(10)	(101)	(14)	(3)	(67)	(78)	(76)
Depreciation and amortization	107	83	358	371	96	88	363	363
Decrease (increase) in accrued interest receivable	159	(54)	(94)	9	11	(52)	(55)	(49)
Increase in bank owned life insurance	(108)	(135)	(474)	(636)	(136)	(183)	(534)	(564)
Bank owned life insurance death benefit income					(150)	(193)	(193)
Deferred income tax expense (benefit)	600	199	603	1,000	122	(837)	41	(1,440)
Decrease (increase) in mortgage servicing rights	2	5	12	34	4	(29)	(14)	52
Decrease (increase) in prepaid expenses	117	(226)	209	(1,726)	(1,765)	34	72	50
(Increase) decrease in other assets	(103)	793	666	(804)	92	66	(38)	(306)
Decrease (increase) in income taxes receivable	308		(908)
(Decrease) increase in income taxes payable		(200)	(345)	295	336	(209)	(250)	61
(Decrease) increase in accrued interest payable	(25)	(50)	(337)	(210)	(19)	45	(146)	(43)
Increase (decrease) in deferred compensation liability	7	84	(3,181)	573	99	142	617	508
(Decrease) increase in accrued expenses	(278)	(232)	311	118	(143)	107	316	(303)
Increase (decrease) in other liabilities	783	923	60	124	(166)	(105)	236	300

Net cash provided by (used in) operating activities	2,897	1,688	(4,339)	1,116	(1,510)	881	4,295	1,218

BSB BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(continued)

	Three Months Ended March 31,		Years Ended December 31,		Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008
	(unaudited)			(unaudited)		(unaudited)
Cash flows from investing activities:
Purchases of interest-bearing time deposits with other banks				(119)	(119)			(2,073)
Maturities of interest-bearing time deposits with other banks		275	275	114	114			2,055
Purchases of available-for-sale securities	(709)		(1,422)					(8,822)
Proceeds from sales of available-for-sale securities	15,650		1,547					8,289
Proceeds from maturities of held-to-maturity securities	19,624	4,982	53,043	36,727	3,253	8,491	41,954	69,607
Purchases of held-to-maturity securities	(5,012)	(8,955)	(56,173)	(51,767)	(12,646)	(12,820)	(51,940)	(68,125)
Purchases of Federal Home Loan Bank stock						(222)	(200)	(2,504)
Loan originations and principal collections, net	(44,324)	4,059	17,562	19,709	7,447	(1,576)	16,993	(7,541)
Purchases of loans	(1,345)	(417)	(3,121)	(3,693)	(168)	(8,561)	(18,396)	(30,116)
Recoveries of loans previously charged off	4	6	8	15	1	2	15	5
Capital expenditures	(106)	(40)	(667)	(137)	(33)	(220)	(326)	(229)
Insurance proceeds received - equipment					4
Premiums paid on bank owned life insurance	(13)	(4)	(55)	(123)			(123)	(118)
Redemption of life insurance policies			2,196	799		300	300

Net cash (used in) provided by investing activities	(16,231)	(94)	13,193	1,525	(2,147)	(14,606)	(11,723)	(39,572)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, NOW and savings accounts	20,031	8,762	36,876	32,458	12,245	(2,047)	18,165	(4,664)
Net increase (decrease) in time deposits	10,390	330	(2,671)	(3,514)	306	15,614	11,794	(26,087)
Proceeds from Federal Home Loan Bank advances	14,500	10,000	25,000	15,500	12,000	10,000	24,500	103,800
Principal payments on Federal Home Loan Bank advances	(13,500)	(16,000)	(61,900)	(44,550)	(19,750)	(7,000)	(38,800)	(38,800)
Net change in short-term advances				4,000
Net increase (decrease) in securities sold under agreements to repurchase	432	155	(1,018)	(315)	(860)	506	1,052	(215)
Repayment of principal on other borrowed funds	(3,609)	(229)	(551)	(1,538)	(275)	(232)	(1,494)	(1,181)

Net cash provided by (used in) financing activities	28,244	3,018	(4,264)	2,041	3,666	16,841	15,217	32,853

BSB BANCORP, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(continued)

	Three Months Ended March 31,		Years Ended December 31,		Three Months Ended December 31,		Years Ended September 30,
	2011	2010	2010	2009	2009	2008	2009	2008
	(unaudited)			(unaudited)		(unaudited)
Net increase (decrease) in cash and cash equivalents	14,910	4,612	4,590	4,682	9	3,116	7,789	(5,501)
Cash and cash equivalents at beginning of period	20,988	16,398	16,398	11,716	16,389	8,600	8,600	14,101

Cash and cash equivalents at end of period	$35,898	$21,010	$20,988	$16,398	$16,398	$11,716	$16,389	$8,600

Supplemental disclosures:
Interest paid	$1,570	$2,168	$8,012	$10,682	$2,360	$3,062	$11,384	$13,402
Income taxes paid		561	870	1,447	131	316	1,633	674
Transfer of available-for-sale securities to trading securities								12,010
Transfer of comprehensive loss of available-for-sale securities to loss on trading securities								2,265
Transfer of trading securities to available-for-sale securities			12,362
Transfer from bank owned life insurance to other assets (death benefit settlement)					799

The accompanying notes are an integral part of these consolidated financial statements.

BSB BANCORP, MHC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands)

NOTE 1 - NATURE OF OPERATIONS

Under a Plan of Reorganization, adopted by the Board of Trustees of Belmont Savings Bank (the “Bank”) on January 7, 2009, the Bank reorganized from a mutual savings bank to a mutual holding company. Following the reorganization, effective October 1, 2009, there are three corporate entities: BSB Bancorp, MHC (a mutual holding company) (the “Company”), BSB Bancorp, Inc. (a stock holding company) that is wholly-owned by the mutual holding company, and Belmont Savings Bank (in stock form) that is wholly-owned by the stock holding company.

Belmont Savings Bank is a state chartered savings bank which was incorporated in 1885 and is headquartered in Belmont, Massachusetts. The Company is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential real estate loans, consumer loans, and commercial loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, BSB Bancorp, Inc., and its wholly-owned subsidiary, Belmont Savings Bank, and its wholly-owned subsidiary, BSB Investment Corporation. BSB Investment Corporation was established solely for the purpose of buying, selling and holding investment securities. All significant intercompany accounts and transactions have been eliminated in the consolidation.

The information at and for the three months ended March 31, 2011 and 2010 is unaudited. However, in the opinion of management of the Company, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2011, are not necessarily indicative of the results that may be expected for the year ending December 31, 2011 or for future periods.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, federal funds sold, money market mutual funds and interest-bearing deposits in other banks.

Cash and due from banks as of March 31, 2011 (unaudited) and December 31, 2010 and 2009 includes $2,186, $2,226 and $2,527, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•

Held-to-maturity securities are measured at amortized cost on the consolidated balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

•

Available-for-sale securities are carried at fair value on the consolidated balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of equity until realized.

•	Trading securities are carried at fair value on the consolidated balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.

Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

The Company engages in trading activities for its own account. Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Interest and dividends are included in net interest income. Quoted market prices are used to determine the fair value of trading instruments.

As a member of the Federal Home Loan Bank (FHLB), the Company is required to invest in $100 par value stock of FHLB. The FHLB capital structure mandates that members must own stock as determined by their Total Stock Investment Requirement which is the sum of a member’s Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement. The Membership Stock Investment Requirement is calculated as 0.35% of member’s Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000. The Stock Investment Base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities. The Activity-Based Stock Investment Requirement is calculated as 4.5% of a member’s outstanding principal balances of FHLB advances plus a percentage of advance commitments, 4.5% of standby letters of credit issued by the FHLB and 4.5% of the value of intermediated derivative contracts. Management evaluates the Company’s investment in FHLB of Boston stock for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Based on its most recent analysis of the FHLB of Boston as of March 31, 2011 (unaudited) and December 31, 2010 management deems its investment in FHLB of Boston stock to be not other-than-temporarily impaired.

On December 8, 2008, the Federal Home Loan Bank of Boston announced a moratorium on the repurchase of excess stock held by its members. The moratorium will remain in effect indefinitely.

LOANS:

The Company’s loan portfolio includes residential real estate, commercial real estate, construction, commercial and consumer segments. Residential real estate loans include classes for 1-4 family owner occupied, second mortgages and equity lines of credit. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on all loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of general, allocated and unallocated components, as further described below.

General Component:

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2010.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate - The Company generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not grant subprime loans. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial real estate - Loans in this segment are primarily income-producing properties throughout New England. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management obtains rent rolls annually and continually monitors the cash flows of these loans.

Construction loans – Loans in this segment primarily include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Commercial loans – Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Consumer loans - Loans in this segment include indirect auto loans and other secured and unsecured consumer loans. Repayment is dependent on the credit quality of the individual borrower.

Allocated Component:

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated Component:

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

SERVICING:

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

PREMISES AND EQUIPMENT:

Land is carried at cost. Building and equipment are stated at cost, less accumulated depreciation, computed on the straight-line method over the estimated useful lives of the assets. It is general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for betterments are capitalized and depreciated over their estimated useful lives.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with ASC 310-40, “Receivables - Troubled Debt Restructuring by Creditors.” These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

In accordance with ASC 310-10-35, “Receivables – Overall - Subsequent Measurements,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

ADVERTISING:

The Company directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

ASC 825, “Financial Instruments,” requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

Interest-bearing time deposits with other banks: Fair values of interest-bearing time deposits with other banks are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held-for-sale: Fair values of loans held-for-sale are estimated based on outstanding investor commitments or, in the absence of such commitments, are based on current investor yield requirements.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amounts of accrued interest receivable approximate their fair values.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

Securities sold under agreements to repurchase: The carrying amounts reported on the consolidated balance sheet for securities sold under agreements to repurchase approximate their fair values.

Other borrowed funds: The fair values for other borrowed funds are estimated using a discounted cash flow technique that applies interest rates currently being offered on debt with similar terms to a schedule of aggregated expected monthly maturities on other borrowed funds.

Accrued interest payable: The carrying amounts of accrued interest payable approximate their fair value.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 166, “Accounting for Transfers of Financial Assets,” and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” These standards are effective for the first interim reporting period of 2010. SFAS No. 166 amends the guidance in ASC 860 to eliminate the concept of a qualifying special-purpose entity (“QSPE”) and changes some of the requirements for derecognizing financial assets. SFAS No. 167 amends the consolidation guidance in ASC 810-10. Specifically, the amendments will (a) eliminate the exemption for QSPEs from the new guidance, (b) shift the determination of which enterprise should consolidate a variable interest entity (“VIE”) to a current control approach, such that an entity that has both the power to make decisions and right to receive benefits or absorb losses that could potentially be significant, will consolidate a VIE, and (c) change when it is necessary to reassess who should consolidate a VIE. These standards did not have a significant impact on the Company’s financial statements.

In March 2010, the FASB issued ASU 2010-11, “Scope Exception Related to Embedded Credit Derivatives.” The ASU clarifies that certain embedded derivatives, such as those contained in certain securitizations, CDOs and structured notes, should be considered embedded credit derivatives subject to potential bifurcation and separate fair value accounting. The ASU allows any beneficial interest issued by a securitization vehicle to be accounted for under the fair value option at transition. At transition, the Company may elect to reclassify various debt securities (on an instrument-by-instrument basis) from held-to-maturity (HTM) or available-for-sale (AFS) to trading. The new rules are effective July 1, 2010. This ASU did not have a material impact on the Company’s financial condition and results of operations.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements.” The ASU requires disclosing the amounts of significant transfers in and out of Level 1 and 2 of the fair value hierarchy and describing the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. The Company adopted ASU 2010-06 as of January 1, 2010. The required disclosures are included in Note 11. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in Level 3 of the fair value measurement hierarchy will be required for fiscal years beginning after December 15, 2010.

In April 2010, the FASB issued ASU 2010-18, “Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset.” As a result of this ASU, modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments in this ASU are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early application is permitted.

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This ASU is created to provide financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. This ASU is intended to provide additional information to assist financial statement users in assessing the entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The amendments in this ASU are effective for public entities as of the end of a reporting period for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011.

In December 2010, the FASB issued ASU 2010-28, “Intangibles - Goodwill and Other.” This ASU addresses when to perform step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For public entities, the amendments in this ASU are effective for fiscal years and interim periods beginning after December 15, 2010. For nonpublic entities, the amendments are effective for fiscal years and interim periods beginning after December 15, 2011.

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations.” This ASU addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.

In April 2011, the FASB issued ASU 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” This ASU provides additional guidance or clarification to help creditors determine whether a restructuring constitutes a troubled debt restructuring. For public entities, the amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired, and should measure impairment on those receivables prospectively for the first interim or annual period beginning on or after June 15, 2011. Additional disclosures are also required under this ASU. The Company is currently evaluating the impact of this ASU. The ASU is expected to cause more loan modifications to be classified as troubled debt restructurings and the Company is evaluating its modification programs and practices in light of the new ASU.

In April 2011, the FASB issued ASU 2011-03, “Reconsideration of Effective Control for Repurchase Agreements.” The objective of this ASU is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This ASU prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Early adoption is not permitted.

NOTE 3 - INVESTMENTS IN SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent.

Trading securities:

Trading securities, at fair value, consist of the following:
December 31, 2009:
Marketable equity securities	$11,455

The gain (loss) on trading securities included in net income was $746 for the three months ended March 31, 2010 (unaudited), $322 for the year ended December 31, 2010, $580 for the three months ended December 31, 2009, and $(511) and $(2,265) for the years ended September 30, 2009 and 2008, respectively.

The amortized cost of available-for-sale securities and their approximate fair values are as follows:

	Amortized Cost Basis	Gross Unrealized Gains		Gross Unrealized Losses	Fair Value
Available-for-sale securities:
March 31, 2011 (unaudited):
Marketable equity securities	$1	$		$	$1

	$1	$		$	$1

December 31, 2010:
Marketable equity securities	$12,154		$2,120	$	$14,274

	$12,154		$2,120	$	$14,274

The amortized cost of held-to-maturity securities and their approximate fair values are as follows:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
Held-to-maturity securities:
March 31, 2011 (unaudited):
U.S. government and federal agency obligations	$15,611	$204	$		$15,815
Mortgage-backed securities	16,445	574		47	16,972
Corporate debt securities	46,940	949		1	47,888

	$78,996	$1,727		$48	$80,675

December 31, 2010:
U.S. government and federal agency obligations	$23,419	$249	$		$23,668
Mortgage-backed securities	18,574	634		38	19,170
Corporate debt securities	51,906	1,048		31	52,923

	$93,899	$1,931		$69	$95,761

December 31, 2009:
U.S. government and federal agency obligations	$16,606	$333		$2	$16,937
Mortgage-backed securities	27,916	585		59	28,442
Corporate debt securities	47,182	1,011		320	47,873

	$91,704	$1,929		$381	$93,252

The scheduled maturities of debt securities were as follows:

	March 31, 2011		December 31, 2010
	Held-to-Maturity		Held-to-Maturity
	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value
	(unaudited)
Due within one year	$37,239	$37,591	$32,778	$32,888
Due after one year through five years	25,312	26,112	42,547	43,703
Mortgage-backed securities	16,445	16,972	18,574	19,170

	$78,996	$80,675	$93,899	$95,761

During the three months ended March 31, 2011 (unaudited), proceeds from sales of available-for-sale securities amounted to $15,650. For the three months ended March 31, 2011 (unaudited) gross realized gains and gross realized losses on those sales amounted to $2,844 and $56, respectively. During the three months ended March 31, 2010, there were no security sales. During the year ended December 31, 2010, proceeds from sales of available-for-sale securities amounted to $1,547. Gross realized gains and gross realized losses on those sales amounted to $138 and $17, respectively. There were no sales of available-for-sale securities during the three months ended December 31, 2009 or during the year ended September 30, 2009. During the year ended September 30, 2008, proceeds from sales of available-for-sale securities amounted to $8,289. Gross realized gains and gross realized losses on those sales amounted to $387 and $710, respectively. The tax expense (benefit) applicable to these net realized gains (losses) for the three months ended March 31, 2011 (unaudited) amounted to $1,123, and for the years ended December 31, 2010 and September 30, 2008 amounted to $49 and $(132), respectively.

Issuers with an amortized cost basis and fair value that exceeded 10% of equity are as follows:

	March 31, 2011		December 31, 2010
Issuer	Amortized Cost Basis	Fair Value	Amortized Cost Basis	Fair Value
	(unaudited)
Sovereign Bank	$5,020	$5,098	$5,026	$5,114

Securities with total carrying amounts of $6,058, $7,788 and $7,114 were pledged to secure securities sold under agreements to repurchase as of March 31, 2011 (unaudited), December 31, 2010 and 2009, respectively.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more, and are not other-than-temporarily impaired, are as follows:

	Less than 12 Months				12 Months or Longer				Total
	Fair Value		Unrealized Losses		Fair Value		Unrealized Losses		Fair Value	Unrealized Losses
March 31, 2011 (unaudited):
Mortgage-backed securities		$8	$			$1,159		$47	$1,167	$47
Corporate debt securities		2,030		1					2,030	1

Total temporarily impaired securities		$2,038		$1		$1,159		$47	$3,197	$48

December 31, 2010:
Mortgage-backed securities	$		$			$1,367		$38	$1,367	$38
Corporate debt securities		1,037		1		1,968		30	3,005	31

Total temporarily impaired securities		$1,037		$1		$3,335		$68	$4,372	$69

December 31, 2009:
U.S. government agencies		$996		$2	$		$		$996	$2
Mortgage-backed securities		4,185		59					4,185	59
Corporate debt securities		7,244		72		1,745		248	8,989	320

Total temporarily impaired securities		$12,425		$133		$1,745		$248	$14,170	$381

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. At March 31, 2011 (unaudited), unrealized losses related to two mortgage-backed securities with a 3.9% unrealized loss and two corporate debt securities with an unrealized loss of 0.03% were caused primarily by changes in market interest rates. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based on the Company’s March 31, 2011 (unaudited) quarterly review of securities in the investment portfolio, management deemed securities with unrealized losses as of March 31, 2011 (unaudited) to be temporarily impaired.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. At December 31, 2010, unrealized losses related to one mortgage-backed security with a 2.70% unrealized loss and two corporate debt securities with an unrealized loss of 1.02% were caused primarily by changes in market interest rates. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Based on the Company’s December 31, 2010 quarterly review of securities in the investment portfolio, management deemed securities with unrealized losses as of December 31, 2010 to be temporarily impaired.

The investment securities portfolio is generally evaluated for other-than-temporary impairment under ASC 320-10, “Investments - Debt and Equity Securities.” However, certain purchased beneficial interests, including non-agency mortgage-backed securities, are evaluated using ASC 325-40, “Investments – Other – Beneficial Interests in Securitized Financial Assets.”

NOTE 4 - LOANS

Loans consisted of the following:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Mortgage loans on real estate:
Residential one-to-four family	$174,693	$183,584	$212,776
Commercial real estate loans	113,068	91,221	80,783
Construction loans	14,798	13,835	19,057
Equity lines of credit	33,693	30,921	30,676
Second mortgage loans	510	503	557

Total real estate loans	336,762	320,064	343,849

Other loans:
Commercial loans	16,487	14,012	8,877
Indirect auto loans	30,363	3,717
Consumer loans	1,276	1,467	1,005

	48,126	19,196	9,882

	384,888	339,260	353,731
Net deferred loan costs	1,448	562	461
Net unamortized mortgage premiums	6	3	34
Allowance for loan losses	(3,328)	(2,889)	(2,473)

Total loans, net	$383,014	$336,936	$351,753

Changes in the allowance for loan losses by portfolio segment for the three months ended March 31, 2011 were as follows:

	Residential Real Estate	Commercial Real Estate	Construction	Commercial	Home Equity	Indirect Auto	Consumer	Total
Amount of allowance for loan losses for loans
Beginning balance	$1,057	$1,136	$140	$261	$236	$38	$21	$2,889
Provision for loan losses	(71)	278	7	28	(36)	272	(2)	476
Recoveries of loans previously charged-off							4	4
Loans charged-off				(37)			(4)	(41)

Ending balance	$986	$1,414	$147	$252	$200	$310	$19	$3,328

Changes in the allowance for loan losses were as follows:

	Three Months Ended March 31,		Year Ended December 31,	Three Months Ended December 31,	Years Ended September 30,
	2011	2010	2010	2009	2009	2008
	(unaudited)
Balance at beginning of period	$2,889	$2,473	$2,473	$2,321	$1,747	$1,407
Provision for loan losses	476	284	438	152	597	375
Recoveries of loans previously charged off	4	4	8	1	15	5
Loans charged off	(41)	(10)	(30)	(1)	(38)	(40)

Balance at end of period	$3,328	$2,751	$2,889	$2,473	$2,321	$1,747

The following table sets forth information regarding the allowance for loan losses by portfolio segment as of March 31, 2011 (unaudited):

	Residential Real Estate	Commercial Real Estate		Construction		Commercial		Home Equity	Indirect Auto		Consumer		Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$253	$		$		$		$33	$		$		$286
Allowance for loan losses:
Ending balance:
Collectively evaluated for impairment	733		1,414		147		252	167		310		19	3,042

Total allowance for loan losses	$986		$1,414		$147		$252	$200		$310		$19	$3,328

Loans:
Ending balance:
Individually evaluated for impairment	$808	$		$		$		$617	$		$		$1,425
Ending Balance:
Collectively evaluated for impairment	173,885		113,068		14,798		16,487	33,586		30,363		1,276	383,463

Total loans	$174,693		$113,068		$14,798		$16,487	$34,203		$30,363		$1,276	$384,888

The following table sets forth information regarding the allowance for loan losses by portfolio segment as of December 31, 2010:

	Residential Real Estate	Commercial Real Estate		Construction		Commercial	Home Equity		Indirect Auto		Consumer		Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$119	$		$		$37	$		$		$		$156
Allowance for loan losses:
Ending balance:
Collectively evaluated for impairment	938		1,136		140	224		236		38		21	2,733

Total allowance for loan losses	$1,057		$1,136		$140	$261		$236		$38		$21	$2,889

Loans:
Ending balance:
Individually evaluated for impairment	$669	$		$		$37		$200	$		$		$906
Ending Balance:
Collectively evaluated for impairment	182,915		91,221		13,835	13,975		31,224		3,717		1,467	338,354

Total loans	$183,584		$91,221		$13,835	$14,012		$31,424		$3,717		$1,467	$339,260

The following is a summary of past due and non-accrual loans at March 31, 2011 (unaudited):

	30-59 Days	60-89 Days	Greater Than 90 Days	Total Past Due	Recorded Investment Loans on Non-accrual
Real estate loans:
Residential one-to-four family	$3,702	$1,244	$1,315	$6,261	$1,315
Commercial real estate	500			500
Equity lines of credit		391	906	1,297	906
Other loans:
Commercial loans		49		49
Consumer loans	5			5

Total	$4,207	$1,684	$2,221	$8,112	$2,221

The following is a summary of past due and non-accrual loans at December 31, 2010:

	30-59 Days	60-89 Days	Greater Than 90 Days	Total Past Due	Recorded Investment Loans on Non-accrual
Real estate loans:
Residential one-to-four family	$2,863	$507	$1,053	$4,423	$1,053
Commercial real estate	495	497		992
Equity lines of credit	308	314	617	1,239	617
Other loans:
Commercial loans			37	37	37
Consumer loans	4			4

Total	$3,670	$1,318	$1,707	$6,695	$1,707

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31, 2009:

Total nonaccrual loans	$1,636

Accruing loans which are 90 days or more overdue	$278

Information about loans that meet the definition of an impaired loan in ASC 310-10-35 is as follows as of March 31, 2011 (unaudited):

	Recorded Investment	Unpaid Principal Balance	Related Allowance For Credit Losses		Average Recorded Investment	Interest Income Recognized
Impaired loans without a valuation allowance:
Mortgage loans on real estate:
Equity lines of credit	$200	$200	$		$200	$2

Total impaired loans without a valuation allowance	200	200			200	2

Impaired loans with a valuation allowance:
Mortgage loans on real estate:
Residential one-to-four family	808	808		253	739
Equity lines of credit	417	417		33	209
Other loans:
Commercial loans					19

Total	1,225	1,225		286	967

Total impaired loans	$1,425	$1,425		$286	$1,167	$2

For the three months ended March 31, 2011 (unaudited), interest income on impaired loans was recognized using a cash basis method of accounting.

Information about loans that meet the definition of an impaired loan in ASC 310-10-35 is as follows as of December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance For Credit Losses
Impaired loans without a valuation allowance:
Mortgage loans on real estate:
Equity lines of credit	$200	$200	$

Total impaired loans without a valuation allowance	200	200

Impaired loans with a valuation allowance:
Mortgage loans on real estate:
Residential one-to-four family	669	669		119
Other loans:
Commercial loans	37	37		37

Total	706	706		156

Total impaired loans	$906	$906		$156

Information about loans that meet the definition of an impaired loan in ASC 310-10-35 is as follows as of December 31, 2009:

	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses
Loans for which there is a related allowance for credit losses	$503	$67

Loans for which there is no related allowance for credit losses	317

Totals	$820	$67

The average recorded investment and the related amount of interest income recognized during the time the loans were impaired, as defined in ASC 310-10-35, is as follows for the year ended December 31, 2010, for the three months ended December 31, 2009, and for the years ended September 30, 2009 and 2008:

	Recorded Investment In Impaired Loans	Recorded Investment In Impaired Loans	Recorded Investment In Impaired Loans	Recorded Investment In Impaired Loans
Average recorded investment in impaired loans during the year ended December 31, 2010, the three months ended December 31, 2009 and the years ended September 30, 2009 and 2008	$1,049	$1,401	$1,096	$5

Related amount of interest income recognized during the time, in the year ended December 31, 2010, in the three months ended December 31, 2009, and the years ended September 30, 2009 and 2008, that the loans were impaired

Total recognized	$121	$48	$12	$0

Amount recognized using a cash-basis method of accounting	$121	$48	$12	$0

Included in certain loan categories in the impaired loans are troubled debt restructurings that are classified as impaired. At March 31, 2011 (unaudited) and December 31, 2010, the Company had $624 and $629 in troubled debt restructured loans, respectively.

Credit Quality Information

The Company utilizes a seven grade internal loan rating system for commercial, commercial real estate and construction loans, and for certain residential real estate, home equity and consumer loans that are rated if the loans become delinquent.

Loans rated 1 - 3: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial, commercial real estate loans, and construction loans. On an annual basis, the Company engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process.

The following table presents the Company’s loans by risk rating at March 31, 2011 (unaudited).

	Residential Real Estate		Commercial Real Estate	Construction	Commercial	Home Equity		Indirect Auto		Consumer Loans		Total
Loans rated 1-3	$		$111,144	$13,587	$16,487	$		$		$		$141,218
Loans rated 4		506	1,140				906					2,552
Loans rated 5		808	784	1,211			76					2,879
Loans not rated (A)		173,379					33,221		30,363		1,276	238,239

Total		$174,693	$113,068	$14,798	$16,487		$34,203		$30,363		$1,276	$384,888

The following table presents the Company’s loans by risk rating at December 31, 2010.

	Residential Real Estate		Commercial Real Estate	Construction	Commercial	Home Equity		Indirect Auto		Consumer Loans		Total
Loans rated 1-3	$		$90,077	$12,188	$14,012	$		$		$		$116,277
Loans rated 4		554	1,144	1,647			1,417					4,762
Loans rated 5		1,190										1,190
Loans not rated (A)		181,840					30,007		3,717		1,467	217,031

Total		$183,584	$91,221	$13,835	$14,012		$31,424		$3,717		$1,467	$339,260

(A)	Residential real estate, home equity, indirect auto loans and consumer loans are not formally risk rated by the Company.

Certain residential mortgage loans are periodically sold by the Company to the secondary market. Most of these loans are sold without recourse, and the Company generally provides servicing for the loans at a per-loan fee. At March 31, 2011 (unaudited), December 31, 2010 and 2009, loans previously sold and serviced by the Company were $28,053, $33,284 and $44,830, respectively.

As of March 31, 2011 (unaudited), December 31, 2010 and 2009, loans sold with recourse included in total loans above amounted to $1,590, $5,199 and $5,750, respectively. The Company has not incurred, nor expects to incur, any losses related to the loans sold with recourse (see Note 8).

There was no valuation allowance for mortgage servicing rights at March 31, 2011 (unaudited), December 31, 2010 and 2009 and September 30, 2009 and 2008. There were no additions to or writedowns in the valuation allowance during the three months ended March 31, 2011 and 2010 (unaudited), the year ended December 31, 2010, the three months ended December 31, 2009 and the years ended September 30, 2009 and 2008. Changes in mortgage servicing rights, which are included in other assets were as follows:

	Three Months Ended March 31,		Year Ended December 31,	Three Months Ended December 31,	Years Ended September 30,
	2011	2010	2010	2009	2009	2008
	(unaudited)
Balance at beginning of period	$6	$18	$18	$22	$8	$60
Capitalization					32
Amortization	(2)	(5)	(12)	(4)	(18)	(52)

Balance at end of period	$4	$13	$6	$18	$22	$8

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Land	$161	$161	$161
Buildings	3,083	3,072	3,055
Leasehold improvements	1,139	1,139	1,131
Furniture and equipment	4,224	4,129	3,487

	8,607	8,501	7,834
Accumulated depreciation and amortization	(6,669)	(6,562)	(6,204)

	$1,938	$1,939	$1,630

NOTE 6 - DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of March 31, 2011 (unaudited), December 31, 2010 and 2009 was $74,126, $61,904 and $58,485, respectively.

For time deposits as of March 31, 2011, the scheduled maturities for each of the years ended March 31 are as follows:

(unaudited)
2012	$75,983
2013	29,498
2014	8,554
2015	7,287
2016	12,585

$133,907

For time deposits as of December 31, 2010, the scheduled maturities for each of the years ended December 31 are as follows:

2011	$75,532
2012	25,625
2013	9,589
2014	7,109
2015	5,662

$123,517

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

Maturities of advances from the FHLB for the years ending after March 31, 2011 are summarized as follows:

(unaudited)
2012	$62,800
2013	22,000
2014	9,000

$93,800

Maturities of advances from the FHLB for the years ending after December 31, 2010 are summarized as follows:

2011	$56,300
2012	27,500
2013	8,000
2014	1,000

$92,800

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one-to-four family properties, certain unencumbered investment securities and other qualified assets.

At March 31, 2011 (unaudited), the interest rates on FHLB advances ranged from 0.36% to 5.10%. At December 31, 2010, the weighted-average interest rate on FHLB advances was 2.49%. At December 31, 2010, the interest rates on FHLB advances ranged from 0.37% to 5.10%. At December 31, 2010, the weighted-average interest rate on FHLB advances was 2.82%.

NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS

The securities sold under agreements to repurchase as of March 31, 2011 (unaudited) and December 31, 2010 are securities sold on a short-term basis by the Company that have been accounted for not as sales but as borrowings. The securities consisted of U.S. government and federal agency obligations. The securities were held in the Company’s safekeeping account at Brown Brothers, Harriman and Company under the control of the Company. The securities are pledged to the purchasers of the securities. The purchasers have agreed to sell to the Company substantially identical securities at the maturity of the agreements.

Other borrowed funds consist of the balance of loans sold with recourse (see Note 4). On March 16, 2006, seventeen loans with an aggregate principal balance of $10,449 were sold to another financial institution (investor). As of March 31, 2011 (unaudited) and December 31, 2010 and 2009, the principal balance of these loans totaled $1,590, $5,199 and $5,750, respectively. The agreement related to this sale contains provisions requiring the Company during the initial 120 months to repurchase any loan that becomes 90 days past due. The Company will repurchase the past due loan for 100 percent of the unpaid principal plus interest to repurchase date.

NOTE 9 - INCOME TAX EXPENSE (BENEFIT)

The components of income tax expense (benefit) are as follows:

	Three Months Ended March 31,		Year Ended December 31,	Three Months Ended December 31,	Years Ended September 30,
	2011	2010	2010	2009	2009	2008
	(unaudited)
Current:
Federal	$55	$303	$(398)	$367	$1,097	$600
State	253	58	15	100	286	135

	308	361	(383)	467	1,383	735

Deferred:
Federal	626	154	1,014	33	(642)	(1,178)
State	(26)	45	297	28	143	(369)
Valuation allowance			(708)	61	540	107

	600	199	603	122	41	(1,440)

Total income tax expense (benefit)	$908	$560	$220	$589	$1,424	$(705)

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Three Months Ended March 31,		Year Ended December 31,	Three Months Ended December 31,	Years Ended September 30,
	2011	2010	2010	2009	2009	2008
	% of	% of	% of	% of	% of	% of
	Income	Income	Income	Income	Income	Income
Federal income tax at statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%	(34.0)%
Increase (decrease) in tax resulting from:
State tax expense (benefit), net of federal tax (benefit) expense	6.1	4.6	10.1	5.6	10.0	(13.6)
Dividend received deduction	(.9)	(.9)	(3.3)	(1.0)	(2.4)	(6.2)
Life insurance policies	(1.5)	(3.1)	5.3	(6.5)	(8.7)	(16.8)
Change in valuation allowance			(34.6)	4.1	19.0	9.4
Other, net	(.4)	3.7	(.8)	2.9	(1.8)	(.6)

Effective tax rates	37.3%	38.3%	10.7%	39.1%	50.1%	(61.8)%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Deferred tax assets:
Deferred compensation	$1,800	$1,746	$3,009
Allowance for loan losses	1,343	1,154	988
Depreciation	107	74	209
Accrued rent	2	3	12
Interest on non-performing loans	24	24	37
Capital loss carryforward		715	708
Writedown of equity securities		82
Unrealized loss on trading securities, net		81	266
Other	81	109	34

	3,357	3,988	5,263
Valuation allowance			(708)

Gross deferred tax asset	3,357	3,988	4,555

Deferred tax liabilities:
Mortgage servicing rights	(2)	(3)	(7)
Deferred loan origination costs	(194)	(224)	(184)
Net unrealized holding gain on available-for-sale securities		(847)
Unrecognized retirement benefit under ASC 715-20	(1)	(1)

Gross deferred tax liability	(197)	(1,075)	(191)

Net deferred tax asset	$3,160	$2,913	$4,364

In prior years, the Company was allowed a special tax-basis bad debt deduction under certain provisions of the Internal Revenue Code. As a result, retained earnings of the Company as of March 31, 2011 (unaudited), December 31, 2010 and 2009 includes approximately $3,600 for which federal and state income taxes have not been provided. If the Company no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over four (4) years, subject to a combined federal and state tax rate of approximately 40%.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of March 31, 2011 (unaudited), December 31, 2010 and 2009, there were no material uncertain tax positions related to federal and state income tax matters. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2010 and September 30, 2009 and 2008, and the three months ended December 31, 2009.

NOTE 10 - EMPLOYEE BENEFITS

Supplemental Retirement Plans

The Company has supplemental retirement plans for eligible executive officers that provide for a lump sum benefit upon termination of employment at or after age 55 and completing 10 or more years of service (certain reduced benefits are available prior to attaining age 55 or fewer than 10 years of service), subject to certain limitations as set forth in the agreements. The present value of these future payments is being accrued over the service period. The estimated liability at March 31, 2011 (unaudited), December 31, 2010 and 2009 relating to these plans was $1,062, $1,028 and $4,347, respectively. The discount rate used to determine the Company’s obligation was 5.50% in 2011 (unaudited), 2010 and 2009. The projected rate of salary increase was 5% in 2011 (unaudited), 2010 and 2009.

The Company has a supplemental retirement plan for eligible trustees that provides for monthly benefits based upon years of service to the Company, subject to certain limitations as set forth in the agreements. The present value of these future payments is being accrued over the estimated period of service. The estimated liability for the three months ended March 31, 2011 (unaudited) and the years ended December 31, 2010 and 2009 relating to this plan was $574, $580 and $781, respectively. The discount rate used to determine the Company’s obligation was 5.50% in 2011 (unaudited), 2010 and 2009.

Effective October 1, 2010, the Company established the Belmont Savings Bank Supplemental Executive Retirement Plan (Plan). The purpose of the Plan is to permit certain employees of the Company to receive supplemental retirement income from the Company. At March 31, 2011 (unaudited) and December 31, 2010, there were three participants in the Plan, respectively. The plan is unfunded.

The following tables set forth information about the Plan as of March 31 and the three months then ended:

2011
(unaudited)
Projected benefit obligation	$104
Plan assets

Funded status	$(104)

Benefits paid	$0
Employer contributions	$0

The following tables set forth information about the Plan as of December 31 and the year then ended:

2010
Projected benefit obligation	$51
Plan assets

Funded status	$(51)

Benefits paid	$0
Employer contributions	$0

Amount recognized in accumulated other comprehensive income, before tax effect, consists of an unrecognized net gain of $3 as of March 31, 2011 (unaudited) and $3 as of December 31, 2010.

The accumulated benefit obligation for the Plan was $89 at March 31, 2011 (unaudited) and $43 at December 31, 2010.

Net periodic benefit cost and other comprehensive income consist of the following for the three months ended March 31, 2011:

(unaudited)
Components of net periodic cost:
Service cost	$52
Interest cost	1

Net periodic cost	53

Other changes in benefit obligations recognized in other comprehensive income:
Net actuarial gain

Total recognized in other comprehensive income

Total recognized in net periodic benefit cost and other comprehensive income	$53

Net periodic benefit cost and other comprehensive income consist of the following for the year ended December 31, 2010:

2010
Components of net periodic cost:
Service cost	$54

Net periodic cost	54

Other changes in benefit obligations recognized in other comprehensive income:
Net actuarial gain	(3)

Total recognized in other comprehensive income	(3)

Total recognized in net periodic benefit cost and other comprehensive income	$51

There is no estimated unrecognized gain that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the year ended March 31, 2012 (unaudited) and the year ended December 31, 2011.

The discount rate and estimated pay increases used in determining the projected benefit obligation were 5.25% and 3.00%, respectively, as of March 31, 2011 (unaudited) and December 31, 2010. The discount rate and estimated pay increases used in determining the net periodic pension cost were 4.75% and 3.00%, respectively, for the three months ended March 31, 2011 (unaudited) and 4.75% and 3.00%, respectively, for the year ended December 31, 2010.

Estimated future benefit payments are as follows as of March 31, 2011 (unaudited):

2015	$51
2016 - 2020	585
2021 and thereafter	1,944

Estimated future benefit payments are as follows as of December 31, 2010:

2015	$51
2016 - 2020	585
2021 and thereafter	1,944

Total supplemental retirement plan expense amounted to $91 and $72 for the three months ended March 31, 2011 and 2010 (unaudited), $171 and $62 for the year ended December 31, 2010 and for the three months ended December 31, 2009, respectively, and $503 and $447 for the years ended September 30, 2009 and 2008, respectively.

In 1997, the Company entered into an agreement with a former trustee which provides for annual payments of approximately $17 to be paid to the former trustee over the term of the agreement (10 years). The agreement also provides for certain death benefits. At December 31, 2009, the Company had a recorded liability in the amount of $1, which is based on the net present value of future cash flows associated with this agreement. As of December 31, 2010, the Company has fulfilled its obligation to the former trustee.

Profit-Sharing Plan

The Company’s Board of Trustees has authorized a profit-sharing plan whereby officers and employees with at least three months of service are eligible to participate. The profit-sharing plan provides for a cash payment to each eligible participant based upon a predetermined percentage of the Company’s net operating earnings each fiscal year. In 2005, a new Incentive Compensation Plan was created for the management team and they became ineligible to participate in the profit-sharing plan. The profit-sharing plan was terminated during 2010. Profit-sharing plan expense for the three months ended March 31, 2010 (unaudited) and for the year ended December 31, 2010, the three months ended December 31, 2009 and the years ended September 30, 2009 and 2008 amounted to $0, $0, $46, $59 and $36, respectively.

Incentive Compensation Plan

In 2005, the Board of Trustees approved an incentive compensation plan whereby all members of the management team with at least one full year of service are eligible to participate. This plan was amended in 2008. The incentive compensation plan provides for a cash payment to eligible participants based on the Company’s income benchmarks and a participant’s level of participation as defined in the plan. Compensation expense recognized was $198 and $57, $577, $66, $256 and $244 for the three months ended March 31, 2011 and 2010 (unaudited), the year ended December 31, 2010, the three months ended December 31, 2009 and the years ended September 30, 2009 and 2008, respectively.

Defined Contribution Plan

The Company sponsors a 401(k) plan (the “Plan”) covering substantially all employees meeting certain eligibility requirements. Under the provisions of the Plan, employees are able to contribute up to an annual limit of the lesser of 75% of eligible compensation or the maximum allowed by the Internal Revenue Service. The Company’s contributions for the three months ended March 31, 2011 and 2010 (unaudited), the year ended December 31, 2010, the three months ended December 31, 2009 and the years ended September 30, 2009 and 2008 totaled $144, $100, $352, $76, $317 and $304, respectively.

Salary Deferral Plan

The Company has a salary deferral plan by which selected employees and Trustees (“Participants”) of the Company are entitled to elect, prior to the beginning of each year, to defer the receipt of an amount of their compensation for the forthcoming year. The recorded liability at March 31, 2011 (unaudited), at December 31, 2010 and 2009 relating to this plan was $2,067, $2,070 and $1,984, respectively.

Capital Appreciation Plan

Effective September 30, 2010, the Company established the Capital Appreciation Plan. The purpose of the Plan is to attract, retain, and motivate certain key employees and trustees of the Company. Eligible participants may receive an award based on capital appreciation of the Bank and the Bank’s return on average assets, entitling the employee or trustee to a specific percentage of the Employee or Trustee Capital Appreciation Pool as outlined in the Plan. The value of any award payable to a participant shall be paid in the form of a single lump sum. The vesting period associated with the Plan begins the date a participant is awarded a Capital Appreciation Award and ends on June 30, 2014. The Company recognized no expense in relation to the Plan during the three months ended March 31, 2011 (unaudited) or during the year ended December 31, 2010.

Severance Agreements

The Company entered into severance agreements with two executives effective May 12, 2010. Upon separation of service from the Company, each executive is entitled to a severance benefit as defined in the agreements. The benefit amount shall be distributed in installments in accordance with the Company’s payroll schedule for executive employees, provided that the undistributed balance, if any, as of the first anniversary of the first installment shall be distributed in a lump sum. In addition, for up to one year following separation from service, the executives may continue to participate in the Company’s group health plan. Both executives have terminated employment with the Company during 2010 and have begun receiving severance benefits in accordance with each individual’s agreement. The recorded liability at March 31, 2011 (unaudited) and December 31, 2010 relating to the severance agreements was $132 and $200, respectively.

NOTE 11 - FAIR VALUE MEASUREMENTS

ASC 820-10, “Fair Value Measurements and Disclosures,” provides a framework for measuring fair value under generally accepted accounting principles. The guidance allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

In accordance with ASC 820-10, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3 - Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value for March 31, 2011 (unaudited), December 31, 2010 and 2009.

The Company’s cash instruments are generally classified within level 1 or level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. During the three months ended March 31, 2011 (unaudited) and the year ended December 31, 2010, there were no significant transfers between level 1 and 2 of the fair value hierarchy.

The Company’s investment in mortgage-backed securities and other debt securities available-for-sale is generally classified within level 2 of the fair value hierarchy. For these securities, the Company obtains fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

The Company’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party. For level 3 inputs, fair value is based upon management estimates of the value of the underlying collateral or the present value of the expected cash flows.

The following summarizes assets measured at fair value as of March 31, 2011 (unaudited), December 31, 2010 and 2009.

ASSETS MEASURED AT FAIR VALUE ON A RECURRING BASIS

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
March 31, 2011 (unaudited):
Available-for-sale	$1	$1	$0	$0

Totals	$1	$1	$0	$0

December 31, 2010:
Available-for-sale	$14,274	$14,274	$0	$0

Totals	$14,274	$14,274	$0	$0

December 31, 2009:
Trading securities	$11,455	$11,455	$0	$0

Totals	$11,455	$11,455	$0	$0

ASSETS MEASURED AT FAIR VALUE ON A NONRECURRING BASIS

Under certain circumstances the Company makes adjustments to its assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, at March 31, 2011 (unaudited), December 31, 2010 and 2009, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
March 31, 2011 (unaudited):
Impaired loans	$939	$0	$0	$939

Totals	$939	$0	$0	$939

December 31, 2010:
Impaired loans	$550	$0	$0	$550

Totals	$550	$0	$0	$550

December 31, 2009:
Impaired loans	$436	$0	$436	$0

Totals	$436	$0	$436	$0

Fair Value Measurements Using Significant Unobservable Inputs Level 3
Impaired
Loans
Beginning balance, December 31, 2009	$0
Transfers in	550

Ending balance, December 31, 2010	550
Transfers in	561
Principal payments	(172)

Ending balance, March 31, 2011 (unaudited)	$939

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at the reporting date	$0	$0	$(666)

The estimated fair values of the Company’s financial instruments are as follows:

	March 31,		December 31,
	2011		2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(unaudited)
Financial assets:
Cash and cash equivalents	$35,898	$35,898	$20,988	$20,988	$16,398	$16,398
Interest-bearing time deposits with other banks	119	123	119	122	394	395
Investments in available-for-sale securities	1	1	14,274	14,274
Trading securities					11,455	11,455
Held-to-maturity securities	78,996	80,675	93,899	95,761	91,704	93,252
Federal Home Loan Bank stock	8,038	8,038	8,038	8,038	8,038	8,038
Loans held-for-sale	1,066	1,080	3,775	3,827	250	258
Loans, net	383,014	388,429	336,936	341,517	351,753	354,573
Accrued interest receivable	1,962	1,962	2,121	2,121	2,027	2,027

Financial liabilities:
Deposits	377,320	378,995	346,899	348,684	312,694	314,303
Federal Home Loan Bank advances	93,800	94,908	92,800	94,266	129,700	132,558
Securities sold under agreements to repurchase	3,086	3,086	2,654	2,654	3,672	3,672
Other borrowed funds	1,590	1,571	5,199	5,160	5,750	5,722
Accrued interest payable	198	198	223	223	560	560

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

NOTE 12 - OFF-BALANCE SHEET ACTIVITIES

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of March 31, 2011 (unaudited), December 31, 2010 and 2009, the maximum potential amount of the Company’s obligation was $308, $308 and $61, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows:

	March 31,	December 31,
	2011	2010	2009
	(unaudited)
Commitments to originate loans	$21,803	$15,658	$3,019
Standby letters of credit	308	308	61
Unused lines of credit	51,897	38,886	32,525
Unadvanced portion of construction loans	238	724	4,159

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES

As of March 31, 2011 (unaudited), the Company was obligated under noncancelable operating leases for bank premises expiring between March 2012 and September 2015. The total minimum rental due in future periods under those existing agreements is as follows:

Years ended March 31,
(unaudited)
2012	$172
2013	112
2014	143
2015	99
2016	51

Total	$577

As of December 31, 2010, the Company was obligated under noncancelable operating leases for bank premises expiring between March 2012 and September 2015. The total minimum rental due in future periods under those existing agreements is as follows:

Years ended December 31,
2011	$172
2012	123
2013	142
2014	110
2015	76

Total	$623

Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. Also, certain leases contain options to extend for additional five-year periods. Total rent expense amounted to $58 and $33 for the three months ended March 31, 2011 and 2010 (unaudited), $164 and $36 for the year ended December 31, 2010 and for the three months ended December 31, 2009, respectively. Total rent expense amounted to $133 and $152 for the years ended September 30, 2009 and 2008, respectively.

The Company entered into an agreement with a third party in which the third party is to provide the Company with account and item processing and other miscellaneous services. The agreement ends in February of 2018. The Company may cancel the agreement with a termination fee based on the remaining unused terms of the services. Such fees shall be determined by multiplying the average of monthly invoices for each service actually received by the Company during the six month period preceding the effective date of termination (or if no monthly invoice has been received, the estimated monthly billing for each service to be received hereunder) by the percentage set forth, that is 80% (Year 1-3), 60% (Year 4-5) and 55% (Year 6-8).

NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company’s business activity is with customers located within the Commonwealth of Massachusetts. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company’s loan portfolio is comprised of loans collateralized by real estate located in the Commonwealth of Massachusetts.

NOTE 15 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 2011 (unaudited) and December 31, 2010, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of March 31, 2011 (unaudited) and December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2011 (unaudited):
Total Capital (to Risk Weighted Assets)
Consolidated	$50,544	13.80%	$29,301	≥8.0%	N/A	N/A
Belmont Savings Bank	50,528	13.80	29,301	≥8.0	$36,633	≥10.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	47,181	12.88	14,651	≥4.0	N/A	N/A
Belmont Savings Bank	47,165	12.88	14,651	≥4.0	21,980	≥6.0
Tier 1 Capital (to Average Assets)
Consolidated	47,181	9.35	20,174	≥4.0	N/A	N/A
Belmont Savings Bank	47,165	9.35	20,174	≥4.0	25,217	≥5.0

As of December 31, 2010:
Total Capital (to Risk Weighted Assets)
Consolidated	49,529	14.76	26,841	≥8.0	N/A	N/A
Belmont Savings Bank	49,513	14.76	26,841	≥8.0	33,552	≥10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	45,651	13.61	13,421	≥4.0	N/A	N/A
Belmont Savings Bank	45,635	13.60	13,421	≥4.0	20,131	≥6.0
Tier 1 Capital (to Average Assets)
Consolidated	45,651	9.25	19,742	≥4.0	N/A	N/A
Belmont Savings Bank	45,635	9.25	19,742	≥4.0	24,677	≥5.0

As of December 31, 2009:
Total Capital (to Risk Weighted Assets)
Consolidated	46,295	13.76	26,920	≥8.0	N/A	N/A
Belmont Savings Bank	46,281	13.75	26,920	≥8.0	33,650	≥10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	43,823	13.02	13,460	≥4.0	N/A	N/A
Belmont Savings Bank	43,808	13.02	13,460	≥4.0	20,190	≥6.0
Tier 1 Capital (to Average Assets)
Consolidated	43,823	8.73	20,071	≥4.0	N/A	N/A
Belmont Savings Bank	43,808	8.73	20,071	≥4.0	25,088	≥5.0

NOTE 16 - LEGAL CONTINGENCIES

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s financial position or results of operations.

NOTE 17 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

NOTE 18 - RESTATEMENT

The Company has supplemental retirement plans for executive officers. In prior years the Company’s obligation was being calculated under ASC 715-30-25, “Compensation-Retirement Benefits-Defined Benefit Plans-Pension-Recognition.” In 2009 the Company chose to apply ASC 710-10-25, “Compensation-General-Overall-Recognition” as a change in accounting principle through retrospective application to all prior periods. The new method of accounting for the supplemental retirement plans for executive officers was adopted to more accurately capture the terms of the related agreements.

Retained earnings at September 30, 2007 has been restated as follows:

Retained earnings as previously reported	$42,289
Deduct:
Increase in supplemental retirement liability	(601)
Add:
Increase in deferred tax asset	240

Retained earnings as restated	$41,928

NOTE 19 - SUBSEQUENT EVENT- PLAN OF CONVERSION

On June 2, 2011, the Board of Trustees of BSB Bancorp, MHC adopted a plan of conversion under which BSB Bancorp, MHC would convert from a mutual holding company to a stock holding company. The conversion to a stock holding company is subject to approval by a majority of the total votes of BSB Bancorp, MHC’s Corporators and a majority of BSB Bancorp, MHC’s Independent Corporators and various regulatory agencies, including the Federal Reserve Board and the Massachusetts Division of Banks, and includes the filing of a registration statement with the U. S. Securities and Exchange Commission. If such approvals are obtained, BSB Bancorp, MHC will merge with and into BSB Bancorp, Inc., a Massachusetts corporation (“BSB Bancorp – Massachusetts”) with BSB Bancorp – Massachusetts as the resulting entity (the “MHC Merger”). Immediately after the MHC Merger, BSB Bancorp – Massachusetts will merge with a newly formed Stock Holding Company, BSB Bancorp, Inc., a Maryland corporation, (“BSB Bancorp – Maryland”), with BSB Bancorp – Maryland as the resulting entity. BSB Bancorp – Maryland (of which the Bank will become a wholly owned subsidiary) will issue and sell shares of capital stock to eligible depositors of the Bank and the public.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through March 31, 2011, the Company had incurred approximately $20,000 (unaudited) in conversion costs, which are included in prepaid expenses and other assets on the consolidated balance sheet.

In connection with the plan of conversion, BSB Bancorp – Maryland plans to establish the Belmont Savings Bank Charitable Foundation (the “Foundation”). The Foundation will be funded with $200,000 in cash and 2.0% of BSB Bancorp – Maryland’s stock that is sold in the offering.

At the time of conversion from a mutual holding company to a stock holding company, BSB Bancorp – Maryland will substantially restrict retained earnings by establishing a liquidation account and the Bank will establish a parallel liquidation account. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by BSB Bancorp, Inc. or Belmont Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of BSB Bancorp, Inc. or Belmont Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

BSB Bancorp, Inc.

(Proposed Holding Company for

Belmont Savings Bank)

Up to Maximum 7,820,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to Maximum as adjusted 8,993,000 Shares)

PROSPECTUS

Keefe, Bruyette & Woods, Inc.

, 2011

Until                     , 2011, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)
*	Registrant’s Legal Fees and Expenses	$475,000
*	Registrant’s Accounting Fees and Expenses	247,000
*	Marketing Agent Fees (1)	400,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	150,000
*	Data Processing Fees and Expenses	5,000
*	Appraisal Fees and Expenses	58,500
*	Printing, Postage, Mailing and EDGAR Fees	150,000
*	Filing Fees (Nasdaq, FINRA, Massachusetts Division of Banks and SEC)	75,000
*	Business Plan Fees and Expenses	50,000
*	Transfer Agent Fees and Expenses	15,000
*	Stock Certificate Printer	12,500
*	Other	20,000

*	Total	$1,658,000

*	Estimated
(1)	BSB Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fee assumes that all shares are sold in the subscription and community offerings, and that no shares are sold in a syndicated community offering.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of BSB Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Keefe, Bruyette & Woods, Inc. and Belmont Savings Bank, BSB Bancorp, Inc. and BSB Bancorp, MHC*

1.2	Form of Agency Agreement between Keefe, Bruyette & Woods, Inc. and Belmont Savings Bank, BSB Bancorp, Inc., a Massachusetts corporation, BSB Bancorp, Inc., a Maryland corporation, and BSB Bancorp, MHC

2	Plan of Conversion of BSB Bancorp, MHC*

3.1	Articles of Incorporation of BSB Bancorp, Inc.*

3.2	Bylaws of BSB Bancorp, Inc.

4	Form of Common Stock Certificate of BSB Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion

8.2	State Tax Opinion

10.1	Form of Severance Agreement between Belmont Savings Bank and Robert M. Mahoney*

10.2	Form of Severance Agreement between Belmont Savings Bank and John A. Citrano*

10.3	Form of Severance Agreement between Belmont Savings Bank and Hal R. Tovin*

10.4	Form of Severance Agreement between Belmont Savings Bank and Christopher Y. Downs*

10.5	Form of Severance Agreement between Belmont Savings Bank and Carroll M. Lowenstein, Jr.*

10.6	Belmont Savings Bank Incentive Compensation Plan*

10.7	Belmont Savings Bank Capital Appreciation Plan*

10.8	Belmont Savings Bank Supplemental Executive Retirement Plan*

10.9	Restated Supplemental Retirement Agreement between Belmont Savings Bank and John A. Citrano*

10.10	Deferred Compensation Agreement between Belmont Savings Bank and John A. Borelli*

10.11	Deferred Compensation Agreement between Belmont Savings Bank and S. Warren Farrell*

10.12	Deferred Compensation Agreement between Belmont Savings Bank and John W. Gahan III*

10.13	Deferred Compensation Agreement between Belmont Savings Bank and Patricia W. Hawkins*

10.14	Deferred Compensation Agreement between Belmont Savings Bank and Robert J. Morrissey*

10.15	Belmont Savings Bank Deferred Compensation Plan for Members of the Board of Investment*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)*

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between RP Financial, LC. and Belmont Savings Bank and BSB Bancorp, MHC*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with FinPro, Inc.*

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Belmont Savings Bank, BSB Bancorp, Inc. and BSB Bancorp, MHC*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Belmont, Commonwealth of Massachusetts on July 19, 2011.

BSB BANCORP, INC.

By:	/s/ Robert M. Mahoney
Robert M. Mahoney
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of BSB Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Robert M. Mahoney as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert M. Mahoney may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert M. Mahoney shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert M. Mahoney	President, Chief Executive	July 19, 2011
Robert M. Mahoney	Officer and Director (Principal Executive Officer)

/s/ John A. Citrano	Senior Vice President and	July 19, 2011
John A. Citrano	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Hal R. Tovin	Executive Vice President, Chief	July 19, 2011
Hal R. Tovin	Operating Officer and Director

/s/ Robert J. Morrissey	Chairman of the Board	July 19, 2011
Robert J. Morrissey

/s/ John A. Borelli	Director	July 19, 2011
John A. Borelli

/s/ S. Warren Farrell	Director	July 19, 2011
S. Warren Farrell

/s/ Richard J. Fougere	Director	July 19, 2011
Richard J. Fougere

/s/ John W. Gahan, III	Director	July 19, 2011
John W. Gahan, III

/s/ John A. Greene	Director	July 19, 2011
John A. Greene

/s/ Patricia W. Hawkins	Director	July 19, 2011
Patricia W. Hawkins

/s/ Robert D. Ward	Director	July 19, 2011
Robert D. Ward

/s/ John A. Whittemore	Director	July 19, 2011
John A. Whittemore

As filed with the Securities and Exchange Commission on July 19, 2011

Registration No. 333-174808

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

REGISTRATION STATEMENT

ON

FORM S-1

BSB Bancorp, Inc.

Belmont, Massachusetts

EXHIBIT INDEX

1.1	Engagement Letter between Keefe, Bruyette & Woods, Inc. and Belmont Savings Bank, BSB Bancorp, Inc. and BSB Bancorp, MHC*

1.2	Form of Agency Agreement between Keefe, Bruyette & Woods, Inc. and Belmont Savings Bank, BSB Bancorp, Inc., a Massachusetts corporation, BSB Bancorp, Inc., a Maryland corporation, and BSB Bancorp, MHC

2	Plan of Conversion of BSB Bancorp, MHC*

3.1	Articles of Incorporation of BSB Bancorp, Inc.*

3.2	Bylaws of BSB Bancorp, Inc.

4	Form of Common Stock Certificate of BSB Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion

8.2	State Tax Opinion

10.1	Form of Severance Agreement between Belmont Savings Bank and Robert M. Mahoney*

10.2	Form of Severance Agreement between Belmont Savings Bank and John A. Citrano *

10.3	Form of Severance Agreement between Belmont Savings Bank and Hal R. Tovin*

10.4	Form of Severance Agreement between Belmont Savings Bank and Christopher Y. Downs*

10.5	Form of Severance Agreement between Belmont Savings Bank and Carroll M. Lowenstein, Jr.*

10.6	Belmont Savings Bank Incentive Compensation Plan*

10.7	Belmont Savings Bank Capital Appreciation Plan*

10.8	Belmont Savings Bank Supplemental Executive Retirement Plan*

10.9	Restated Supplemental Retirement Agreement between Belmont Savings Bank and John A. Citrano*

10.10	Deferred Compensation Agreement between Belmont Savings Bank and John A. Borelli*

10.11	Deferred Compensation Agreement between Belmont Savings Bank and S. Warren Farrell*

10.12	Deferred Compensation Agreement between Belmont Savings Bank and John W. Gahan III*

10.13	Deferred Compensation Agreement between Belmont Savings Bank and Patricia W. Hawkins*

10.14	Deferred Compensation Agreement between Belmont Savings Bank and Robert J. Morrissey*

10.15	Belmont Savings Bank Deferred Compensation Plan for Members of the Board of Investment*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)*

23.2	Consent of Shatswell, MacLeod & Company, P.C.

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between RP Financial, LC. and Belmont Savings Bank and BSB Bancorp, MHC*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with FinPro, Inc.*

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and Belmont Savings Bank, BSB Bancorp, Inc. and BSB Bancorp, MHC*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.